     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2000
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            NEN LIFE SCIENCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     3679                                    94-3267240
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                               549 ALBANY STREET
                          BOSTON, MASSACHUSETTS 02118
                             PHONE: (617) 482-9595
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                RUSSELL D. HAYS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            NEN LIFE SCIENCES, INC.
                               549 ALBANY STREET
                          BOSTON, MASSACHUSETTS 02118
                             PHONE: (617) 482-9595
                              FAX: (617) 350-9454
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                SCOTT R. HABER, ESQ                              JONATHAN L. KRAVETZ, ESQ.
                 LATHAM & WATKINS                               MINTZ, LEVIN, COHN, FERRIS,
         505 MONTGOMERY STREET, SUITE 1900                        GLOVSKY AND POPEO, P.C.
          SAN FRANCISCO, CALIFORNIA 94111                          ONE FINANCIAL CENTER
               PHONE: (415) 391-0600                            BOSTON, MASSACHUSETTS 02111
                FAX: (415) 395-8095                                PHONE: (617) 542-6000
                                                                    FAX: (617) 542-2241

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                 TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM                        AMOUNT OF
              SECURITIES TO BE REGISTERED                     AGGREGATE OFFERING PRICE(1)               REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01 per share................              $80,000,000                           $21,120
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee. Includes shares of common stock issuable upon exercise of the underwriters' over-allotment option.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 7, 2000

                                               Shares
                            NEN LIFE SCIENCES, INC.

                               NEN LIFE SCIENCES

                                  Common Stock

                               ------------------

     We are selling           shares of common stock. Prior to this offering,
there has been no public market for our common stock. The initial public
offering price of the common stock is expected to be between $          and
$     per share. We have applied to list our common stock on The Nasdaq Stock
Market's National Market under the symbol "NENL."

     The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.

                                                                             UNDERWRITING
                                                           PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                                            PUBLIC            COMMISSIONS      NEN LIFE SCIENCES
                                                       -----------------   -----------------   -----------------
Per Share............................................       $                   $                   $
Total................................................       $                   $                   $

     Delivery of the shares of common stock will be made on or about
               , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON                                           ING BARINGS

               The date of this prospectus is             , 2000.

[Artwork to consist of:

- Inside front cover of prospectus: Our MICROMAX logo, a depiction of our MICROMAX product, the caption "The MICROMAX comprehensive reagent system. High throughput, high sensitivity gene analysis for every laboratory -- right out of the box," and the following bullet points: "Rapid, Simultaneous Screening of Thousands of Genes"; "Accurate Analysis"; "More Information with Smaller Samples"; "Easy to Use"; "Reproducible Results"; and "Expert Support."

- Gatefold: NEN logo, caption "Innovative Products and Technologies for the Genomics Era," and depictions of researchers working in NEN's three principal target markets, functional genomics, high throughput screening, and pharmacogenomics, arranged in a timeline with logos, names and/or photographs of NEN products that address the needs of each market.

- Inside back cover of prospectus. NEN logo and names of representative customers and strategic partners, including a brief description of them, and the caption "The products, technologies and research of our customers and collaborators are NEN-enabled."]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    3
RISK FACTORS..........................    7
FORWARD-LOOKING STATEMENTS............   17
USE OF PROCEEDS.......................   17
DIVIDEND POLICY.......................   17
CAPITALIZATION........................   18
DILUTION..............................   19
SELECTED FINANCIAL DATA...............   20
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   22
BUSINESS..............................   29
MANAGEMENT............................   42
TRANSACTIONS WITH OFFICERS, DIRECTORS
  AND 5% STOCKHOLDERS.................   48
PRINCIPAL STOCKHOLDERS................   49
DESCRIPTION OF CAPITAL STOCK..........   51
SHARES ELIGIBLE FOR FUTURE SALE.......   53
UNDERWRITING..........................   55
NOTICE TO CANADIAN RESIDENTS..........   57
LEGAL MATTERS.........................   58
EXPERTS...............................   58
ADDITIONAL INFORMATION................   58
INDEX TO FINANCIAL STATEMENTS.........  F-1

                               ------------------

     We own or have rights to trademarks that we use in conjunction with the sale of our products, including FlashPlate, GeneScreen PLUS, NEN, NEN.com, Renaissance, AcycloTerminator, Advanced Bioconcept, Fluo-peptides, [FP](2), MICROMAX, Receptor Biology, TSA and our logo. This prospectus also makes references to trademarks of other companies.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATIONS

     UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                    (This page is intentionally left blank.)

                               PROSPECTUS SUMMARY

     The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors" and elsewhere in this prospectus. Unless the context requires otherwise, references in this prospectus to NEN Life Sciences, NEN, we, us, our or other similar terms are to NEN Life Sciences, Inc. and its consolidated subsidiaries.

                               NEN LIFE SCIENCES

     NEN Life Sciences is a leading global provider of value-added research products, proprietary technologies and services for the life science industry. We develop, manufacture and market consumable research products that enable scientists to conduct many of the most fundamental and widely performed experiments in the key areas of functional genomics, high throughput screening and pharmacogenomics, which we collectively call "biomolecular genomics." We believe that our extensive patent portfolio, established manufacturing, sales, marketing and distribution infrastructure, and globally recognized brand uniquely position us to participate in and facilitate the growth of these markets.

     NEN is one of the most recognized brand names in the life science research markets, representing over 40 years of developing and marketing innovative research products. We sell many of our products as comprehensive reagent systems that consist of the specialized research chemicals, or reagents, necessary for a particular type of experiment, together with pre-tested instructions for their use. Our comprehensive reagent systems and other products enable rapid, reliable, and sensitive experimentation by researchers and provide a technological foundation for the products and services of our strategic partners.

     We sell over 1,500 products, which are supported by a portfolio of 70 issued U.S. patents, 214 foreign counterparts, 46 patents pending, and over 60 active technology licenses from third parties. In 1999, we generated net sales of $103.9 million and introduced 62 new products to the biomolecular genomics markets. We leverage our established infrastructure, highly experienced sales force and international distribution network to effectively market our new products and increase penetration of our target markets.

                    THE OPPORTUNITY IN BIOMOLECULAR GENOMICS

     As the sequencing of the human genome nears completion, life science researchers are expected to intensify their search for a better understanding of the molecular basis of disease and begin to develop the diagnostic tools and therapeutics to discover and treat the symptoms and causes of illness. This focus is expected to generate dramatic growth in biomolecular genomics research. To conduct the billions of experiments associated with this growth, researchers will need easy-to-use technologies and comprehensive reagent systems that enable robust, miniaturized and rapid experimentation. We believe that, as a result of this dramatic growth, the market for consumable research products in biomolecular genomics will grow to over $5 billion during the next six years. Because biomolecular genomics research has traditionally used methods that are labor intensive and require multi-step, lengthy procedures, researchers will require novel tools and technologies to enhance the quality and productivity of their research efforts.

                                THE NEN SOLUTION

     We believe our new generation of easy-to-use technologies and comprehensive reagent systems, which include all of the consumable tools that are needed to conduct key biomolecular genomic experiments, meet the needs of our customers for robust, miniaturized, and rapid experimentation. We offer a complete system approach that allows researchers to carry out experiments without the need, in most cases, to obtain supplemental products or intellectual property rights. We believe that many of our technologies and products represent the next step in the evolution of consumable products aimed at enabling the advances of researchers and participants in biomolecular genomics.

                                  OUR STRATEGY

     Our objective is to be the leading provider of comprehensive reagent systems, proprietary reagent-related technology and supporting services to the functional genomics, high throughput screening, and pharmacogenomics markets. In addition, we seek to become a leading provider of critical components to makers of various radiotherapeutic cancer treatments. Our strategy for achieving this objective includes the following elements:

     Employ "NEN-Enabled" Commercialization Strategy. We plan to expand the number of experiments that are enabled by NEN products and technologies by selling directly to end users and by partnering with other industry leaders.

     Expand Our Leadership Position in the High Throughput Screening Market. We intend to expand our leadership position in the high throughput screening market by selectively investing in new platforms and by acquiring and partnering with other market participants that have complementary technologies.

     Introduce New Products through our Existing User Base. We intend to use our existing user base, which we estimate to be over 100,000 researchers, to drive the growth of our next generation of products.

     Leverage Existing Infrastructure. We intend to continue to leverage our demonstrated capabilities in manufacturing, sales and marketing, and distribution to rapidly and cost-effectively bring new products to market.

     Capitalize on our Strong Position in the Radiolabeled Chemicals Business. We intend to build on our strong position in the radiolabeled chemicals business to become a leading provider of Yttrium-90 as a critical component to the cancer radiotherapy market.

     Drive Innovation through Technological Leadership. We plan to continue to drive innovation in our markets by investing aggressively in new technologies and research and development.

                            ------------------------

     We were incorporated in Delaware in 1997 as NEN Holding, Inc. and we changed our name to NEN Life Sciences, Inc. in April 2000. The address of our principal executive office is 549 Albany Street, Boston, Massachusetts 02118, and our telephone number is (617) 482-9595. Our Web site can be found at www.nen.com; however, the contents of our Web site are not part of this prospectus.

                                  THE OFFERING

Common stock offered by NEN Life
Sciences............................               shares

Common stock to be outstanding after
this offering.......................               shares

Use of proceeds.....................     To repay debt, and for working capital,
                                         capital expenditures, including
                                         technology licenses and acquisitions,
                                         and other general corporate purposes.

Proposed Nasdaq National Market
symbol..............................     NENL

     The number of shares of our common stock to be outstanding after this offering is based on 16,066,111 shares of common stock outstanding as of March 31, 2000. It does not include:

     - 81,183 shares subject to outstanding warrants as of March 31, 2000;

     - 2,344,947 shares subject to outstanding stock options as of March 31, 2000; and

     - 355,053 shares available for future grant or issuance under our stock option plans as of March 31, 2000.

     Unless otherwise indicated, information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 NEN LIFE SCIENCE PRODUCTS
                                   BUSINESS OF DUPONT(1)                     NEN LIFE SCIENCES, INC.
                          ---------------------------------------    ---------------------------------------
                                                        PERIOD          PERIOD
                                                      JANUARY 1,     JULY 1, 1997
                          YEAR ENDED DECEMBER 31,    1997 THROUGH      THROUGH       YEAR ENDED DECEMBER 31,
                          -----------------------      JUNE 30,      DECEMBER 31,    -----------------------
                             1995         1996           1997            1997          1998          1999
                          ----------    ---------    ------------    ------------    ---------    ----------
STATEMENT OF OPERATIONS
  DATA:
Net sales...............   $101,600      $95,100       $46,800         $45,415        $94,784      $103,854
Gross profit............     59,200       56,800        27,700          23,799         53,636        59,046
Operating profit
  (loss)................     15,400       19,700         7,800          (5,560)         6,992        13,148
Net income (loss).......      4,600        7,800         4,300          (8,669)           898        16,969
Net income (loss) per
  share:
  Basic.................         --           --            --         $ (0.57)       $  0.06      $   1.06
  Diluted...............         --           --            --         $ (0.57)       $  0.06      $   1.02
Weighted average shares
  used in per share
  calculations:
  Basic.................         --           --            --          15,280         15,979        15,961
  Diluted...............         --           --            --          15,280         15,993        16,586

                                                               NEN LIFE SCIENCES, INC.
                                                              -------------------------
                                                                  DECEMBER 31, 1999
                                                              -------------------------
                                                              ACTUAL     AS ADJUSTED(2)
                                                              -------    --------------
BALANCE SHEET DATA:
Current assets..............................................  $33,555       $
Total assets................................................   99,442
Current liabilities.........................................   26,317
Long-term obligations, net of current portion...............   48,007
Total stockholders' equity..................................   25,118

---------------
(1) Prior to July 1, 1997, the NEN Life Science Products business was operated as part of the Medical Products Division of E.I. du Pont de Nemours and Company, and not as a stand-alone company. As a result, we do not believe that the results of operations of the NEN business for periods subsequent to July 1, 1997 are comparable to results of operations for periods prior to that time, or that the results of operations for periods prior to July 1, 1997 are indicative of results that may be anticipated in the future.

(2) The as adjusted balance sheet data reflects the receipt of the net proceeds
    from the sale of                shares of common stock by NEN Life Sciences
    in this offering at an assumed initial public offering price of $     per
    share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us or that we believe are immaterial may also impair our business operations. These risks could, if they occur, harm our business and our operating results. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

OUR FUTURE SUCCESS DEPENDS ON THE TIMELY INTRODUCTION OF NEW PRODUCTS AND THE ACCEPTANCE OF THESE NEW PRODUCTS IN THE MARKETPLACE.

     Rapid technological change and frequent new product introductions are typical for the markets we serve. Our future success will depend in large part on continuous, timely development and introduction of new products that address evolving market requirements. To the extent that we fail to introduce new and innovative products, we may lose market share to our competitors, which may be difficult to regain. Any inability to successfully develop and introduce new products could materially damage our business.

     In the past we have experienced, and are likely to experience in the future, delays in the development and introduction of products. We cannot assure you that we will keep pace with the rapid rate of change in functional genomics, high throughput screening and pharmacogenomics, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of our new products include:

     - availability, quality and price relative to competitive products;

     - the timing of introduction of products relative to competitive products;

     - customers' opinions of the product's utility;

     - ease of use;

     - consistency with prior practice;

     - citation of the product in published research; and

     - general trends in functional genomics, high throughput screening, pharmacogenomics and radioactive products.

     We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer.

     The development, introduction and marketing of innovative and new products in our rapidly evolving markets will require significant sustained investment. We cannot assure you that cash from operations or other sources will be sufficient to meet these ongoing requirements.

THE MARKETS FOR OUR PRODUCTS ARE EXTREMELY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGE.

     The markets for our products are highly competitive. We compete with many other suppliers of biomolecular genomics products, and new competitors continue to enter our markets. Many of our competitors have greater financial, operational, and sales and marketing resources than we do. These and other companies may have developed or could in the future develop new technologies that compete with our products or even render our products obsolete. Competition in our markets is primarily driven by:

          - product performance, features and reliability;

          - price;

          - timing of product introductions;

          - ability to develop, maintain and protect proprietary products and technologies;

          - sales and distribution capabilities;

          - technical support and service;

          - brand loyalty;

          - applications support; and

          - breadth of product line.

     If a competitor develops superior technology or cost-effective alternatives to our products, our business, financial condition and results of operations could be materially adversely affected.

     Our competitors have in the past and may in the future compete by lowering prices. We may respond by lowering our prices, which could reduce revenues and profits. Conversely, failure to anticipate and respond to price competition may damage our market share. In addition, we must continually adapt to new marketing and distribution trends, such as the Internet, in order to compete effectively.

LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS.

     Our products and services are highly technical in nature. In general only highly qualified and trained scientists have the necessary skills to develop and market our products and provide our services. Due to the large number of companies participating in these markets, we face intense competition for this limited pool of professionals from our competitors and our customers, marketing partners and companies throughout our industry, many of which have substantially greater resources than we do. The market to hire trained professionals has become increasingly competitive in recent years. Any failure on our part to hire, train and retain a sufficient number of qualified professionals would negatively impact our product development efforts and our ability to support other functions, and could seriously damage our business. We do not generally enter into employment agreements requiring these employees to continue in our employment for any period of time.

WE MAY SPEND RESOURCES ON RESEARCH AND DEVELOPMENT PROJECTS WITHOUT BEING ABLE TO ACHIEVE AN ADEQUATE RETURN, IF ANY, ON OUR INVESTMENT.

     In order for us to remain competitive in our markets, it is important for us to continue to invest heavily in research and development. Our spending on research and development has increased in recent years, and we expect this trend to continue. However, because we compete in a relatively new and constantly evolving market, we may pursue research and development projects that do not result in viable commercial products, or we may invest insufficient amounts in research and development in areas that prove to be important. In addition, we have in the past, and may in the future, terminate research efforts in a particular area after we have made substantial initial funding commitments in that area. Any failure to translate research and development expenditures into successful new product introductions could have an adverse effect on our business.

REDUCTIONS IN RESEARCH AND DEVELOPMENT BUDGETS OR GOVERNMENT FUNDING MAY IMPACT OUR SALES.

     Fluctuations in the research and development budgets of our customers could have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, spending priorities and institutional budgetary policies. Our business could be seriously damaged by any significant decrease in research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories.

     More than 50% of our 1999 net sales were derived from researchers at universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies, such as the U.S. National Institutes of Health. Although the level of research funding has increased during the past several years, we cannot assure you that this trend will continue. Government funding of research and development is subject to the political process. Our sales may be adversely affected if our customers delay purchases as a result of uncertainties surrounding the approval of government budget proposals. A reduction in government funding for the National Institutes of Health or other government research agencies could seriously damage our business.

     In recent years, the U.S. pharmaceutical and biotechnology industries have undergone substantial consolidation. Further mergers or corporate consolidations in these industries could cause us to lose existing customers and potential future customers, which could have a material adverse effect on our business, financial condition and results of operations. In addition, health care reform and other changes in the regulatory environment affecting these industries could have an adverse impact on research and development expenditures by pharmaceutical and biotechnology companies, which would negatively impact our business.

     Our academic customers generally receive funds from approved grants at particular times of the year, as determined by the government. Grants have in the past been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds affects the timing of purchase decisions by our customers and, as a result, can cause fluctuations in our sales, operating results and cash flows.

FAILURE TO LICENSE NEW TECHNOLOGIES COULD IMPAIR OUR NEW PRODUCT DEVELOPMENT.

     In order to meet the needs of our customers, we must develop a broad spectrum of products. To generate broad product lines, it is sometimes advantageous or necessary to license technologies from, or enter into distribution agreements with, third parties. As a result, we believe our ability to license new technologies from, and enter into new distribution agreements with, third parties is and will continue to be important to our ability to offer new products. Approximately 16% of our 1999 net sales were attributable to products manufactured or sold under licenses from or distribution agreements with third parties. We expect that, as more and better capitalized companies enter biomolecular genomics markets, obtaining new technologies through licenses and distribution agreements will become more expensive. Moreover, some of these companies may choose to discontinue their practice of making technology available through licenses and distribution agreements to third parties such as us.

     From time to time, we are notified or become aware of patents held by third parties which are related to technologies we are selling or may sell in the future. After a review of these patents, we may decide to seek a license for these technologies from these third parties or discontinue the product. There can be no assurance that we will be able to continue to successfully identify new technologies developed by others. Even if we are able to identify new technologies of interest, we may not be able to negotiate a license on favorable terms, or at all. Some of our licenses do not run for the length of the underlying patent. We may not be able to renew our existing licenses on favorable terms, or at all. If we lose the rights to patented technology, we may need to discontinue selling certain of our products or redesign our products, and we may lose a competitive advantage. Potential competitors could in-license technologies that we fail to license and potentially erode our market share for certain products. Our licenses typically subject us to various commercialization, sublicensing, minimum payment, and other obligations. If we fail to comply with these requirements we could lose important rights under a license, such as the right to exclusivity in a certain market. In some cases, we could also lose all rights under a license. In addition, certain rights granted under the license could be lost for reasons out of our control. For example, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent. We do not always receive significant indemnification from a licensor against third party claims of intellectual property infringement.

THE FAILURE OF OUR STRATEGIC PARTNERS TO GENERATE GROWTH COULD IMPAIR OUR BUSINESS.

     As a result of our collaborations with third parties, we rely on our strategic partners to generate demand among end users for some of our products and services. The failure of these partners to generate such demand will negatively impact our business.

WE MAY FAIL TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES OR TECHNOLOGIES.

     Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. To this end, from time to time, we have acquired complementary businesses, products, and technologies instead of developing them ourselves and we may choose to do so in the future. We do not know if we will be able to identify or complete any acquisitions, or whether we will be able to successfully integrate any acquired business, operate it profitably, or retain its key employees. Integrating any business, product or technology we acquire could be expensive and time consuming, disrupt our ongoing business and distract our management.

INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     Our success depends to a significant degree upon our ability to develop, maintain and protect proprietary products and technologies. We file patent applications in the U.S. and selectively in foreign countries as part of our strategy to protect our proprietary products and technologies. However, patents provide only limited protection of our intellectual property. The assertion of patent protection involves complex legal and factual determinations and is therefore uncertain and expensive. We cannot assure you that patents will be granted with respect to any of our patent applications, that the scope of any of our issued patents will be sufficiently broad to offer meaningful protection or that we will develop additional proprietary technologies that are patentable. Our issued patents or patents licensed to us could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier. The loss of a significant patent or the failure of a patent to issue from a pending patent application that we consider significant could have a material adverse effect on our business.

     The laws governing the scope of patent coverage and the periods of enforceability of patent protection in the U.S. and abroad continue to evolve, particularly in the areas of molecular biology and genomics. The laws of some foreign countries may not protect our intellectual property rights to the same extent as U.S. laws. We hold patents only in selected countries. Therefore, third parties can make, use and sell products covered by our patents in any country in which we do not have patent protection.

     We give our customers the right to use some of our products under label licenses that are for research and diagnostic purposes only. These licenses could be contested and no assurances can be given that we would either be aware of an unauthorized use or be able to enforce these restrictions in a cost-effective manner.

INTELLECTUAL PROPERTY LITIGATION COULD HARM OUR BUSINESS.

     Litigation involving patents and other intellectual property rights is extensive in the biotechnology industry. We are aware that patents have been applied for and in some cases issued to others claiming technologies which are closely related to ours. We cannot assure you that we will not be found to infringe these patents, other patents or proprietary rights of third parties. As a result, and in part due to the ambiguities and evolving nature of intellectual property law in the area of functional genomics, high throughput screening and pharmacogenomics, we may receive notices of potential infringement of patents held by others. Although we have generally been successful in resolving these types of claims, we may not be able to do so in the future.

     In the event of an intellectual property dispute, we may become involved in litigation or arbitration. Litigation could involve proceedings in court as well as in the U.S. Patent and Trademark Office or the International Trade Commission. Intellectual property litigation can be extremely expensive and may divert management's time and resources away from our operations. Moreover, the outcome of any such litigation is inherently uncertain. Even a successful outcome may take years to achieve. Even if we achieve a successful result, the costs associated with litigation, in terms of dollars spent and diversion of management time and resources, could seriously harm our business.

     If a third party claims an intellectual property right to technology we use, we may be forced to discontinue an important product or product line, alter our products and processes, pay license fees, pay damages for past infringement or cease certain activities. Under these circumstances, we may attempt to obtain a license to this intellectual property; however, we may not be able to do so on commercially reasonable terms, or at all.

UNAUTHORIZED DISCLOSURE OF TRADE SECRETS COULD AID OUR COMPETITORS.

     We attempt to protect our trade secrets by entering into confidentiality agreements with employees, consultants and third parties. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. Also, our trade secrets might become known to a third party through means other than by breach of our confidentiality agreements, or they could be independently developed by our competitors. If our trade secrets become known, our business and competitive position could be adversely affected.

CHANGES IN DISTRIBUTION AND PURCHASING METHODS BY OUR CUSTOMERS MAY FORCE US TO USE MORE EXPENSIVE MARKETING AND DISTRIBUTION CHANNELS.

     A number of our customers have developed purchasing initiatives to reduce the number of vendors they purchase from in order to lower their supply costs. In some cases, these customers have established agreements with large distributors, which include discounts and the distributors' direct involvement with the purchasing process. These activities may force us to supply these large distributors with our products at a discount to continue to reach our customers. For similar reasons, many of our larger customers, including the government, have requested and may in the future request special pricing arrangements, including blanket purchase agreements and extended payment terms. These agreements may limit our pricing flexibility, which could adversely impact our business, financial condition and results of operations.

     More recently, we have begun to sell our products through a third-party, e-commerce Web site. Offering our products through this Web site generally requires us to agree to offer discounts on the products sold through this Web site to the third-party e-commerce provider. Consequently, margins on sales made through this third-party Web site will generally be lower than those on sales made through traditional channels. On the other hand, if we do not enter into arrangements with third-party e-commerce providers, we may lose customers who prefer to purchase products using these Web sites. Our business may be harmed as a result of these Web sites or other sales methods which may be developed in the future.

WE MAY NOT BE ABLE TO SUCCESSFULLY ADAPT OUR PRODUCTS FOR COMMERCIAL
APPLICATIONS.

     We completed the development of and began selling our microarray technology-related products for applications in the genetic aspects of drug development and life sciences research in early 1999. We may not be able to successfully adapt our products to the changing commercial requirements of these fields. A number of potential applications of our technology in these fields will require significant enhancements in our core technology, including further miniaturization. In addition, we need to enhance our gene libraries. If we are unable, for technological or other reasons, to complete the development, introduction or scale-up of the manufacturing of any product, or if any product does not achieve a significant level of market acceptance, our business, financial condition and results of operations could be harmed.

WE RELY ON RAW MATERIALS AND SPECIALIZED EQUIPMENT FOR OUR MANUFACTURING, WHICH WE MAY NOT ALWAYS BE ABLE TO OBTAIN ON FAVORABLE TERMS.

     Our manufacturing process relies on the continued availability of high quality raw materials and specialized equipment. It is possible that a change in vendors, or in the quality of the raw materials supplied to us, could have an adverse impact on our manufacturing process and, ultimately, on the sale of our finished products. We have from time to time experienced a disruption in the quality or availability of key raw materials, which has created minor delays in our ability to fill orders for specific products. This could occur again in the future, resulting in significant delays, and could have a detrimental impact on the sale of our products and our results of operations. In addition, we rely on highly specialized manufacturing equipment, such as array spotters and plate coaters, that if damaged or disabled could adversely affect our ability to manufacture our products and therefore negatively impact our business.

ADVERSE DEVELOPMENTS AFFECTING OUR INTERNATIONAL OPERATIONS OR FOREIGN CURRENCY FLUCTUATIONS COULD HARM OUR RESULTS FROM OPERATIONS.

     International sales accounted for approximately 34% of our net sales in 1999. We expect that international sales will continue to account for a significant percentage of our revenues for the foreseeable future, in part because we intend to expand our international operations. There are a number of risks arising from our international business, including:

     - difficulties and costs associated with staffing and managing foreign operations;

     - unexpected changes in regulatory requirements;

     - the difficulties of compliance with a wide variety of foreign laws and regulations;

     - more limited protection for intellectual property rights in some countries;

     - changes in our international distribution network and direct sales force;

     - potential trade restrictions and exchange controls;

     - import and export licensing requirements;

     - longer accounts receivable collection cycles in certain foreign countries; and

     - potential increased costs associated with overlapping tax structures.

     We also depend on third-party distributors for a material portion of our international sales. If we lose or suffer any significant reduction in sales to any material distributor, our business could be materially adversely affected.

     A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business could adversely affect our results of operations. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. We engage in foreign currency exchange hedging transactions to manage our foreign currency exposure, but we cannot assure you that our strategies will adequately protect our operating results from the effects of exchange rate fluctuations.

DISRUPTION OF OUR MANUFACTURING OR DISTRIBUTION INFRASTRUCTURE COULD ADVERSELY IMPACT OUR ABILITY TO EFFECTIVELY OPERATE OUR BUSINESS.

     We maintain facilities in Boston, Massachusetts; North Billerica, Massachusetts; Montreal, Canada; Beltsville, Maryland, and Brussels, Belgium. Damage to these facilities or other disruptions of our operations due to fire, power loss, unauthorized entry or other events could cause an interruption in the production and delivery of our products. A prolonged disruption during any given period would have a material adverse impact on our results of operations for that period.

A CHANGE IN THE REGULATORY ENVIRONMENT IN WHICH WE OPERATE COULD HARM OUR BUSINESS.

     Because of the nature of our operations and the use of hazardous substances in our ongoing manufacturing and research and development activities, we are subject to specific federal, state, and local laws, rules, regulations and policies governing the use, generation, manufacturing, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although we believe that our procedures for handling and disposing of such materials are safe and that we are in material compliance with all applicable government and environmental laws, rules, regulations and policies, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In addition, if we cannot find space in the future to dispose of the waste generated in our processing and manufacturing of radioactive products, we might be required to reduce our marketing of these products, which would have an adverse impact on our business.

     Many of our products are subject to control by the Nuclear Regulatory Commission and the Massachusetts Department of Public Health. The Nuclear Regulatory Commission and the Massachusetts Department of Public Health, have issued licenses to our sites to permit possession, manufacture, research, analysis, storage, distribution and export of certain products. Within the European Community, we hold licenses to permit the import, possession and use of such products. We are also subject to regulation by the Food and Drug Administration, and equivalent agencies in other countries, with respect to testing, safety, efficacy, marketing and labeling of our products sold for in vitro diagnostic use and, in the case of our Yttrium-90 product, for use as a cancer therapeutic. Although we believe that we are in material compliance with all regulations applicable to our business, the failure to be in compliance with such regulations presently or in the future, or any change to these regulations in the future, could have an adverse affect on our financial condition and results of operations.

     Many of our customers are subject to similar regulations. The failure of our customers to maintain compliance with the regulations applicable to their businesses could negatively impact their ability to purchase our products, and therefore could have a negative impact on our business. For example, the failure of our customers to receive approval from the Food and Drug Administration to use our Yttrium-90 product as a radiotherapeutic cancer treatment will materially and adversely affect sales of that product.

     Our business is also subject to governmental regulation relating to the Internet. Although only a small portion of our current sales are made through the Internet, we expect that Internet sales volume will increase in the next few years. Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted, and may in the future adopt, laws and regulations relating to liability for information retrieved from or transmitted over the Internet, as well as on-line content regulation and taxation. Moreover, it may take years to determine whether and how existing laws, such as those governing intellectual property, privacy and the regulation of the sale of specified goods and services, apply to the Internet. Any new Internet related legislation or regulation, or any unanticipated application or interpretation of existing laws to the Internet, may affect the growth in the use of the Internet by us or our customers. This could in turn decrease the demand for our products, increase our cost of doing business or otherwise have an adverse effect on our business.

OUR ABILITY TO RAISE THE CAPITAL NECESSARY TO EXPAND OUR BUSINESS IS UNCERTAIN.

     In the future, in order to expand our business through internal development or acquisitions, we may need to raise additional funds through equity or debt financings, research and development financings or collaborative relationships. However, this additional funding may not be available or, if available, it may not be available on economically reasonable terms. In addition, any additional funding may result in dilution to existing stockholders. If adequate funds are not available, we may be required to curtail our operations or obtain funds through collaborative partners that may require us to release material rights to our products.

OUR OPERATING RESULTS MAY FLUCTUATE.

     Our operating results may vary significantly from quarter to quarter and from year to year as a result of a variety of factors. These factors include:

     - level of demand for our products;

     - changes in our customer and product mix;

     - timing of acquisitions and investments in infrastructure;

     - timing of our development and introduction of new products;

     - competitive conditions;

     - timing and extent of intellectual property litigation;

     - exchange rate fluctuations; and

     - general economic conditions.

     We believe that quarterly comparisons of our financial results may not necessarily be meaningful and should not be relied upon as an indication of future performance. Additionally, if our operating results in one or more quarters do not meet the expectations of securities analysts or others, the price of our common stock could be materially adversely affected.

     Our continued investments in product development and sales and marketing are significant ongoing expenses. If revenue in a particular period falls short of expectations, we may not be able to reduce significantly our expenditures for that period, which would materially adversely affect our operating results for that period.

     In connection with a strategic relationship we entered into with SciQuest.com, Inc., we obtained a warrant to purchase shares of its common stock. In accordance with the Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, this warrant is carried on our balance sheet at fair market value, with changes in fair market value recognized in our statement of operations. See Note 9 of Notes to Consolidated Financial Statements. As a result, our results of operations could fluctuate significantly as a result of changes in the market value of SciQuest.com's common stock.

RISKS RELATED TO THIS OFFERING

WE HAVE BROAD DISCRETION OVER THE PROCEEDS WE WILL RECEIVE IN THIS OFFERING.

     We will retain a significant amount of discretion over the application of the net proceeds we will receive in this offering, as well as over the timing of expenditures. A significant portion of the proceeds is allocated to repay all outstanding obligations under our bank credit facility. The remaining portion of the proceeds is allocated for working capital, capital expenditures, including technology licenses and acquisitions, and other general corporate purposes, and we have not determined how we will use these proceeds. The failure of our management to use such funds effectively could adversely affect our business.

ANTI-TAKEOVER PROVISIONS COULD IMPAIR OUR STOCK PRICE.

     A number of provisions of our certificate of incorporation, bylaws and Delaware law could be used by our management to make it substantially more difficult for a third party to acquire control of us. These provisions could discourage potential takeover attempts, including transactions where stockholders might otherwise receive a premium for their shares over then current market prices. This could adversely affect the market price of our common stock. See "Description of Capital Stock -- Certain Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws and of Delaware Law."

THE LIQUIDITY OF OUR COMMON STOCK IS UNCERTAIN SINCE IT HAS NOT BEEN PUBLICLY TRADED.

     There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market for our common stock. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market after the offering.

VOLATILITY IN OUR STOCK PRICE COULD IMPAIR YOUR INVESTMENT.

     The price of our common stock may fluctuate substantially due to a variety of factors, including:

     - quarterly fluctuations in our operating and earnings per share results;

     - technological innovations or new product introductions by us or our competitors;

     - delays in development and introduction of new products;

     - disputes concerning patents, licenses or other proprietary rights;

     - changes in earnings estimates by equity and market research analysts;

     - sales of common stock by existing holders;

     - loss of key personnel; and

     - securities class action or other litigation.

     Any failure to meet analysts' expectations could have an adverse effect on the market price for our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, financial condition and results of operations.

FUTURE SALES OF CURRENTLY OUTSTANDING SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering or in response to the perception that such sales could occur. Upon completion of this offering, we
will have           shares of common stock outstanding. Of these shares, the
          shares sold in this offering will be freely tradable. All of the
remaining           shares may be sold in accordance with Rule 144 and Rule 701
of the Securities Act. Following this offering,           shares will be subject
to 180-day lock-up agreements. After expiration of the lock-up period, all of these shares will be eligible for immediate sale, in most instances subject to the limitations of Rule 144. However, Credit Suisse First Boston Corporation, may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. In addition, holders of shares will have the right to request that we register their shares for sale in the public market. See "Shares Eligible for Future Sale."

OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWN A SIGNIFICANT PERCENTAGE OF OUR CAPITAL STOCK AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR BUSINESS.

     After the completion of this offering, our executive officers, directors, key employees and principal stockholders will continue to beneficially own
     % of our outstanding common stock, based upon the beneficial ownership of our common stock as of March 31, 2000. In addition, some of these persons also hold options to acquire additional shares of our common stock, which may increase their percentage ownership of the common stock further in the future. Accordingly, these stockholders:

     - will be able to significantly influence the composition of our board of directors;

     - will significantly influence all matters requiring stockholders approval, including change of control transactions; and

     - will continue to have significant influence over our business.

     This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging a potential acquirer from attempting to obtain control of us. This in turn could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO INVESTORS.

     Some investors favor companies that pay dividends, particularly in market downturns. We currently intend to retain any earnings to fund future growth and, therefore, we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy."

YOU WILL EXPERIENCE IMMEDIATE DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK YOU PURCHASE.

     Purchasers of our common stock will incur immediate dilution of $     per
share in the net tangible book value of our common stock from the assumed
initial public offering price of $     per share. Additional dilution will occur
upon the exercise of options and warrants.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will, "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or "continue." These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $     million from the
sale of the           shares of common stock by NEN Life Sciences in this
offering, at an assumed initial public offering price of $     per share, after
deducting the underwriting discounts and commissions and estimated offering expenses.

     We intend to use approximately $     million (as of March 31, 2000) of the
net proceeds from this offering to repay all outstanding obligations under our bank credit facility. Borrowings under our bank credit facility bore interest at rates ranging from 8.94% to 9.75% as of December 31, 1999, have varying maturities through 2005, in the case of term borrowings, and mature in 2002, in the case of revolving credit borrowings. The remaining net proceeds from this offering will be used for working capital, capital expenditures, including technology licenses and acquisitions, and other general corporate purposes. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term interest-bearing, investment-grade securities.

     A portion of the net proceeds may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of these businesses, products or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations regarding any such transaction.

                                DIVIDEND POLICY

     In April 2000, we distributed to our stockholders all of our ownership interests in a subsidiary that holds an investment in Orchid BioSciences, Inc. However, we have never declared or paid any other dividends on our capital stock, and do not anticipate doing so in the foreseeable future, as we currently expect to retain future earnings, if any, to support the development of our business.

                                 CAPITALIZATION

     The following table sets forth:

     - our actual capitalization at December 31, 1999; and

     - our capitalization as adjusted to give effect to the sale of shares of common stock by NEN Life Sciences in this offering at an
       assumed initial public offering price of $     per share, after deducting
       underwriting discounts and commissions and estimated offering expenses.

     You should read this table in conjunction with our consolidated financial statements, including the related notes, and the section "Selected Financial Data," included elsewhere in this prospectus.

                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Current portion of long-term debt...........................  $ 3,402      $   --
                                                              =======      ======
Long-term debt, net of current portion......................  $41,647      $   --
Stockholders' equity:
  Common stock, $.01 par value,           shares authorized,
     16,035,000 shares outstanding on an actual basis,
               shares outstanding on an as adjusted basis...      161
  Additional paid-in capital................................   16,333
  Retained earnings.........................................    9,039       9,039
  Treasury stock (80,000 shares)............................      (80)        (80)
  Accumulated other comprehensive loss......................     (335)       (335)
                                                              -------      ------
          Total stockholders' equity........................   25,118
                                                              -------      ------
          Total capitalization..............................  $66,765      $
                                                              =======      ======

     Common stock on an actual and as adjusted basis does not include:

     - 81,183 shares subject to outstanding warrants as of March 31, 2000;

     - 2,344,947 shares subject to outstanding stock options as of March 31, 2000; and

     - 355,053 shares available for future grant or issuance under our stock option plans as of March 31, 2000.

                                    DILUTION

     If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after this offering.

     Our net tangible book value as of December 31, 1999 was $10.6 million, or $0.66 per share of common stock. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the 16,066,111 shares of common stock outstanding before the offering. After giving effect to
this offering at an assumed initial public offering price of $     per share,
and after deducting underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value at December 31, 1999
would have been $          , or $     per share of common stock. This represents
an immediate increase in net tangible book value of $     per share to existing
stockholders and an immediate dilution in net tangible book value of $     per
share to new investors purchasing shares at the assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $
  Net tangible book value per share as of December 31,
     1999...................................................  $0.66
  Increase per share attributable to new investors..........
                                                              -----
As adjusted net tangible book value per share after the
  offering..................................................
                                                                       -----
Dilution per share to new investors.........................
                                                                       =====

     The following table summarizes, on an adjusted basis as of December 31, 1999, the difference between our existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, assuming an initial
public offering price of $     per share, before deducting the underwriting
discounts and estimated offering expenses payable by us:

                                      SHARES PURCHASED        TOTAL CONSIDERATION
                                   ----------------------    ----------------------        AVERAGE
                                    NUMBER     PERCENTAGE     AMOUNT     PERCENTAGE    PRICE PER SHARE
                                   --------    ----------    --------    ----------    ---------------
Existing stockholders............                     %      $                  %          $
New investors....................
                                   --------      -----       --------      -----
          Total..................                100.0%      $             100.0%
                                   ========      =====       ========      =====

     The foregoing table assumes no exercise of outstanding stock options. To the extent outstanding stock options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected financial data for the period July 1, 1997 through December 31, 1997, and as of and for the years ended December 31, 1998 and 1999, have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, whose report thereon is included elsewhere in this prospectus. The selected financial data for the period January 1, 1997 through June 30, 1997 have been derived from the combined financial statements of the NEN Life Science Products business of E.I. du Pont de Nemours and Company, which have been audited by PricewaterhouseCoopers LLP, whose report thereon is included elsewhere in this prospectus. The selected financial data as of December 31, 1997 have been derived from our consolidated balance sheet as of such date audited by Ernst & Young LLP, which is not included in this prospectus. The selected financial data as of and for the years ended December 31, 1995 and 1996, have been derived from the audited combined financial statements of the NEN Life Science Products business of E.I. du Pont de Nemours and Company, which financial statements are not included in this prospectus. This data should be read together with our consolidated financial statements, including the related notes, and the section "Management's Discussion and Analysis of Financial Position and Results of Operations," included elsewhere in this prospectus.

                                     NEN LIFE SCIENCE PRODUCTS
                                       BUSINESS OF DUPONT(1)                   NEN LIFE SCIENCES, INC.
                               --------------------------------------   --------------------------------------
                                                            PERIOD         PERIOD
                                                          JANUARY 1,    JULY 1, 1997
                               YEAR ENDED DECEMBER 31,   1997 THROUGH     THROUGH      YEAR ENDED DECEMBER 31,
                               -----------------------     JUNE 30,     DECEMBER 31,   -----------------------
                                  1995         1996          1997           1997         1998          1999
                               ----------    ---------   ------------   ------------   ---------    ----------
STATEMENT OF OPERATIONS DATA:
Net sales....................   $101,600      $95,100      $46,800        $45,415       $94,784      $103,854
Cost of sales................     42,400       38,300       19,100         21,616        41,148        44,808
                                --------      -------      -------        -------       -------      --------
Gross profit.................     59,200       56,800       27,700         23,799        53,636        59,046
Selling, general and
  administrative expenses....     35,500       29,500       16,000         15,877        36,704        36,476
Research and development.....      8,300        7,600        3,900          3,482         8,740         9,422
Purchased in-process research
  and development............         --           --           --         10,000         1,200            --
                                --------      -------      -------        -------       -------      --------
Operating profit (loss)......     15,400       19,700        7,800         (5,560)        6,992        13,148
Gain on termination of
  pension and retiree
  healthcare plans...........         --           --           --             --            --       (11,014)
Unrealized gain on warrant...         --           --           --             --            --       (10,079)
Interest expense, net........      2,600        2,200          900          3,163         4,882         4,827
Other expenses, net..........      4,300        2,900          100          1,070         1,132         1,617
                                --------      -------      -------        -------       -------      --------
Pre-tax income (loss)........      8,500       14,600        6,800         (9,793)          978        27,797
Income tax expense
  (benefit)..................      3,900        6,800        2,500         (1,124)           80        10,828
                                --------      -------      -------        -------       -------      --------
Net income (loss)............   $  4,600      $ 7,800      $ 4,300        $(8,669)      $   898      $ 16,969
                                ========      =======      =======        =======       =======      ========
Net income (loss) per share:
  Basic......................         --           --           --        $ (0.57)      $  0.06      $   1.06
  Diluted....................         --           --           --        $ (0.57)      $  0.06      $   1.02
Weighted average shares used
  in per share calculations:
  Basic......................         --           --           --         15,280        15,979        15,961
  Diluted....................         --           --           --         15,280        15,993        16,586

                                             NEN LIFE SCIENCE
                                           PRODUCTS BUSINESS OF
                                                DUPONT(1)             NEN LIFE SCIENCES, INC.
                                           --------------------    -----------------------------
                                               DECEMBER 31,                DECEMBER 31,
                                           --------------------    -----------------------------
                                             1995        1996       1997       1998       1999
                                           --------    --------    -------    -------    -------
BALANCE SHEET DATA:
Current assets...........................  $23,000     $21,900     $39,400    $31,934    $33,555
Total assets.............................   57,500      59,100      87,996     89,615     99,442
Current liabilities......................       --          --      12,488     17,608     26,317
Long-term obligations, net of current
  portion................................       --          --      68,347     63,521     48,007
Total divisional/stockholders' equity....   57,500      59,100       7,161      8,486     25,118

---------------
(1) Prior to July 1, 1997, the NEN Life Science Products business was operated as part of DuPont's Medical Products Division, and not as a stand-alone company. As a result, we do not believe that the results of operations of the NEN business for periods subsequent to July 1, 1997 are comparable to results of operations for periods prior to that time, or that the results of operations for periods prior to July 1, 1997 are indicative of results that may be anticipated in the future.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. The following discussion and analysis includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipate," "believe," "expect," "future" and "intend" and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those set forth in these forward-looking statements, including those set forth in the section entitled "Risk Factors" beginning on page 7.

OVERVIEW

     NEN Life Sciences is a leading global provider of value-added research products, proprietary technologies and services for the life science industry. We develop, manufacture and market consumable research products that enable scientists to conduct many of the most fundamental and widely performed experiments in the key areas of functional genomics, high throughput screening and pharmacogenomics. We believe that our extensive patent portfolio, established manufacturing, sales, marketing and distribution infrastructure, and globally recognized brand uniquely position us to participate in and facilitate the growth of these markets.

     We acquired the assets of the NEN Life Science Products business from E.I. du Pont de Nemours and Company in 1997. Prior to that time, the business had been operated as part of DuPont's $2 billion Medical Products Division. In 1995, DuPont announced its intention to divest its businesses in this division after determining to focus on its core businesses. As a result of this planned divestiture, from 1995 until our acquisition of the business in July 1997, the NEN business was operated principally to generate earnings, with limited investment in research, marketing or infrastructure. Moreover, proprietary technologies and products developed during this period were inadequately commercialized. Since we acquired the assets of the NEN business in 1997, we have invested heavily in sales, marketing and administrative infrastructure, established a business development function, and significantly increased research and development spending.

     Since the acquisition, we have focused our efforts on developing and introducing innovative, non-radioactive research products targeted to the biomolecular genomics market, while leveraging the strength and brand recognition of our acquired radioactive products business. Although our radioactive products business has continued to generate a majority of our net sales, sales of our fluorescent and other non-radioactive products and technologies are driving our sales growth.

     The following table sets forth our combined results of operations for the periods January 1, 1997 to June 30, 1997 and July 1, 1997 to December 31, 1997. Because the NEN business was operated as part of DuPont's Medical Products Division, however, and not as a stand-alone business, prior to July 1, 1997, we do not believe that the results of operations of the NEN business for periods subsequent to July 1, 1997 are comparable to results of operations for periods prior to that time, or that the results of operations for periods prior to July 1, 1997 are indicative of results that may be anticipated in the future.

                                        PERIOD JANUARY 1,   PERIOD JULY 1, 1997        COMBINED
                                          1997 THROUGH            THROUGH         TWELVE MONTHS ENDED
                                          JUNE 30, 1997      DECEMBER 31, 1997     DECEMBER 31, 1997
                                        -----------------   -------------------   -------------------
                                                               (IN THOUSANDS)
Net sales.............................       $46,800              $45,415               $92,215
Cost of sales.........................        19,100               21,616                40,716
                                             -------              -------               -------
Gross profit..........................        27,700               23,799                51,499
Selling, general and administrative
  expenses............................        16,000               15,877                31,877
Research and development..............         3,900                3,482                 7,382
Purchased in-process research and
  development.........................            --               10,000                10,000
                                             -------              -------               -------
Operating profit (loss)...............         7,800               (5,560)                2,240
Interest expense, net.................           900                3,163                 4,063
Other expenses, net...................           100                1,070                 1,170
                                             -------              -------               -------
Pre-tax income (loss).................         6,800               (9,793)               (2,993)
Income tax expense (benefit)..........         2,500               (1,124)                1,376
                                             -------              -------               -------
Net income (loss).....................       $ 4,300              $(8,669)              $(4,369)
                                             =======              =======               =======

     On October 31, 1998, we acquired all of the outstanding stock of Advanced Bioconcept (1994) Ltd. for $4.0 million in cash, a warrant to acquire NEN common stock (valued at $300,000) and contingent consideration of up to $9.0 million (of which $1.5 million was earned through December 31, 1999) based on certain performance and development standards. Advanced Bioconcept designs, manufactures and markets functionally active fluorescent-labeled peptides under a number of patents and patents pending for labeling and detection in research applications and complements our existing functional genomic and high throughput screening product offerings.

RECENT DEVELOPMENTS

     On February 29, 2000, we acquired all of the outstanding stock of Receptor Biology Inc. for $8.5 million in cash and a $3.5 million promissory note. Receptor Biology specializes in cloning and expressing G-protein coupled receptors under various patent and technology licenses and developing drug screening assays targeting these receptors. Receptor Biology's products, which are complementary to our high throughput screening offerings, are in the process of being transitioned into our sales and distribution network.

     In addition, we have recently entered into the following agreements to provide products, services and technology:

     - In February 2000, we entered into a co-development, marketing and supply agreement with Orchid BioSciences, Inc., under which we gained broader access to the pharmacogenomics market. We will supply our patented fluorescent labeled AcycloTerminators to be used with Orchid's patented Genetic Bit Analysis SNP identification technology.

     - In March 2000, we entered into an agreement with Motorola, Inc. to supply our patented fluorescent labeled AcycloTerminators for distribution in Motorola's array-based genotyping products.

     We have also recently entered into license agreements to acquire the following technologies:

     - In January 2000, we acquired an exclusive license from Kreatech Diagnostics B.V. for its patented Universal Labeling System, or ULS, technology, a non-enzymatic, direct nucleic acid labeling technology for use in the field of microarrays.

     - In March 2000, we acquired a license from Affymetrix, Inc. which allows us to operate freely under the Affymetrix array patents. The license gives us the right to manufacture and market our

MICROMAX product line, as well as the right to manufacture labeling and detection systems for other array manufacturers, including Affymetrix.

     - In April 2000, we acquired an exclusive worldwide license for research and diagnostic applications of Washington University's homogeneous, fluorescent, microplate-based genotyping method. This technology complements our labeled nucleotides and AcycloTerminators.

RESULTS OF OPERATIONS

  Year ended December 31, 1999 compared to Year ended December 31, 1998

     Net Sales. Net sales increased by $9.1 million, or 9.6%, to $103.9 million for the year ended December 31, 1999 from $94.8 million for the year ended December 31, 1998. By geographic area, sales increased 11.2% in the United States, 8.5% in Europe (12.0% before giving effect to the impact of foreign exchange), and 8.3% in Japan (net sales in Japan decreased by 4.5% before giving effect to the impact of foreign exchange). Partially offsetting these sales increases, net sales in the rest of the world declined by 2.0%. By product group, functional genomics and pharmacogenomics sales increased by 16.5% due primarily to the ramp up in sales of the newly introduced Kodak Image Station (which accounted for 57.0% of the growth in functional genomics and pharmacogenomics sales) and MICROMAX microarray platform, and due to a 75.3% increase in sales of non-radioactive reagent systems; high throughput screening sales increased by 9.2% due primarily to a 51.6% increase in FlashPlate sales and the inclusion for the full year in 1999 of sales of Fluo-peptides by Advanced Bioconcept, which we acquired in the fourth quarter of 1998; and sales outside of the biomolecular genomics market were flat, as an increase in sales of Yttrium-90 was offset by a decline in sales of other products in this category.

     Gross Profit. Gross profit increased by $5.4 million, or 10.1%, to $59.0 million for the year ended December 31, 1999 from $53.6 million for the year ended December 31, 1998. As a percentage of net sales, gross profit margin increased to 56.9% in 1999 from 56.6% in 1998. The improvement in gross profit margin was primarily due to higher production volumes in 1999 over which fixed manufacturing costs were spread, and lower manufacturing variances in 1999 as compared to 1998, offset in part by a $1.3 million increase in fees and royalty payments and a change in sales mix from manufactured to purchased products, which carry a lower gross profit margin.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $36.5 million for the year ended December 31, 1999 and $36.7 million for the year ended December 31, 1998. As a percentage of net sales, SG&A expenses decreased to 35.1% in 1999 from 38.7% in 1998. SG&A expenses for 1999 included higher incentive compensation costs compared to 1998 as a result of improved financial performance and $0.9 million of costs related to personnel changes. SG&A expenses for 1998 included transitional service fees paid to DuPont for information technology and other services and $3.7 million of expenses relating to the implementation of a new management information system. We expect to continue to increase our SG&A spending in the future to support the growth of the business, but expect that SG&A expense will continue to decrease as a percentage of net sales.

     Research and Development. Research and development costs increased $0.7 million, or 7.8%, to $9.4 million, or 9.1% of net sales, for the year ended December 31, 1999 from $8.7 million, or 9.2% of net sales, for the year ended December 31, 1998. The increase in research and development spending resulted from our increased focus on new product development. We intend to continue our focus on new product development by increasing research and development spending, but expect that research and development costs as a percentage of net sales will continue to decrease as a result of increasing sales.

     Purchased In-Process Research and Development. Our results of operations for the year ended December 31, 1998 included a charge of $1.2 million for purchased in-process research and development, in accordance with Financial Accounting Standard Board Interpretation No. 4, resulting from our acquisition of Advanced Bioconcept. See Note 11 of Notes to Consolidated Financial Statements.

     Operating Profit. As a result of the foregoing factors, operating profit increased $6.2 million, or 88.0%, to $13.1 million, or 12.7% of net sales, for the year ended December 31, 1999 from $7.0 million, or 7.4% of net sales, for the year ended December 31, 1998.

     Interest Expense. Net interest expense was approximately $4.8 and $4.9 million for the years ended December 31, 1999 and 1998, respectively, as higher interest rates in 1999 were offset by lower outstanding borrowings.

     Other Income. During 1999, we terminated our noncontributory defined benefit plan and retiree healthcare plan which covered substantially all U.S. employees. As a result, we recorded a gain of $11.0 million, which consisted of a gain on curtailment of $16.2 million, offset in part by a settlement loss of $5.0 million and expenses related to the termination. The assets in the pension plan, which are currently invested in bonds with a similar duration and maturity as the remaining pension obligation, will be distributed to participants in the plan during 2000 in complete satisfaction of our remaining U.S. pension obligation.

     In October 1999, we entered into a strategic relationship with SciQuest.com, Inc., an e-commerce provider for scientific and laboratory products. As part of the agreement, we received a warrant to purchase 350,083 shares of SciQuest.com common stock at a purchase price of $0.01 per share. See
Note 9 of Notes to Consolidated Financial Statements. The warrant was recorded at an initial value of $4.4 million (based on the initial offering price of the underlying stock, discounted for termination risk) and will be recognized in earnings over the five-year term of the contract on a straight-line basis. The value of the warrant is adjusted to market value each month (based on the closing price of the underlying stock, discounted for termination risk). An unrealized gain of $10.1 million was recognized for the year ended December 31, 1999 as a result of the adjustment to market value.

     Income Taxes. The tax rate for 1999 was 39.0% reflecting the benefit of research and development tax credits and our foreign sales corporation. The 1998 tax rate was 8.2% due to the benefit of the research and development tax credit and foreign sales corporation being applied to lower taxable income.

  Year ended December 31, 1998 compared to combined twelve months ended December 31, 1997

     The following comparison is between the results of operation of NEN Life Sciences for the year ended December 31, 1998 and our combined results of operations for the twelve months ended December 31, 1997. The combined results of operations for the twelve months ended December 31, 1997 have been derived by combining the results of operations of the NEN Life Science Products business of DuPont for the period January 1, 1997 through June 30, 1997, with the results of operations of NEN Life Sciences for the period July 1, 1997 through December 31, 1997. The combined results of operations for the twelve months ended December 31, 1997 are not necessarily indicative of what the results of operations of NEN Life Sciences would have been had our acquisition of the assets of the NEN Life Science Products business actually occurred at the beginning of such period, or the results of operations that may be anticipated for any subsequent or future period.

     Net Sales. Net sales increased $2.6 million, or 2.8%, to $94.8 million for the year ended December 31, 1998 from $92.2 million for the combined twelve months ended December 31, 1997. By geographic area, sales increased 3.5% in the United States and 5.2% in Europe (6.6% before giving effect to foreign exchange); sales in Japan and Korea decreased by 13.0% (5.1% before giving effect to foreign exchange); and sales in the rest of the world increased 9.3%. By product group, functional genomics and pharmacogenomics sales increased 3.1%, primarily due to a 33.5% increase in sales of non-radioactive reagent systems, the introduction of the Kodak Image Station (which accounted for 48.4% of the increase in functional genomics and pharmacogenomics sales), and a 11.1% growth in purchased products such as film. These increases were partially offset by a 3.5% decrease in radioactive reagent sales. High throughput screening sales increased 10.1% due primarily to a 58.8% increase in FlashPlate sales and a 31.7% increase in cloned receptor sales. Sales outside of the biomolecular genomics market decreased by 4.4%.

     Gross Profit. Gross profit increased by $2.1 million, or 4.1%, to $53.6 million, or 56.6% of net sales, for the year ended December 31, 1998 from $51.5 million, or 55.8% of net sales, for the combined twelve months ended December 31, 1997. Gross profit for 1998 was negatively impacted by a change in sales mix from manufactured to purchased products, which carry a lower gross profit margin, foreign exchange, and manufacturing variances resulting from disruptions caused by the implementation of a new computer system. Gross profit for the combined twelve months ended December 31, 1997 was negatively impacted by a $3.3 million increase in cost of goods sold resulting from the write up of inventory to fair market value in connection with the acquisition of the NEN Life Science Products business.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $36.7 million, or 38.7% of net sales, for the year ended December 31, 1998, compared to $31.9 million, or 34.6% of net sales, for the combined twelve months ended December 31, 1997. During 1998, we developed our business organization, including the implementation of a new management information system, which contributed $3.7 million to SG&A expenses in 1998, and the hiring of additional sales, marketing, business development and administrative staff. Also included in SG&A expenses in the combined twelve months ended December 31, 1997 and 1998 were transitional service fees paid to DuPont for information technology and other services. SG&A expenses for the combined twelve months ended December 31, 1997 also included $4.5 million of general corporate expenses allocated to the NEN Life Science Products business by DuPont.

     Research and Development. Research and development costs were $8.7 million, or 9.2% of net sales, for the year ended December 31, 1998, and $7.4 million, or 8.0% of net sales, for the combined twelve months ended December 31, 1997, reflecting our increased focus on new product development.

     Purchased In-Process Research and Development. Our results of operations for the year ended December 31, 1998 included a charge of $1.2 million for purchased in-process research and development, in accordance with Financial Accounting Standard Board Interpretation No. 4, resulting from our acquisition of Advanced Bioconcept. See Note 11 of Notes to Consolidated Financial Statements. Our results of operations for the combined twelve months ended December 31, 1997 included a charge of $10.0 million for purchased in-process research and development resulting from our acquisition of the assets of the NEN Life Science Products business. See Note 12 of Notes to Consolidated Financial Statements.

     Operating Profit. As a result of the foregoing factors, we reported an operating profit of $7.0 million for the year ended December 31, 1998, compared to $2.2 million for the combined twelve months ended December 31, 1997.

     Interest Expense. Net interest expense was $4.9 million for the year ended December 31, 1998 and $4.1 million for the combined twelve months ended December 31, 1997. Borrowing costs were lower in 1998 than in 1997, and we reduced our outstanding borrowings by $10 million in 1998 and in 1997. In 1997, DuPont allocated minimal interest expense to the business.

     Income Taxes. The income tax rate in 1998 was 8.2% due to research and development tax credits. The income tax rate for the combined twelve months ended December 31, 1997 reflected a rate of 36.8% for the period January 1, 1997 through June 30, 1997, as determined by DuPont, and a benefit rate of 11.5% for the period July 1, 1997 through December 31, 1997 due to the non-deductibility of the in-process research and development charge.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal liquidity needs since our acquisition of the assets of the NEN Life Science Products business in 1997 have been for working capital, for capital expenditures, including licenses and acquisitions, and to service our outstanding indebtedness. We have satisfied these liquidity requirements with cash flows from operations and borrowings under our bank credit facility.

     Cash flows provided by operating activities were $15.1 million for the year ended December 31, 1999 compared to $10.9 million for the year ended December 31, 1998. The increase in cash flows from operating activities between 1998 and 1999 reflects an increase in tax liabilities due to the increase in income between years and an increase in accrued compensation.

     The cash flow from operating activity in the period July 1, 1997 through December 31, 1997 benefited from an accounts payable increase as no accounts payable were assumed in the acquisition of the assets of the NEN business.

     Cash flows required for investing activities, including capital expenditures, were $7.6 million for 1999 as compared to $7.7 million in 1998. Cash flows from investing activities in 1998 included a $6.6 million payment from DuPont for the settlement recorded in 1997 of the purchase price related to our acquisition of the assets of the NEN Life Science Products business, partially offsetting an unusually high level of capital expenditures related to the purchase and development of a new computer system and the acquisition of Advanced Bioconcept. Investing activities in 1999 included $3.0 million in acquisitions of investments and intangibles (as compared to $0.5 million in 1998) and $1.3 million in contingent payments to the selling shareholders of Advanced Bioconcept.

     There were no material capital expenditure commitments outstanding as of December 31, 1999. We expect to invest in capital projects, property, plant and equipment and license agreements at a rate equal to or greater than depreciation and amortization in order to maintain and improve our competitive position. We also expect to enter into licensing and technology transfer agreements as opportunities arise to support our sales growth.

     Cash flows used for financing activities were $8.2 million in 1999 and $7.0 million in 1998, principally to repay debt. Our overall level of long-term debt decreased $8.1 million during 1999 to $45.0 million at December 31, 1999. As of December 31, 1999, we had approximately $20.0 million available under our line of credit. Approximately $11.0 million of the availability under the line of credit was used to finance the acquisition of Receptor Biology in February 2000. We intend to utilize a portion of the net proceeds of this offering to repay all outstanding amounts under our bank credit facility.

     The effect of foreign currency translation may result in amounts being shown for cash flows in the Consolidated Statements of Cash Flows that are different from the changes reflected in the respective balance sheet captions.

     Following this offering, our primary liquidity requirements will be for working capital and capital expenditures, including licenses and acquisitions. We believe that cash flows provided by operating activities, together with available cash, will be sufficient to meet these requirements through at least 2001. We also believe that any additional cash requirements resulting from unanticipated licensing or acquisition opportunities can be satisfied by establishing a new bank facility. Based on our current financial condition, we believe that we will be able to enter into a new bank facility on acceptable terms.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. We manage this exposure by entering into foreign exchange forward sales contracts. The contracts are entered into to hedge anticipated cash flows and have been less than 18 months in duration.

     We conduct business transactions with our Belgium subsidiary (which is a master distributor to our other European subsidiaries) in U.S. dollars. The Belgium subsidiary sells to the other European sales subsidiaries in the local currency of the respective subsidiary. The functional currency for the European subsidiaries is the U.S. dollar. The translation from the local currency to the U.S. dollar is calculated for balance sheet accounts using the exchange rate in effect at the balance sheet date, except for inventories and property, plant and equipment, which are translated at historical rates, and for statement of operations purposes using the average exchange rate during the applicable period. The effects of translation gains and losses are recorded as foreign currency gain or loss on our statement of operations.

     We also conduct business in customers' local currencies. Revenue from transactions are recorded at the exchange rate on the date of the transactions, and the related receivable is translated into U.S. dollars at the month-end exchange rate until collected. The effects of translation gains and losses are recorded as foreign currency gain or loss on our statement of operations. Considering the anticipated sales for the next quarter and the foreign currency derivative instruments in place at year end, a hypothetical 10% strengthening of the U.S. dollar against all other currencies would have an expected negative impact on first quarter 2000 earnings or cash flow of $700,000.

     Our exposure to market risk in our cash equivalents is limited as we invest in money market funds that have immediate availability and normally trade at par. Due to the short-term nature of these investments, we believe we have no material exposure to market risk on these investments. Interest expense is sensitive to changes in the general level of U.S. interest rates since our long-term debt and available line of credit require interest payments to be calculated at variable rates. A 1% increase in interest rates related to the Company's floating rate borrowings, assuming the amount borrowed remains at the December 31, 1999 level, would result in an annual increase in our then current interest expense of approximately $450,000.

     As part of a strategic relationship agreement with SciQuest.com, Inc., we received a warrant to purchase 350,083 shares of SciQuest.com common stock over a five-year period. The value of the warrant is derived from the market value of the underlying stock, discounted for termination risk. A 1% change in the market value of SciQuest.com common stock, assuming a constant discount factor, from the December 31, 1999 value will result in a corresponding change in the value of the warrant by $144,380.

INFLATION

     We do not believe inflation has had a material impact on our business or operating results during the periods presented.

IMPACT OF YEAR 2000

     We experienced no significant disruptions in information technology and non-information technology systems and believe those systems successfully responded to the Year 2000 date change. During 1997 and 1998, we implemented a business-wide information system, including hardware and software for a total cost of $12 million, $7.5 million of which was capitalized. As a result, 1999 did not have significant expenditures in connection with addressing Year 2000 issues. We are not aware of any material problems resulting from Year 2000 issues, either with our products, our internal systems, or the products and services of third parties. We will continue to monitor our computer applications and those of our suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

EURO CONVERSION

     On January 1, 1999, 11 members of the European Union established a fixed rate between their existing sovereign currencies and the Euro. The sovereign currencies are scheduled to remain legal tender in the participating countries between January 1, 1999 and July 1, 2002. Beginning January 1, 2002, the Euro currency will be introduced and the sovereign currencies withdrawn from circulation six months later. We believe that the Euro conversion issue will not pose significant operational problems to our normal business activities, and we do not expect costs associated with the Euro conversion project to have a material effect on our results of operations or financial position.

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                                    BUSINESS

OVERVIEW

     NEN Life Sciences is a leading global provider of value-added research products, proprietary technologies and services for the life science industry. We develop, manufacture and market consumable research products that enable scientists to conduct many of the most fundamental and widely performed experiments in the key areas of functional genomics, high throughput screening and pharmacogenomics, which we collectively call "biomolecular genomics." We believe that our extensive patent portfolio, established manufacturing, sales, marketing and distribution infrastructure, and globally recognized brand uniquely position us to participate in and facilitate the growth of these markets.

     NEN is one of the most recognized brand names in the life science research markets, representing over 40 years of developing and marketing innovative research products. We sell many of our products as comprehensive reagent systems that consist of the specialized research chemicals, or reagents, necessary for a particular type of experiment, together with pre-tested instructions for their use. Our comprehensive reagent systems and other products enable rapid, reliable, and sensitive experimentation by researchers and provide a technological foundation for the products and services of our strategic partners.

     We sell over 1,500 products, which are supported by a portfolio of 70 issued U.S. patents, 214 foreign counterparts, 46 patents pending, and over 60 active technology licenses from third parties. In 1999, we generated net sales of $103.9 million and introduced 62 new products to the biomolecular genomics markets. We leverage our established infrastructure, highly experienced sales force and international distribution network to effectively market our new products and increase penetration of our target markets.

BACKGROUND

     Life science research is conducted by biotechnology and pharmaceutical companies, as well as academic and government laboratories. Over the past two decades, life science research has experienced substantial advances, particularly in the field of molecular biology. Molecular biologists have greatly furthered our understanding of deoxyribonucleic acid, or DNA, the genetic material of all living things. DNA is composed of four different chemical subunits, called nucleotide bases, that are linked together in a precise sequence. Encoded within this DNA sequence are distinct sets of instructions or genes. A gene is a specific segment of DNA that contains the instructions that are used to produce a particular protein; in scientific terminology, a gene is said to express its protein. The entire DNA content of an organism is called its genome. Genomics refers to the study of an organism's genome.

     Proteins have various roles in the cell, such as structural building blocks, enzymes that catalyze reactions, and receptors that sense the environment. Basic cellular function is largely carried out by the activity of proteins. Proteins and their interactions are responsible for all of the biochemical and physical properties of a cell, as well as the variations among different cell types.

     In recent years, vast amounts of new DNA sequence data have been generated by the Human Genome Project and privately funded genomics initiatives. This massive outflow of genomic data has coincided with the realization of the fundamental role of genes in the origin of disease. It is now recognized that many diseases are caused by genetic defects, improper regulation of disease-related genes, or the disruption of protein interactions.

  Functional Genomics, High Throughput Screening, and Pharmacogenomics

     As the sequencing of the human genome nears completion, the primary focus of life science research has now shifted from the determination of DNA sequence to the identification of specific genes and the discovery of their function. A principal objective of this research is to determine the mechanisms by which genes and their associated proteins function in the origins of disease. This study of genes and protein function is known as functional genomics. We estimate, based on independent industry research data, that the market for functional genomics consumable products is $1.9 billion annually and growing at 12% per

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year. One of the newest and fastest growing segments of the functional genomics market is the DNA microarray market. The DNA microarray market has three components -- instrument systems for making microarrays, or biochips, and detecting their output, the biochips themselves, and the consumable reagents and systems that are used to process the chips. In 2000, the market for microarrays is estimated to be $193 million and the market for consumables is estimated to be $30 million. Both the microarray and the consumables markets have been growing at rates in excess of 50% per year.

     High throughput screening is an automated process by which pharmaceutical companies identify potential drugs. In high throughput screening, pharmaceutical companies rapidly test the interaction of thousands of chemical compounds with a target known to be involved in disease in an attempt to find potential drugs that either interfere with or enhance the function of the target protein. The market for consumable products used in high throughput screening is currently estimated to be $380 million annually, and has been growing at a rate of 15%.

     Pharmacogenomics refers to an emerging area of life science research that explores the natural diversity known to exist among the gene sequences of different individuals. It is now believed that this genetic diversity can make individuals more or less susceptible to genetic diseases or more or less likely to be treatable by a given therapeutic drug, or to have an adverse reaction to a drug. The goal of pharmacogenomics is to tailor drug therapies to an individual's specific genetic profile for maximum beneficial effect. The value of consumable products used in the pharmacogenomics market is currently estimated to be $100 million annually, but is projected to grow to $900 million annually by 2006.

  "Content" versus "Tools"

     Companies engaged in the functional genomics, high throughput screening, and pharmacogenomics industries tend to specialize in developing and providing either content or tools for their respective markets. Content refers to information about gene sequence or function. Content companies include biotechnology and pharmaceutical companies whose focus is the identification of genes and the determination of their function as key early steps in drug and diagnostic development. Tools are materials, such as specialized chemicals, enzymes, antibodies, or nucleic acids, that enable scientists in content companies and elsewhere to conduct their research. These tools are collectively referred to as "reagents." The value of reagents is derived from their composition, purity, ease of use, effectiveness and uniqueness as critical components of biological assays. Biological assays are the fundamental experimental procedures used for research in functional genomics, high throughput screening, and pharmacogenomics. The volume of assays performed by a laboratory can vary from a few per day at small academic laboratories to tens-of-thousands per day at industrial laboratories.

     A comprehensive reagent system includes all of the reagents necessary for a particular type of assay, along with a pre-tested set of instructions, or validated protocol, explaining how to use the reagents. Comprehensive reagent systems have more value than individual reagents because all elements of the reagent system have been optimized to ensure performance when used together in an assay. Comprehensive reagent systems enable scientists to focus more on their research and less on the tools that enable their research, thereby enhancing productivity. Moreover, the validated protocols of comprehensive reagent systems enhance the sensitivity and reliability of experimental results.

  Trends

     The increasing focus on functional genomics, high throughput screening and pharmacogenomics is expected to generate dramatic growth in scientific experimentation and assay use in these markets. This growth will create a need for easy-to-use technologies and products such as comprehensive reagent systems that enable robust, miniaturized and rapid testing across a broad spectrum of applications. Several factors can be expected to contribute to the substantial growth in demand for these consumable products, including:

     - Realization of the full potential of high throughput genetic analysis. It is expected that 100,000 to 120,000 human genes will be identified as a result of the Human Genome Project and private

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       genomics initiatives. This massive outflow of genomic data will necessitate large scale, high throughput experimentation to determine the role of different genes in disease.

     - Competition in the pharmaceutical/biotechnology sector. The race to discover and patent new drugs has intensified the need for miniaturized and easy-to-use reagent systems for high throughput screening. Typically, pharmaceutical researchers will create assays to screen a single drug target for interaction with in excess of 300,000 chemical compounds. The Human Genome Project is expected to provide thousands of new drug targets, thereby creating the need for potentially billions of assays to be performed.

     - The emergence of pharmacogenomics. The emerging field of pharmacogenomics has been enabled by assays that measure specific DNA mutations, known as single nucleotide polymorphisms, or SNPs. It is predicted that the human genome has up to three million SNPs, which account for much of the genetic diversity observed among individuals. SNP assays will also be used to determine the association of SNPs with genetic diseases to develop more effective therapeutics.

     Given the explosive growth in genomics information and the anticipated dramatic increase in scientific experimentation needed to transform this information into clinical benefit, the life science industry will need increasing innovation in the tools used to conduct experiments. The enormous volume of experiments expected to be conducted will drive scientists to demand easy-to-use research products that enable robust, rapid, miniaturized and cost effective testing for a wide range of experiments. Moreover, we believe users of these research products will value suppliers that can provide comprehensive solutions that include all of the products and intellectual property rights needed to carry out their experiments.

THE NEN SOLUTION

     We believe our new generation of comprehensive reagent systems addresses the needs of life science researchers seeking to conduct a wide variety of experiments in biomolecular genomics. Unlike companies that simply sell "chemicals," we offer a comprehensive system approach that allows researchers to carry out experiments without the need, in most cases, to obtain supplemental products or intellectual property rights. Our innovative technologies and products enable easy-to-use, robust, miniaturized and rapid testing.

     - Easy-To-Use. We develop comprehensive reagent systems, and complete validated protocols for their use, that are designed and then pre-tested in customer applications, saving users the time and expense of having to develop and confirm the accuracy of their own assays.

     - Robust. Our rigorous product development process and our experience in the manufacturing and quality control of reagent systems offers assurance that our products are designed to deliver results even in the face of normal "operator error." Our comprehensive reagent systems approach assures researchers of consistently reliable, reproducible results, with a high tolerance for variability in testing procedures and laboratory environments.

     - Miniaturized and Rapid. Our sensitive reagent systems and test protocols are designed for use with instruments recently introduced into the market, which together allow customers to reduce the physical volume of the sample needed for their assays and therefore the cost of experimentation. Our products enable the simultaneous processing required to test thousands of samples in parallel. Further, our products are designed to eliminate steps, thereby saving researchers even more time.

     - Innovative and Proprietary Technology. Our proprietary fluorescent products and technologies are not burdened by the regulations and costs associated with radioactive products and make possible a new generation of multi-color assays. Further, our products and patent and license portfolio offer our customers the freedom to conduct their research using our comprehensive reagent systems without the need, in most cases, to obtain additional intellectual property rights from third parties. We have also developed a patented signal amplification system, Tyramide Signal Amplification, or TSA, which allows researchers to conduct experiments with significantly smaller sample sizes.

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OUR STRATEGY

     Our objective is to be the leading provider of reagent systems and proprietary reagent-related technology to the functional genomics, high throughput screening, and pharmacogenomics markets. In addition, we seek to become a leading provider of critical components to makers of various radiotherapeutic cancer treatments. Our strategy for achieving these objectives includes the following elements:

     Employ "NEN-Enabled" Commercialization Strategy. We plan to expand the number of experiments that are enabled by NEN products and technologies by using a two-pronged strategy that is intended to position our products as an innovating force behind advances in biomolecular genomics. Our two-prong commercialization strategy consists of the following:

     - Direct Sales to End Users. We seek to develop novel, high-value, NEN-branded products and services marketed directly to end users through our worldwide distribution channels. These products and services -- such as our MICROMAX line of cDNA microarrays and related products -- are being developed from our extensive collection of internally generated and in-licensed technology. In addition, we offer customized assays and reagent systems to meet the specialized needs of our customers.

     - Sales through Strategic Partners. We also intend to expand the market for our unique technologies and products by entering into collaborations and agreements with genomics industry market leaders. Under these agreements, we intend to customize, manufacture and supply our novel technologies and products directly to our partners to take advantage of their marketing and distribution channels or to form components of their systems. Our current agreements with Orchid BioSciences, Inc., LI-COR, Inc. and Motorola, Inc. are examples of this strategy.

     We believe that the successful implementation of our "NEN Enabled" strategy will position our products and technologies as the technological backbone of a significant portion of experiments conducted in the biomolecular genomics industry, whether or not they are performed with NEN-branded platforms.

     Expand Our Leadership Position in the High Throughput Screening Market. We are a leading tool supplier in one of the largest sectors of the high throughput screening market, the G-protein coupled receptor assay sector. We intend to expand this leadership position by selectively investing in new platforms -- such as our FlashPlate and [FP](2) product lines -- and by acquiring and partnering with other market participants that have complementary technologies.

     Introduce New Products through our Existing User Base. We intend to use our existing user base, which we estimate to be over 100,000 researchers, to drive the growth of our next generation of products. We believe that our worldwide user base is loyal to the NEN brand, and is fertile ground for the introduction of new techniques, protocols and products. We believe that the NEN brand reputation for quality products and services positions us as a preferred vendor of new tools for functional genomics, high throughput screening and pharmacogenomics research.

     Leverage Existing Infrastructure. We intend to continue to leverage our demonstrated capabilities in manufacturing, sales and marketing, and distribution to rapidly and cost-effectively bring new products to market. We believe that our established infrastructure, including our multi-site manufacturing facilities, 88-person direct sales force, global distributor network, and worldwide distribution capabilities, provide us with a significant competitive advantage in bringing new products to market. Further, we believe these capabilities are attractive to developers of complementary products with whom we seek to partner.

     Capitalize on our Strong Position in the Radiolabeled Chemicals
Business. We intend to build on our strong position in the radiolabeled chemicals business to become a leading provider of Yttrium-90 as a critical component to the cancer radiotherapy market. Currently, several companies are using our Yttrium-90 in clinical trials of drugs directed to the cancer radiotherapy market. If any of these companies receive approvals from the U.S. Food and Drug Administration for their Yttrium-90-based cancer therapeutics, we believe we will achieve a leadership position in this significant market.

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     Drive Innovation through Technological Leadership.  We plan to continue to drive innovation in our markets by investing aggressively in new technologies and research and development. We believe that we will be able to add new and innovative products and technologies to our product portfolio and maintain our long-standing reputation for being a technological leader in the life sciences industry. Our investment in new technologies and research and development will be focused on expanding our substantial presence in the functional genomics, high throughput screening and pharmacogenomics markets.

PRODUCTS AND SERVICES

     Our portfolio consists of over 1,500 products. The following table lists product groups that we have introduced to address the needs of customers in our target markets of functional genomics, high throughput screening, and pharmacogenomics, as well as in the radiochemical and other markets. A number of our key products are described in more detail below the table.

                                                                             NUMBER OF
             PRODUCT                            APPLICATION                  PRODUCTS
             -------                            -----------                  ---------

FUNCTIONAL GENOMICS MARKET
  MICROMAX                         Gene expression analysis                       8
  Renaissance nucleotides          DNA and RNA non-radioactive labeling         132
  AcycloTerminators                DNA sequencing                                24
                                   DNA, RNA and protein detection in
  TSA Signal Amplification         cells                                         24
  Labeling and detection reagent
     systems                       DNA and RNA labeling                          19
  Protein detection kits and
     reagents                      Protein analysis                              29
                                   Chemiluminescent and fluorescent
  Kodak Image Station              imaging                                        1
  Radioactive nucleotides          DNA and RNA radioactive labeling             141
  Film and GeneScreen membranes    DNA, RNA and protein detection                46

HIGH THROUGHPUT SCREENING MARKET
                                   Receptor binding and biochemical
  Radioligands                     analysis                                     422
  Cloned receptors                 Receptor binding                              55
  Fluo-peptides, [FP](2)           Receptor binding and receptor imaging         43
  FlashPlates                      Drug discovery assays                         26

PHARMACOGENOMICS MARKET
  Renaissance nucleotides          DNA sequencing and SNP analysis               40
  AcycloTerminators                DNA sequencing and SNP analysis               24

RADIOCHEMICAL/OTHER MARKETS
  Immunoassay kits                 Assay systems                                 52
  Radiochemicals                   Labeling, detection and metabolism           395
                                   Labeling, detection and cancer
  Radionuclides/Yttrium-90         therapeutics                                  49
  Other                            Miscellaneous                                 87

  Functional Genomics

     MICROMAX. MICROMAX is the only comprehensive reagent system that contains all of the labeling and detection components needed by customers to perform large scale gene expression analyses. Our MICROMAX System I reagent detection system allows a researcher to obtain results in three days that would take up to one year to obtain using traditional RNA blotting protocols. One version of our reagent system employs our patented TSA signal amplification technology, which allows researchers to conduct experiments with significantly smaller sample sizes than competing products.

     Microarray Scanning Service. In conjunction with the launch of MICROMAX, we developed a unique value-added service for our customers: we launched an array scanning service so that our customers

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can avoid having to make a capital investment in the scanning instrumentation needed to analyze a microarray after processing. Under this program, our MICROMAX customers can return their MICROMAX microarrays to us after they have completed their experiments, and we will process the microarrays and provide the customers with the data generated by their experiments. We offer users of this service a two-week turnaround and deliver a compact disc that contains all of the raw data and gene expression files necessary to interpret their experiment.

     Renaissance Nucleotides. We provide our customers with the broadest line of non-radioactive nucleotides in the industry, with 132 different variations. These products are used as labeling agents for the entire spectrum of applications within both functional genomics and pharmacogenomics. For example, our patented cyanine dye-labeled nucleotides are used by researchers to label sample RNA in preparation for a gene expression experiment on a microarray. We also manufacture nucleotide products sold by other suppliers, including Amersham Pharmacia Biotech AB and Molecular Probes, Inc.

     Tyramide Signal Amplification product line. We market a broad line of TSA research systems that are used to detect proteins and DNA or RNA in cells and tissues prior to analysis under a microscope. TSA, which is our patented signal amplification technology, gives users a 50- to 500-fold increase in signal intensity compared to traditional technologies. TSA therefore allows researchers to conduct experiments with smaller sample sizes and to reduce costs associated with the purchase of expensive antibodies used in immunological localization assays. TSA also offers exceptional resolution, allowing localization of assay targets at the sub-cellular level.

     Radioactive Nucleotides. We offer a full line of the radioactive nucleotides that are used to label DNA and RNA for most functional genomics applications. Our radioactive nucleotides are typically used in DNA and RNA blotting protocols and other gene expression assays. Our products offer multiple benefits to customers, including color coding by isotope for ease of identification, and patented chemical stabilization so the nucleotides do not need to be stored frozen.

     Kodak Image Station. The Kodak Image Station is a high resolution, low-cost digital imager used for chemiluminescent and fluorescent imaging of DNA, RNA and protein blots. We are Kodak's exclusive worldwide channel partner for this product. The Kodak Image Station is complemented by many of our Renaissance nucleotides, chemiluminescence reagents, and GeneScreen line of transfer membranes.

  High Throughput Screening

     Our offering of microplate platforms, fluorescent peptides, radiolabeled ligands and cloned receptors gives pharmaceutical high throughput screening laboratories a complete source of all of the key elements needed to perform receptor binding assays (including G-protein coupled receptors) and enzyme assays, which comprise more than 70% of all high throughput screening assays conducted.

     FlashPlate Assay Platforms. Our unique FlashPlate assay platforms provide customers with a simple, convenient and reproducible assay platform for enzyme, receptor binding, and functionally-based drug discovery assays. We also offer a broad range of specialty products that enable customers to screen a wide variety of potential drug targets. These products are in use by most of the major pharmaceutical companies around the world.

     Fluo-peptides. Our patented, fluorescent labeled, functionally active peptides are designed for use primarily in G-protein coupled receptor binding assays. Fluo-peptides are a key component of our recently introduced [FP](2) fluorescence polarization assay reagent system. The [FP](2) system enables a very rapid, homogeneous, precise, automation friendly and non-radioactive means of performing either primary or secondary high throughput screens. The platform is proven for 96- and 384-well formats and is extendable to 1,536-well formats.

     Radiolabeled Ligands. We have one of the most extensive lines of high purity, functionally active iodine-125 and tritium labeled products used for drug discovery around the world. These products are essential ingredients of receptor binding assays, a major focus of drug discovery efforts. We are constantly

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expanding this line of products in response to new discoveries and the associated customer demand for these materials.

     Cloned Receptors. Our cloned receptors and custom preparation services are used by drug discovery laboratories around the world for developing and performing G-protein coupled receptor binding assays. With the recent acquisition of Receptor Biology, we now have a more significant position in this important product area. We also offer cell culture and custom cloning services to our pharmaceutical customers, allowing them to outsource the preparation of proprietary receptors.

  Pharmacogenomics

     AcycloTerminators. AcycloTerminators are our unique patented analogs of nucleotides that are used in sequencing-type assays. Our products are also useful in various microplate- and array-based SNP assays. These products offer a unique advantage because their structures do not fall under any third-party patents; we therefore can offer our customers complete freedom to operate when they use our products.

     NEN Global IR(2) DNA Sequencer. In 1999, we collaborated with LI-COR, Inc. to launch a unique automated fluorescent DNA sequencer. LI-COR contract manufactures the instrument for us and markets it exclusively worldwide. LI-COR is also the exclusive distributor of our line of reagent systems used with the sequencer. These systems incorporate our patented AcycloTerminators.

  Radiochemical/Other

     Yttrium-90. We have acquired through an exclusive license a patented method of producing a very pure form of the Yttrium-90 isotope which is capable of being linked to antibodies that seek out and bind to proteins expressed by cancer cells. As a result, we believe we are at the forefront of the developing cancer radiotherapeutics market. We offer our clinical partners a high quality product and the experience and manufacturing infrastructure to facilitate seeking necessary regulatory approvals. Currently, several customers are using our Yttrium-90 in clinical trials of drugs directed to the cancer radiotherapy market, including Antisoma plc, which currently is in phase III clinical trials for ovarian cancer, and Mallinckrodt Inc., which currently is in phase II clinical trials for gastric cancer.

COLLABORATIONS

     Since 1997, we have entered into numerous strategic relationships, including product supply agreements, co-marketing agreements, licensing agreements, and distributorship agreements. We consider strategic partnerships to be important to achieving our objective of being a leader in biomolecular genomics. We enter into these agreements for several purposes, including gaining access to technology, gaining a new or better distribution channel for our products and technologies and gaining the ability to create a bundled offering of products. This component of our business adds value to customers and benefits us and our partners by enabling us to offer a product with a complete portfolio of intellectual property rights. Our current collaborations include:

  Functional Genomics

     Eastman Kodak Company. Since 1998, we have been the exclusive worldwide dealer of the Kodak Image Station, which is used to digitally image proteins and nucleic acids labeled with fluorescence and luminescence.

     AlphaGene, Inc. In 1998, we entered into an agreement with AlphaGene to cooperatively develop and market microarray products for gene expression studies.

     DAKO Corporation. In 1999, we granted non-exclusive rights to DAKO to use our TSA technology in reagent systems for the research and clinical pathology markets.

     Flow Amp Systems Ltd. In 1999, we granted Flow Amp a non-exclusive license to use TSA in reagent system products for detection of live cells by flow cytometry.

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     Merck & Co., Inc.  In 1999, Merck contracted with us to develop a sensitive and specific test for use in Merck's internal vaccine development program using our TSA technology.

     LI-COR, Inc. In 1999, we granted LI-COR exclusive rights to distribute our DNA sequencing AcycloTerminator kits. In exchange, LI-COR agreed to exclusively contract-manufacture automated DNA sequencers for us.

     Kreatech Diagnostics B.V. In 1999, Kreatech granted us an exclusive worldwide license for microarray applications of its patented ULS labeling technology in both the research and diagnostic markets. We also agreed with Kreatech to collaborate in the development of improved methods and products in the array field.

     GSI-Lumonics Inc. In 1999, we entered into a collaborative marketing agreement with GSI Lumonics under which we will cooperate in the marketing of our arrays and their scanning instruments.

     Affymetrix, Inc. In 2000, Affymetrix granted us a non-exclusive license under its portfolio of array patents. This license allows us to operate freely in the field of gene expression under all of Affymetrix's array patents.

  High Throughput Screening

     Packard Bioscience Company. In 1998, Packard Bioscience granted us exclusive license to, and purchase rights for, FlashPlate products manufactured by them under their patent.

  Pharmacogenomics

     Orchid BioSciences, Inc. In 2000, we granted Orchid an exclusive license to distribute our AcycloTerminator products in kit format to customers who use the products to carry out Orchid's patented Genetic Bit Analysis process of genotyping.

     Motorola, Inc. In 2000, we granted Motorola a non-exclusive license to distribute our AcycloTerminators in conjunction with Motorola's microarray products for non-Genetic Bit Analysis-type genotyping.

SALES AND DISTRIBUTION

     We sell our products and technologies through two principal means: sales to end user customers through our internal sales force and international distributor network and, increasingly, to a variety of strategic partners that incorporate our products and technologies into their products for sale to end users.

  Sales to End Users

     We believe that our proven ability to sell and distribute our products and technologies provides us a competitive advantage. We have a highly skilled direct sales force of 88 people, including 50 in the United States and 38 in Europe. We have organized our sales force into academic/government and industrial account managers responsible for product sales into major accounts. We also have technical sales specialists, all of whom hold Ph.D. degrees, who focus on either microarray markets or high throughput screening in conjunction with our account managers. Outside of the United States and eight countries in Europe covered by our direct sales force, we sell our products through a network of 45 specialized distributors managed by four sales agents. Our direct sales force and global distributor network have nurtured our global user base, which we estimate to be more than 100,000 researchers, and have an excellent track record for providing dedicated, efficient and timely service to our customers. We also make information about our products and services available on our Web site. In addition, we are a founding member of a group of life science companies that have joined with SciQuest.com to provide on-line ordering capability to customers.

     Our sales force generated over 450,000 orders in 1999. These orders were processed and implemented by our order taking and physical distribution centers located in Boston, Massachusetts and Brussels,

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

Belgium. These sites have proven to be highly efficient, processing and distributing 95% of orders within 24 hours, resulting in an overall 99% on-time delivery rate.

  Strategic Partners

     We license our products and technologies to strategic partners and supply them with our manufactured reagents or comprehensive reagent systems for sale through their own distribution channels. Our recently completed partnership arrangements with LI-COR, Inc. in the area of fluorescent DNA sequencing kits, and Orchid BioSciences, Inc. and Motorola, Inc., both of which have been granted licenses to sell our fluorescent AcycloTerminators in the SNP testing market, are examples of our use of strategic partners to broaden our penetration of our target markets. We actively collaborate with our partners to develop the appropriate products to meet their and their customers' particular requirements.

PRODUCT DEVELOPMENT

     Our research and development strategy is to selectively develop high margin products using our patented technology and proprietary reagents for high volume testing in functional genomics, high throughput screening and pharmacogenomics assay systems. To pursue this strategy, we devote substantial resources to our research and development efforts. Our research and development scientific staff is comprised of 52 experienced scientists, 26 of whom hold Ph.D. degrees. Our research and development staff includes molecular biologists, biochemists, cell biologists, chemists and pharmacologists.

     Our research and development efforts resulted in the introduction of 62 new products in 1999, including our MICROMAX DNA microarray systems, which contain a complete set of reagents, a DNA microarray and a fully validated protocol to perform gene analysis.

     We currently intend to develop and apply new patented and proprietary technology to improve the robustness and ease-of-use of DNA microarray technology and pharmacogenomics assays. We are also applying our expertise and patents in surface chemistry and signal amplification to manufacture improved DNA microarrays, and we plan to expand our offering of microarrays through the acquisition of an inventory of 7,000 additional human genes. In high throughput screening, we are focusing on the introduction of highly desired assays for certain protein receptors.

TECHNOLOGY

     We use a variety of technologies to develop products in the functional genomics, high throughput screening and pharmacogenomics markets. Our technologies constitute key ingredients in the assay process, enabling or improving our customers' ability to conduct the labeling and detection stages of an assay. Our customers prefer to use technologies that provide consistent results, are simple to use and are referenced in scientific literature.

  Functional Genomics

     We provide comprehensive reagent systems that allow researchers to study fundamental biology such as the assaying of genes turned on or off in a disease. A typical experiment done by our customers is the comparison of cancer cells versus normal cells in order to identify genes that may cause the malignancy. This assay method is referred to as differential gene expression. In these experiments, two cell samples, diseased cells and normal cells, are separately prepared and the RNA from each cell sample is labeled with light emitting, fluorescent molecules. In order to trace each sample, one population of RNA is labeled green and the other population is labeled red. The two samples are mixed together in the assay and placed on a DNA microarray. The DNA microarray is a set of hundreds or thousands of known genes that are placed in a grid formation on a glass microscope slide. The labeled RNA molecules attach to the genes on the array and by measuring the different amounts of red or green RNA molecules attached to the genes, the scientist can tell which of the sampled genes are normal or dysfunctional. Whether a gene is above normal or below normal in the cell is represented by one color predominating over the other. We provide the colored, fluorescent molecules, known as labeled nucleotides, the DNA microarrays, and the detection systems for these typical assays.

     In many scientific experiments, such as in human tissue biopsy, there is a limited amount of RNA available to label. Therefore, our customers may use our Tyramide Signal Amplification, or TSA, technology to increase the signal that this small amount of RNA emits. This patented technology allows researchers to use 2% or less of the RNA ordinarily used in an experiment and still detect enough signal by standard instrumentation. Using this small amount of material enables the testing of human biopsy materials on DNA microarrays and improved sensitivity will help further the understanding of diseases such as cancer, neurological disorders and infectious diseases.

  High Throughput Screening

     Our customers at pharmaceutical companies also use assay systems. High throughput screening is the testing of each of the components of chemical libraries, which may contain millions of distinct chemical entities, for their effect on a drug target such as a protein. As an example, a drug target could be the brain receptor protein that regulates the appetite sensation. Consequently, our pharmaceutical customers seek to identify chemicals that attach to this appetite receptor, possibly control appetite sensation and ultimately treat obesity. We offer technologies that our customers can easily apply to perform these tasks. Our FlashPlate assay system is a patented microplate format that rapidly detects attachment of a radioactive molecule to the surface of the microplates. Microplates are plastic plates that comprise 96 or 384 reagent wells in each plate. Each reagent well is used to test the activity of a specific chemical when it interacts with the drug target. We also provide the radioactive chemical, known as the radioactive ligand, used in the assay, and cloned receptors, which are used in certain receptor-binding assays.

     Many of our customers are seeking ways to reduce their dependence on radioactive detection systems. As an option to replace radioactivity in a high throughput screening assay, we also have patented technology that labels the ligand with fluorescent molecules. This is a very effective alternative for small proteins, known as peptides, in high throughput screening assays. We also have products in which we provide the drug target to the pharmaceutical customer as a cloned receptor. A receptor is a signaling molecule on the surface of the cell and its function is often associated with a specific disease. Many of these signaling molecules or receptors are excellent therapeutic targets.

  Pharmacogenomics

     Sequencing of the human genome has created the need for easy to use assay systems that screen a person's DNA for mutations, or SNPs. SNPs are associated with many inherited diseases and with inconsistencies in reactions to drugs that are seen from patient to patient. An example of this problem is the lack of response many people have to the pain killer codeine. About one in 10 people are unable to convert codeine to its active ingredient morphine because of a genetic defect, and, therefore, do not respond to normal doses of codeine. A critical feature of the technologies used for this type of testing is robustness, which refers to the technology's ability to produce accurate, consistent results despite slight variations in testing conditions. We offer robust technologies that are able to test thousands of samples for SNPs by colored fluorescent assays in homogeneous microplate formats.

  Yttrium-90

     A significant new application of our radioisotopic technology is the radiotherapeutic agent Yttrium-90. Our customers use proteins, such as monoclonal antibodies, as a means to selectively target and attach the cancer killing radioactive Yttrium-90 to cancer cells. Early attempts to use radiolabeled antibodies were not successful due in part to the foreign nature of the antibodies used. However, advances in the technology to make humanized antibodies, along with the successful attachment of Yttrium-90 to monoclonal antibodies, have allowed Yttrium-90-labeled antibodies to circumvent the human immune system and to serve as an effective therapy. Yttrium-90 is an effective cancer killing agent because the radiation it emits travels only a limited distance, killing cancer cells while sparing adjacent healthy tissue.

We use patented technologies to manufacture highly purified Yttrium-90, a critical requirement for radiotherapeutic products.

MANUFACTURING

     We utilize modern facilities to manufacture our products on a batch production basis. The process includes sourcing of raw materials from around the world, production chemistry labs for synthesis, separation and purification of reagents, laboratories for production of components and assembly of products, quality control laboratories for testing of raw materials, components and finished products against approved specifications, laboratories for liquid and powder dispensing, and finished product packaging for worldwide distribution. These processes are staffed with highly trained, experienced chemists using techniques and know-how developed over many years of production experience. The facilities include:

     - robotic synthesis and dispensing of higher volume products;

     - flexible automated capping, labeling and coating equipment capable of handling multi-product manufacturing demands;

     - automated chemical purification systems;

     - quality control of assay systems;

     - high volume cell and tissue culture processes and equipment;

     - automated array manufacturing systems; and

     - extensive environmental management systems throughout the entire process.

     Our facilities are scaleable and, accordingly, we have significant capacity to increase production of current products within our existing facilities. In addition, recently completed consolidations have provided 15,000 square feet of space suitable for development of new production capacity.

     Over 90% of our products are produced for inventory against forecasted demands and are maintained at levels to allow order fulfillment within one to three days from the time an order is placed. The balance of our products are produced on demand against customer specifications. In many of these orders, the manufacturing process includes assisting customers in finalizing specifications for their particular application.

INTELLECTUAL PROPERTY

     We seek patent protection on all of our unique technologies and products. We currently have a portfolio of 70 issued U.S. patents and 214 foreign counterparts. In addition, we have 46 pending U.S. and foreign patents. Finally, we have over 60 active licenses from third parties to their patented or proprietary technology which is used in our products or our manufacturing processes, or in the use of our products by our customers.

     We consider the protection of our proprietary technologies and products to be important to the success of our business. We rely on our patents, licenses and trademarks to establish and protect our proprietary rights to our technologies and products. None of our significant patents will expire before 2007. Our success depends to a significant degree upon our ability to develop proprietary products and technologies. It is critically important to our success that we adequately protect the intellectual property associated with these products and technologies. We intend to continue to file patent applications as we develop new products and technologies.

     Patents provide some degree of protection for our intellectual property. However, the assertion of patent protection involves complex legal and factual determinations and is therefore uncertain. In addition, the laws governing the scope of patent coverage and the periods of enforceability of patent protection continue to evolve. The scope of any of our issued patents may not be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier.

     We rely in part on trade secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Employees and consultants also sign agreements to assign us their interests in patents and copyrights arising from their work for us. Employees also agree not to compete unfairly with us after their employment by using confidential information, soliciting employees or soliciting customers. However, these agreements can be breached and, if breached, there may not be an adequate remedy available to us. Also, a third party may learn our trade secrets through means other than by breach of our confidentiality agreements, or they could be independently developed by our competitors.

COMPETITION

     The life sciences research market is highly fragmented. Some of our major competitors are listed below.

     Functional Genomics. With respect to radioactive functional genomics products, especially in the area of radiolabeled nucleotides, we compete with Amersham Pharmacia Biotech AB and ICN Biomedicals, Inc. With respect to non-radioactive products, the market is highly fragmented, with multiple competitors offering enzymes, labeling and detection reagents, membranes, film, and other complementary products. Our significant competitors include Amersham Pharmacia Biotech, Roche Diagnostics Corporation (a subsidiary of F. Hoffmann-La Roche Ltd.), and Life Technologies, Inc. The microarray market segment is also highly fragmented with numerous competitors, including Affymetrix, Inc., Clontech Laboratories, Inc., Invitrogen Corporation, and Display Systems Biotech, Inc.

     High Throughput Screening. Our only direct competitor in the radiolabeled ligands market is Amersham Pharmacia Biotech. Although FlashPlate is a proprietary NEN product and technology, we face competition from other technology platforms produced by Amersham Pharmacia Biotech, Packard Bioscience Company, PE Biosystems Group, and Aurora Biosciences Corporation. In the area of fluorescent peptides, we face no direct competition. In the cloned human receptors market, our competitors include Packard Bioscience (through its BioSignal, Inc. subsidiary), Euroscreen S.A. and in-house cloning divisions of pharmaceutical companies.

     Pharmacogenomics. PE Biosystems Group is our only direct competitor in the pharmacogenomics market.

     Biochemicals/Other. Our principal competitor in labeled chemicals is Amersham Pharmacia Biotech. Amersham Pharmacia Biotech, AEA Technology plc and MDS Nordion, a division of MDS Inc., have the ability to compete with us to provide Yttrium-90.

GOVERNMENT REGULATION

     Because of the nature of our operations and the use of hazardous substances in our ongoing manufacturing and research and development activities, we are subject to specific federal, state, and local laws, rules, regulations and policies governing the use, generation, manufacturing, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. We utilize fully licensed third parties to transport and dispose of hazardous materials and waste and have developed multiple sources, in most cases, to minimize the business impact of the potential unavailability of one of these resources at any given time due to regulation or licensing changes. Although we believe that our procedures for handling and disposing of such materials are safe and that we are in material compliance with all applicable government and environmental laws, rules, regulations and policies, the risk of accidental contamination or injury from these materials cannot be completely eliminated.

     Many of our products are subject to control by the Nuclear Regulatory Commission and the Massachusetts Department of Public Health. The Nuclear Regulatory Commission and the Massachusetts Department of Public Health have issued licenses to our sites to permit possession, manufacture, research, analysis, storage, distribution and export of certain products. We screen customer orders involving products regulated by the Nuclear Regulatory Commission to verify that a license, if necessary, has been obtained by our customer. Within the European Community, we hold licenses to permit the import, possession and use of such products.

     A limited number of our products are sold for in vitro diagnostic use and are subject to regulation by the U.S. Food and Drug Administration, or FDA, and equivalent agencies in other countries with respect to testing, safety, efficacy, marketing and labeling. Our manufacturing facilities for the production of these products are subject to periodic inspection by the FDA for compliance with the FDA's Good Manufacturing Practices. We believe we are in compliance in all material respects with applicable Good Manufacturing Practices requirements. Further, if the FDA approves the use of our Yttrium-90 as a cancer therapeutic, our subsequent manufacture, use, marketing and labeling of Yttrium-90 as a cancer therapeutic will be regulated by the FDA and corresponding agencies in other countries.

EMPLOYEES

     As of March 1, 2000, we employed 541 people - 455 in the U.S., 73 in Europe, and 13 in Canada. More than 30% of our employees hold advanced degrees. Approximately 235 of our employees work in manufacturing positions, 56 in research and development, and 160 in Sales/Customer/Technical Support, worldwide. The remaining employees work in corporate development, finance, information technology, legal, human resources, and other administrative functions. None of our employees is represented by a collective bargaining agreement nor have we experienced any work stoppage.

FACILITIES

     We own five multi-level buildings in Boston, Massachusetts, totaling 225,000 square feet, that provide space for research and development, manufacturing, packaging and distribution and administration (including corporate headquarters). In addition, we lease 25,000 square feet of space in North Billerica, Massachusetts for product manufacturing, packaging and distribution. Our other leased facilities include 5,500 square feet of lab and office space in Montreal, Canada where Fluo-peptide research, development and manufacturing take place, and 6,500 square feet of space in Beltsville, Maryland where we develop and manufacture cloned receptors. Our European base of operations is housed in a leased 11,000 square foot facility in Brussels, Belgium, which is used for administrative activities, customer order taking and certain marketing activities.

LEGAL PROCEEDINGS

     As of the date of this prospectus, we are not engaged in any legal proceeding that we expect to have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors as of March 31, 2000:

NAME                                        AGE                     POSITION
----                                        ---                     --------
Russell D. Hays...........................  55     President, Chief Executive Officer and
                                                   Director
George Uveges.............................  52     Senior Vice President of Administration
                                                   and Chief Financial Officer
Daniel J. Calvo...........................  44     Senior Vice President, Sales
Michael G. Johnson........................  53     Senior Vice President, Operations and
                                                     Molecular Biology
Margaret C. Turner........................  49     Senior Vice President, Human Resources
Gerald A. Moss............................  51     Vice President, Marketing and High
                                                     Throughput Screening
Jeffrey R. Neumann, Ph.D..................  51     Vice President, Business Development
Russell K. Garlick, Ph.D..................  45     Vice President, Research and Development
Rae G. Jones..............................  47     Vice President, European Business
                                                   Operations
John L. Zabriskie, Ph.D...................  60     Chairman of the Board
Jean-Pierre L. Conte......................  36     Director
Richard Hoskins...........................  36     Director
Richard D. Paterson.......................  57     Director
Robert J. Weltman.........................  35     Director

     Russell D. Hays has been our President and Chief Executive Officer and a director since January 5, 2000. Prior to joining NEN Life Sciences, Mr. Hays was President and Chief Executive Officer of ReSound Corporation from February 1998 to December 1999, and Executive Vice President, President Hospital Business of Nellcor, Puritan Bennett from May 1995 to February 1998. Previously, Mr. Hays served as President and CEO of Sequenom, Inc., a company specializing in the combination of proprietary molecular biological reactions, parallel processing using "biochips" and product detection by mass spectrometry, and Enzytech, Inc., a company specializing in time release drug delivery specifically aimed at delivery of macromolecules, proteins and peptides. In addition, Mr. Hays has held senior executive positions at Baxter International, Stryker Corporation and American Hospital Supply Corporation.

     George Uveges has been our Senior Vice President of Administration and Chief Financial Officer since July 1997. From June 1996 to February 1997, Mr. Uveges was the Chief Financial Officer and Vice President of Administration at Gelman Sciences. From April 1991 to March 1996, Mr. Uveges was the Chief Financial Officer of GI Plastek, a privately owned manufacturing company.

     Daniel J. Calvo has been our Senior Vice President of Worldwide Sales since September 1997. From July 1997 through August 1997, he was our National Sales Manager. Prior to that time, Mr. Calvo was with E.I. du Pont de Nemours and Company for 17 years in a career that spanned five businesses -- Diagnostics, Diagnostic Imaging, NEN Life Science Products, Packaging Products, and Elastomers -- most recently as National Sales Manager for DuPont's NEN Life Science Products business.

     Michael G. Johnson has been our Senior Vice President, Operations and Molecular Biology since April 1998, and was our Senior Vice President, Operations from July 1997 through April 1998. Mr. Johnson joined DuPont's NEN Life Science Products business in 1991 as Operations and Site Manager. Prior to 1991, Mr. Johnson had been with DuPont for 22 years in a career that spanned several operating departments within DuPont and included positions in Research and Development, Engineering, Business Development and Manufacturing.

     Margaret C. Turner has been our Senior Vice President of Human Resources since January 1998. From 1994 to 1997, Ms. Turner was a Human Resources Executive for the Lockheed Martin/General Dynamics Defense Systems business.

     Gerald A. Moss has been our Vice President responsible for Marketing and the product groups in High Throughput Screening since April 1998. From 1984 to 1998, Mr. Moss was the General Manager of FMC Corporation's BioProducts Division. Prior thereto, Mr. Moss was with Worthington Diagnostic Systems from 1973 to 1983, where he served in several capacities including Director of Marketing, New Business Development Manager, Product Manager, Sales representative, Senior Process Biochemist and Research Biochemist.

     Jeffrey R. Neumann, Ph.D., has been our Vice President, Business Development since July 1997. From 1992 to 1997, Dr. Neumann served in a variety of strategic marketing and business development roles for DuPont's NEN Life Science Products business. Dr. Neumann joined the NEN Life Science Products business in 1980, and has served in a variety of areas including research and development, manufacturing and marketing.

     Russell K. Garlick, Ph.D., has been our Vice President, Research and Development since July 1997. Prior thereto, Dr. Garlick was Research and Development Manager for the DuPont Medical Products Division, and Market Manager, AIDS Patient Management, a business focusing on innovative diagnostic products for managing AIDS patients. Dr. Garlick joined the NEN Life Science Products business in 1976.

     Rae G. Jones has been our Vice President of European Business Operations since July 1997. Mr. Jones joined the DuPont's NEN Life Science Products business in July 1996 as its European Business Manager based in Brussels, Belgium. Prior to that time, Mr. Jones had been with DuPont for 21 years focusing on the scientific instrument, life science and medical products markets.

     John L. Zabriskie, Ph.D., has been our Chairman of the Board since August 1, 1997, and was our President and Chief Executive Officer from August 1, 1997 to January 5, 2000. Prior to joining NEN, Dr. Zabriskie was President and Chief Executive Officer of Pharmacia and Upjohn, Inc. Prior to joining Upjohn in 1994, Dr. Zabriskie was Executive Vice President of Merck and Co., Inc. Dr. Zabriskie is on the Board of Directors of Kellogg Co., Biomira, Inc., and Cubist Pharmaceuticals, Inc.

     Jean-Pierre L. Conte has been a director of NEN Life Sciences since 1997. In 1995, Mr. Conte joined Genstar Capital, LLC, which is the sole general partner of Genstar Capital Partners II, L.P., a private equity investment firm, and has been a managing director of Genstar since 1997. From 1989 to 1995, Mr. Conte was a principal at The NTC Group, Inc., a private equity investment firm. Mr. Conte is also currently a director of BioSource International, Inc., TB Woods Corporation and a number of privately held corporations.

     Richard F. Hoskins has been a director of NEN Life Sciences since 1998 and a managing director of Genstar Capital, LLC, which is the sole general partner of Genstar Capital Partners II, L.P., a private equity investment firm, since April 1998. From January 1993 to April 1996, Mr. Hoskins was a partner with Schroeder Ventures in Germany, where he was responsible for a number of investments in industrial and technology companies, and an independent consultant from April 1996 to April 1998. Mr. Hoskins is a director of a number of privately held corporations.

     Richard D. Paterson has been a director of NEN Life Sciences since 1997. Mr. Paterson has been a managing director of Genstar Capital, LLC, which is the sole general partner of Genstar Capital Partners II, L.P., a private equity investment firm, since its formation and Executive Vice President and a director of Genstar Investment Corporation, an affiliate of Genstar, since 1987. Mr. Paterson is also currently Chairman of the Board of Prestolite Electric Holding, Inc., and a director of a number of privately held corporations.

     Robert J. Weltman has been a director of NEN Life Sciences since January 2000 and a Vice President of Genstar Capital LLC, the sole general partner of Genstar Capital Partners II, L.P., a private equity investment firm, since January 1998. Mr. Weltman joined Genstar as an Associate in August 1995. From July 1993 to July 1995, Mr. Weltman was an Associate in the Corporate Finance Department of Robertson, Stephens & Company. Mr. Weltman is also currently a director of BioSource International, Inc.

BOARD OF DIRECTORS

     As of the completion of this offering, our board of directors will be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

     Our class I directors, whose terms will expire at the 2001 annual meeting
of stockholders, will be                and                . Our class II
directors, whose terms will expire at the 2002 annual meeting of stockholders,
will be                and                . Our class III directors, whose terms
will expire at the 2003 annual meeting of stockholders, will be
and                .

BOARD COMMITTEES

     As of the completion of this offering, our board of directors will have an audit committee and a compensation committee. The audit committee will consist
of                ,                and                . The audit committee will
make recommendations to the board of directors regarding the selection of independent auditors, review the scope of audit and other services by our independent auditors, review the accounting principles and auditing practices and procedures to be used for our financial statements and review the results of those audits.

     The compensation committee will consist of                ,
               and                . The compensation committee will make
recommendations to the board of directors regarding our stock plans and the compensation of officers.

DIRECTOR COMPENSATION

     Except for reimbursement of reasonable travel expenses relating to attendance at board meetings, our directors are not currently compensated for their services as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE OFFICERS

  Compensation

     The following table sets forth the compensation paid by us during 1999 to our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary and bonus exceeded $100,000 (collectively, the "named executive officers").

                                                          ANNUAL
                                                       COMPENSATION
                                                    -------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                          SALARY      BONUS     COMPENSATION
---------------------------                         --------    -------    ------------
*John L. Zabriskie, Ph.D..........................  $399,984    $35,879       $   --
  President and Chief Executive Officer
George Uveges.....................................   183,500      9,660        6,750
  Senior Vice President of Administration and
  Chief Financial Officer
Daniel Calvo......................................   170,667      9,071        6,750
  Senior Vice President, Sales
Michael Johnson...................................   172,333      9,090           --
  Senior Vice President, Operations and Molecular
  Biology
Margaret C. Turner................................   171,600     25,000           --
  Senior Vice President, Human Resources

---------------
* Effective January 5, 2000, Dr. Zabriskie retired as our President and Chief Executive Officer and currently serves as our non-executive Chairman of the Board. On January 5, 2000, Russell D. Hays became our new President and Chief Executive Officer. Mr. Hays' current annual base salary is $367,000. For a description of the terms of Mr. Hays' employment, see "-- Employment Agreements."

  Aggregate Option Exercises in Fiscal Year 1999 and Fiscal Year-End Option
Values

     The following table shows the number of shares of our common stock covered by both exercisable and unexercisable options as of December 31, 1999 and the year-end value of exercisable and unexercisable options to purchase shares of our common stock as of December 31, 1999 for each named executive officer. No options to purchase shares of our common stock were granted to or exercised by the named executive officers in 1999.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                      OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 1999               DECEMBER 31, 1999
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
John L. Zabriskie, Ph. D. .................    353,360         530,040*
George Uveges..............................     15,000          85,000
Daniel J. Calvo............................     15,000          85,000
Michael G. Johnson.........................     15,000          85,000
Margaret C. Turner.........................     10,000          90,000

---------------
* Dr. Zabriskie retired as our President and Chief Executive Officer effective January 5, 2000, at which time all of his options vested in accordance with the terms of his employment agreement.

EMPLOYMENT AGREEMENTS

     In connection with his retirement as President and Chief Executive Officer, we entered into a letter agreement with John L. Zabriskie, Ph.D., which sets forth the terms of Dr. Zabriskie's resignation. Pursuant to the letter agreement, we agreed to pay Dr. Zabriskie one year's base salary, totaling $400,000, over the course of 2000, and to pay the cost of Dr. Zabriskie's health benefits for 2000. We also agreed that if we registered any shares of our common stock owned by Genstar Capital Partners II, L.P. pursuant to Genstar's demand registration rights, Dr. Zabriskie would be entitled to register a proportional number of shares owned by him.

     We have issued employment letters to each of Russell D. Hays, George Uveges and Margaret C. Turner that set forth the principal terms of their employment.

     Pursuant to a letter dated December 28, 1999, Mr. Hays became our President and Chief Executive Officer effective January 5, 2000. As President and Chief Executive Officer, Mr. Hays reports to the board of directors and is responsible for developing the strategic direction and vision, and carrying out the day-to-day activities, of NEN Life Sciences. Mr. Hays is entitled to an initial annual base salary of $367,000, which is subject to an annual review and increase at the sole discretion of the board of directors. Mr. Hays is also entitled to a bonus in accordance with an annual incentive plan, which provides for the payment of specified percentages of Mr. Hays' base salary based on our performance relative to budgeted levels. If Mr. Hays' employment is terminated for any reason other than for "cause," Mr. Hays will continue to receive his salary for one year.

     In connection with the commencement of Mr. Hays' employment with us, Mr. Hays purchased 111,111 shares of our common stock at a purchase price of $4.50 per share, and was granted an initial option to purchase 555,547 additional shares of our common stock at a price of $4.50 per share. These options vest on a straight-line basis over five years, except that all unvested options will vest immediately if Genstar Capital Partners II, L.P. no longer controls our board of directors. Mr. Hays' options expire in ten years from the date of grant.

     Pursuant to a letter dated July 10, 1997, Mr. Uveges became our Chief Financial Officer effective July 7, 1997. As Chief Financial Officer, Mr. Uveges is responsible for developing, implementing and maintaining the financial systems of NEN Life Sciences, which include worldwide controller, financial analysis and reporting, and treasury functions. Mr. Uveges was entitled to an initial annual base salary of $170,000, subject to an annual review and increase at the sole discretion of the board of directors. For 2000, Mr. Uveges' annual base salary is $187,000. Mr. Uveges is also entitled to a bonus in accordance with an annual incentive plan, which provides for the payment of specified percentages of Mr. Uveges' base salary based on our performance relative to budgeted levels. If Mr. Uveges' employment is terminated for any reason other than for "cause," Mr. Uveges will continue to receive his salary for one year, and will continue to receive benefits for 18 months.

     In connection with the commencement of Mr. Uveges' employment with us, Mr. Uveges purchased 150,000 shares of our common stock at a purchase price of $1.00 per share, and was granted an initial option to purchase 25,000 additional shares of our common stock at a price of $1.00 per share. These options vest on a straight-line basis over five years, except that all unvested options will vest immediately if Mr. Uveges' employment is terminated, other than for "cause," within 18 months following the date that Genstar Capital Partners II, L.P. no longer controls our board of directors. Mr. Uveges' options expire in ten years from the date of grant.

     Pursuant to a letter dated December 15, 1997, Ms. Turner became our Senior Vice President -- Human Resources effective January 5, 1998. As Senior Vice President -- Human Resources, Ms. Turner is responsible for organizational development, all human resources programs and procedures, and internal and external communications. Ms. Turner was entitled to an initial annual base salary of $165,000, subject to an annual review and increase at the sole discretion of the board of directors. For 2000, Ms. Turner's annual base salary is $178,500. Ms. Turner is also entitled to a bonus in accordance with an annual incentive plan, which provides for the payment of specified percentages of Ms. Turner's base salary based on our performance relative to budgeted levels. If Ms. Turner's employment is terminated for any reason other than for "cause," Ms. Turner will continue to receive her salary for one year, and will continue to receive benefits for 18 months.

     In connection with the commencement of Ms. Turner's employment with us, Ms. Turner purchased 75,000 shares of our common stock at a purchase price of $1.00 per share, and was granted an initial option to purchase 25,000 additional shares of our common stock at a price of $1.00 per share. These options vest on a straight-line basis over five years, except that all unvested options will vest immediately if Ms. Turner's employment is terminated, other than for "cause," within 18 months following the date that Genstar Capital Partners II, L.P. no longer controls our board of directors. Ms. Turner's options expire in ten years from the date of grant.

STOCK PLANS

     Our 1997 Equity Incentive Plan provides for the issuance of up to 2,700,000 shares of our common stock pursuant to stock options or other awards. The 1997 Equity Incentive Plan allows a committee of the board of directors to grant incentive stock options, non-qualified stock options, stock appreciation rights and stock awards. The committee has the authority to determine the employees who will receive the rewards, the amount of the awards, and other terms and conditions of the award. As of March 31, 2000, options to purchase 2,344,947 shares of our common stock had been issued under the 1997 Equity Incentive Plan. These options become exercisable over a five-to eight-year period commencing one year from the date of grant and expire ten years after the date of grant. We currently expect to terminate the 1997 Equity Incentive Plan prior to the completion of this offering, and replace it with a new equity incentive plan. The termination of the 1997 Equity Incentive Plan, however, will not affect options or other awards previous granted thereunder.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We intend to enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our rights, arising out of such person's services as a director or executive officer to us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     At present, there is no pending or threatened litigation or proceeding involving any of our directors, officers or employees where indemnification is expected to be required or permitted, and we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

           TRANSACTIONS WITH OFFICERS, DIRECTORS AND 5% STOCKHOLDERS

     We were organized by Genstar Capital LLC in 1997 to purchase the assets of the NEN Life Science Products business of E.I. du Pont de Nemours and Company. In connection with our formation, Genstar Capital Partners II, L.P., of which Genstar Capital LLC is the general partner, and Stargen II LLC, an affiliate of Genstar Capital LLC, purchased 13,733,944 and 266,056 shares, respectively, of our common stock for an aggregate purchase price of $13,733,944 and $266,056, respectively. In addition, we paid Genstar Capital LLC an acquisition fee of $2.7 million and reimbursed it for $343,000 of expenses related to the acquisition.

     We entered into a Management Advisory and Consulting Services Agreement with Genstar Capital LLC on July 2, 1997. Under this agreement, Genstar Capital LLC provides us with advisory services relating to strategic planning, proposed financing transactions, procurement of contracts, executive recruiting and other management matters. In return for its services, we pay Genstar Capital LLC a management fee of $700,000 per annum, increasing by 3% per annum, payable in quarterly installments, and reimburse it for reasonable out-of-pocket costs and expenses incurred in connection with the provision of services. The Management Advisory and Consulting Services Agreement expires on the earlier of July 2, 2007 or the last day of the first quarter in which Genstar Capital Partners II, L.P. holds less than 5% of our common stock. For the period July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, we paid Genstar Capital LLC management fees of $346,000, $711,000 and $732,000, respectively, and reimbursed it for expenses totaling $0, $114,000 and $20,000, respectively, pursuant to the Management Advisory and Consulting Services Agreement.

     In connection with their employment by us, we made $75,000 relocation loans to each of George Uveges, our Senior Vice President of Administration and Chief Financial Officer, and Daniel J. Calvo, our Senior Vice President, Sales. These loans bear interest at a rate of 9% per annum, are secured by a second mortgage on their primary residences, and mature on the earlier of the fifth anniversary of the loan or the termination of their employment.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of March 31, 2000 with respect to the beneficial ownership of our common stock by:

     - each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock;

     - each of our executive officers set forth on the executive compensation table on page 45;

     - each of our directors; and

     - all executive officers and directors as group.

     Unless otherwise indicated, the address for each stockholder on this table is c/o NEN Life Sciences, Inc., 549 Albany Street, Boston, Massachusetts 02118. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power for all of the shares of common stock held by them.

     This table lists applicable percentage ownership based on 16,066,111 shares
of common stock outstanding as of March 31, 2000 and           shares of common
stock outstanding after completion of this offering. Options to purchase shares of our common stock that are exercisable within 60 days of March 31, 2000 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

                                                                                     PERCENTAGE BENEFICIALLY
                                                                                              OWNED
                                                                                     ------------------------
                                                              SHARES BENEFICIALLY      BEFORE        AFTER
BENEFICIAL OWNER                                                     OWNED            OFFERING      OFFERING
----------------                                              -------------------    ----------    ----------
5% STOCKHOLDERS:
Genstar Capital LLC(1)
  555 California Street
  San Francisco, CA 94104...................................      13,733,944            85.5%
StarGen II LLC
  555 California Street
  San Francisco, CA 94104...................................         266,056             1.7
EXECUTIVE OFFICERS AND DIRECTORS:
Russell D. Hays.............................................         111,111               *
George Uveges(2)............................................         175,000             1.1
Daniel Calvo(2).............................................         100,000               *
Michael Johnson(2)..........................................         105,000               *
Margaret C. Turner(2).......................................         100,000               *
Gerald A. Moss(3)...........................................          60,000               *
Jeffrey R. Neumann, Ph.D.(4)................................          79,000               *
Russell Garlick, Ph.D.(4)...................................         164,000             1.0
Rae G. Jones(3).............................................         110,000               *
John L. Zabriskie, Ph.D.(5).................................       1,883,400            11.1
Jean-Pierre L. Conte(6).....................................      14,000,000            87.1
Richard Hoskins(6)..........................................      14,035,000            87.4
Richard D. Paterson(6)......................................      14,000,000            87.1
Robert J. Weltman(7)........................................              --               *
All of the directors and executive officers as a group (14
  persons)(8)...............................................      16,922,511            99.0

---------------
 *  Less than one percent.

(1) Genstar Capital LLC is the general partner of Genstar Capital Partners II, L.P., which holds 13,733,944 shares of common stock.

(2) Includes 25,000 shares subject to currently exercisable options.

(3) Includes 10,000 shares subject to currently exercisable options.

(4) Includes 14,000 shares subject to currently exercisable options.

(5) Includes 883,400 shares subject to currently exercisable options.

(6) Includes 13,733,944 shares owned by Genstar Capital Partners II, L.P. and 266,056 shares owned by StarGen II LLC. Mr. Conte, Mr. Hoskins and Mr. Paterson are the managers and managing directors of Genstar Capital LLC, the general partner of Genstar Capital Partners II, L.P., and are members of StarGen II LLC, and Mr. Paterson is the Administrative Member of StarGen II LLC. In such capacities, Mr. Conte, Mr. Hoskins and Mr. Paterson may be deemed to beneficially own the shares held by Genstar Capital Partners II, L.P. and StarGen II LLC, but disclaim such beneficial ownership, except to the extent of their economic interest therein.

(7) Mr. Weltman is a Vice President and a member (but not a managing member) of Genstar Capital LLC and a member (but not a managing member) of StarGen II LLC. Mr. Weltman does not have power to vote or dispose of, or to direct the voting or disposition of, any securities beneficially owned by Genstar Capital LLC or StarGen II LLC.

(8) Includes 1,031,400 shares subject to currently exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

     The following summarizes the material provisions of our capital stock. Our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, provide further information about our capital stock.

COMMON STOCK

     As of the completion of this offering, there will be      shares of common
stock, $.01 par value, authorized for issuance, and      shares of such common
stock outstanding. Each holder of common stock will be entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock will be entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of holders of preferred stock, if any, then outstanding. The common stock will have no preemptive, conversion rights or other subscription rights. There will be no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock will be fully paid and non-assessable.

PREFERRED STOCK

     As of the completion of the offering, we will be permitted to issue up to shares of undesignated preferred stock in accordance with the terms of our certificate of incorporation. Our board of directors will have the authority, without further action by our stockholders, to issue preferred stock in one or more series. In addition, our board of directors will be able to prescribe for each series of preferred stock they establish, the number of shares in that series, the number of votes, if any, to which the shares in that series are entitled, the consideration to be received for issuance of the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series.

     We believe that the availability of the preferred stock will provide us with increased flexibility in structuring possible future financings and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as our common stock, will be available for issuance without further stockholder action, unless action is required by applicable law, the rules of any stock exchange on which our securities may be listed, any then-existing contractual restrictions or unless we are restricted by the terms of any then-outstanding preferred stock.

     Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

WARRANTS

     In connection with our acquisition of Advanced Bioconcept in 1998, we issued warrants to the former stockholders of Advanced Bioconcept to purchase between 81,183 and 324,734 shares of our common stock at a purchase price of $0.01 per share. The actual number of shares of our common stock into which the warrants are exercisable will be determined upon the occurrence of a "liquidity event," which is defined in the agreement governing the warrants to include an initial public offering. We currently anticipate that in connection with this offering, the warrants will become exercisable for 81,183 shares of our common stock. All of such shares will be "restricted" shares in accordance with the Securities Act of 1933; however, the holders of such shares will be entitled to the registration rights described below under "-- Registration Rights."

REGISTRATION RIGHTS

     Pursuant to the terms of a Stockholders Agreement among us and our existing stockholders, any time we register any shares of our common stock for sale in a public offering under the U.S. Securities Act of 1933, our existing stockholders, who hold an aggregate of 16,066,111 shares of common stock, have the right to cause us to include their shares of common stock in such registration, subject to standard underwriter cut-back provisions. In addition, Genstar Capital Partners II, L.P., which owns 13,787,900 shares of common stock, can require us to register its shares of common stock for sale under the Securities Act on any three occasions.

CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND OF DELAWARE LAW

     General. Certain provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of NEN Life Sciences. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and our certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of NEN Life Sciences, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

     Delaware Takeover Statute. Following consummation of this offering, we will be subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, those provisions prohibit a publicly-held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date the business combination is approved by the board of directors and approved by the affirmative vote of at least
       66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who (a) owns 15% or more of the corporation's voting stock; (b) is an affiliate or associate of the corporation and was an owner of 15% or more of the corporation's outstanding voting stock within the last three years; or (c) is an affiliate or associate of persons described in (a) or
       (b).

     The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     Certificate of Incorporation and Bylaws. As of the completion of this offering, our certificate of incorporation will provide that any action to be taken by our stockholders must be effected at an annual or special stockholder meeting and may not be taken by written consent. Our bylaws will provide that special meetings of our stockholders may be called by our board of directors, our Chairman of the Board or our President. Our bylaws also will require advance written notice by a stockholder of a proposal or director nomination that such stockholder desires to present at an annual or special stockholders meeting. These provisions will delay consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board.

     As of the completion of this offering, our bylaws will provide that the authorized number of directors may be changed by an amendment to our bylaws adopted by our board or by our stockholders. Vacancies on our board may be filled by a majority of directors in office, although less than a quorum. Our certificate of incorporation will provide for a staggered board. Under a staggered board, each director is designated to one of three categories. Each year the directors' positions in one of the three categories are subject to election so that it would take three years to replace the entire board, absent resignation or premature expiration of a director's term, which may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of NEN Life Sciences.

TRANSFER AGENT AND REGISTRAR

                    has been appointed as transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have outstanding      shares of
common stock, assuming no exercise of the underwriters' over-allotment option.
Excluding the      shares of common stock offered by NEN Life Sciences in this offering and assuming no exercise of the underwriters' over-allotment option, as
of the date of this prospectus, there will be      shares of common stock
outstanding, all of which are restricted shares under the Securities Act. There are also outstanding warrants to purchase 81,183 shares of common stock. All restricted shares are subject to lock-up agreements with the underwriters pursuant to which the holders of the restricted shares have agreed not to sell, pledge or otherwise dispose of such shares for a period of 180 days after the date of this prospectus. Beginning 180 days after the effective date of this registration statement, all of such restricted shares will become available for sale at various times pursuant to Rule 144 of the Securities Act. The general provisions of Rule 144 are described below. All of the restricted shares that will become available for sale in the public market beginning 180 days after the effective date will be subject to volume and other resale restrictions pursuant to Rule 144 because the holders are affiliates of NEN Life Sciences. Credit Suisse First Boston Corporation may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice.

     In general, under Rule 144, an affiliate of NEN, or a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of
our common stock, approximately      shares immediately after this offering,
assuming no exercise of the underwriters' over-allotment option, or the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of NEN at any time during the 90 days immediately preceding the sale, and who has beneficially owned his or her shares for at least two years, is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

     We intend to file, within 180 days after the date of this prospectus, a Form S-8 registration statement under the Securities Act of 1933 to register shares issued pursuant to our equity compensation plan and shares issued in connection with option exercises. Shares of common stock issued pursuant to our equity compensation plan or upon exercise of options after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements.

LOCK-UP AGREEMENTS

     All officers and directors and certain other holders of our common stock
and options to purchase common stock, who collectively own      shares of common
stock and options to purchase      shares of common stock, have agreed pursuant
to lock-up agreements that, among other things, they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrant or other rights to purchase common stock for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation and ING Barings LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                                NUMBER
                        UNDERWRITER                            OF SHARES
                        -----------                           -----------
Credit Suisse First Boston Corporation......................
ING Barings LLC.............................................

                                                              -----------
          Total.............................................
                                                              ===========

     The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay:

                                                PER SHARE                           TOTAL
                                     -------------------------------   -------------------------------
                                        WITHOUT            WITH           WITHOUT            WITH
                                     OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                     --------------   --------------   --------------   --------------
Underwriting Discounts and
  Commissions paid by us...........  $                $                $                $
Expenses payable by us.............  $                $                $                $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     Our officers, directors and existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to      shares of common stock for employees, directors and other
persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in this offering will be reduced to the extent those persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "NENL."

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price will include:

     - the information presented in this prospectus and otherwise available to the underwriters;

     - the history of and prospects for the industry in which we compete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of this offering.

     We can offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934:

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

     Credit Suisse First Boston Corporation, through two wholly owned investment funds, holds an approximate 13% limited partnership interest in Genstar Capital Partners II, L.P., which holds 85.5% of our common stock. In addition, Credit Suisse First Boston is the administrative agent and an approximate 8.4% member of a group of lenders for our bank credit facility, all amounts outstanding under which will be repaid with a portion of the proceeds of this offering. See "Use of Proceeds."

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and
(iii) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for NEN Life Sciences by Latham & Watkins, San Francisco, California. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, is acting as counsel for the underwriters in connection with this offering.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule for the period July 1, 1997 through December 31, 1997, and as of and for the years ended December 31, 1998 and 1999, as set forth in their report. We have included our consolidated financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The combined financial statements of the NEN Life Science business of the Medical Products division of E.I. du Pont de Nemours and Company for the period January 1, 1997 to June 30, 1997, included in this registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules filed with the registration statement. You may obtain copies of the registration statement of which this prospectus is a part, together with such exhibits and schedules, upon payment of the fee prescribed by the Securities and Exchange Commission, or you may examine these documents without charge at the office of the Securities and Exchange Commission.

     After the offering is completed, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy reports and other information we file with the Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The Securities and Exchange Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements regarding companies, including NEN Life Sciences, that file electronically with the Commission.

                            NEN LIFE SCIENCES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
NEN LIFE SCIENCES, INC.:
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   F-3
Consolidated Statements of Operations for the period from
  July 1, 1997 through December 31, 1997 and the years ended
  December 31, 1998 and 1999................................   F-4
Consolidated Statements of Changes in Stockholders' Equity
  for the period from July 1, 1997 through December 31, 1997
  and the years ended December 31, 1998 and 1999............   F-5
Consolidated Statements of Cash Flows for the period from
  July 1, 1997 through December 31, 1997 and the years ended
  December 31, 1998 and 1999................................   F-6
Notes to Consolidated Financial Statements..................   F-7
NEN LIFE SCIENCE PRODUCTS (A DIVISION OF E.I. DU PONT DE
  NEMOURS AND COMPANY):
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-23
Combined Statement of Operations for the six months ended
  June 30, 1997.............................................  F-24
Notes to Combined Financial Statements......................  F-25

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
NEN Life Sciences, Inc.

     We have audited the accompanying consolidated balance sheets of NEN Life Sciences, Inc. (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NEN Life Sciences, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the period from July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/      ERNST & YOUNG LLP
                                          --------------------------------------

March 10, 2000
Boston, Massachusetts

                            NEN LIFE SCIENCES, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                 DECEMBER 31
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,447    $   888
  Accounts receivables less allowances ($1,101 at December
     31, 1998; $1,508 at December 31, 1999).................   14,908     17,602
  Inventories...............................................    8,543     10,321
  Prepaid expenses..........................................    1,973      1,132
  Deferred income taxes.....................................    2,077      2,318
  Other current assets......................................    2,986      1,294
                                                              -------    -------
          Total current assets..............................   31,934     33,555
Property, plant and equipment, net..........................   36,555     34,253
Investments.................................................      502     14,941
Goodwill and other intangible assets........................   11,520     14,512
Deferred income taxes.......................................    6,648         --
Other.......................................................    2,456      2,181
                                                              -------    -------
          Total assets......................................  $89,615    $99,442
                                                              =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 7,686    $ 8,446
  Accrued expenses..........................................    9,922     14,469
  Current maturities of long-term debt......................       --      3,402
                                                              -------    -------
          Total current liabilities.........................   17,608     26,317
Long-term debt, net of current portion......................   53,168     41,647
Other long-term liabilities.................................   10,353      4,142
Deferred income taxes.......................................       --      2,218
Commitments and contingencies...............................       --         --
Stockholders' equity:
  Class A common stock, par value $.01 per share authorized
     20,000,000 shares; 16,035,000 shares issued as of
     December 31, 1998 and 1999.............................      161        161
  Class B common stock, par value $.01 per share, authorized
     20,000,000 shares; none issued or outstanding..........       --         --
Additional paid-in capital..................................   16,333     16,333
Retained earnings (deficit).................................   (7,930)     9,039
Treasury stock, at cost (80,000 shares).....................       --        (80)
Accumulated other comprehensive loss........................      (78)      (335)
                                                              -------    -------
          Total stockholders' equity........................    8,486     25,118
                                                              -------    -------
          Total liabilities and stockholders' equity........  $89,615    $99,442
                                                              =======    =======

                See notes to consolidated financial statements.

                            NEN LIFE SCIENCES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                             PERIOD FROM
                                                             JULY 1, 1997
                                                               THROUGH       YEAR ENDED DECEMBER 31
                                                             DECEMBER 31,    -----------------------
                                                                 1997          1998          1999
                                                             ------------    ---------    ----------
Net sales..................................................    $45,415        $94,784      $103,854
Cost of sales..............................................     21,616         41,148        44,808
                                                               -------        -------      --------
Gross profit...............................................     23,799         53,636        59,046
Selling and marketing expenses.............................      9,547         22,813        24,122
General and administrative expenses........................      6,330         13,891        12,354
Research and development expenses..........................      3,482          8,740         9,422
Purchased in-process research and development..............     10,000          1,200            --
                                                               -------        -------      --------
Operating profit (loss)....................................     (5,560)         6,992        13,148
Other expenses (income):
  Gain on termination of pension and retiree healthcare
     plans.................................................         --             --       (11,014)
  Unrealized gain on warrant...............................         --             --       (10,079)
  Interest expense.........................................      3,626          5,225         5,074
  Interest income..........................................       (463)          (343)         (247)
  Foreign currency exchange loss...........................        277            148           419
  Amortization and other...................................        793            984         1,198
                                                               -------        -------      --------
Income (loss) before income tax expense (benefit)..........     (9,793)           978        27,797
Income tax expense (benefit)...............................     (1,124)            80        10,828
                                                               -------        -------      --------
Net income (loss)..........................................    $(8,669)       $   898      $ 16,969
                                                               =======        =======      ========
Net income (loss) per share:
  Basic....................................................    $  (.57)       $   .06      $   1.06
                                                               =======        =======      ========
  Diluted..................................................    $  (.57)       $   .06      $   1.02
                                                               =======        =======      ========

                See notes to consolidated financial statements.

                            NEN LIFE SCIENCES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                                      ACCUMULATED                   NET
                                                 ADDITIONAL   RETAINED                   OTHER                 COMPREHENSIVE
                                        COMMON    PAID-IN     EARNINGS    TREASURY   COMPREHENSIVE                INCOME
                                        STOCK     CAPITAL     (DEFICIT)    STOCK         LOSS         TOTAL       (LOSS)
                                        ------   ----------   ---------   --------   -------------   -------   -------------
  Class A common stock issued at
    inception.........................   $  2     $14,998                                            $15,000
  Class A common stock issued July 2
    through December 31, 1997.........                830                                                830
  Net loss for the period July 1
    through December 31, 1997.........                          (8,669)                               (8,669)    $ (8,669)
                                                                                                                 --------
  Net comprehensive loss..............                                                                           $ (8,669)
                                         ----     -------     --------                               -------     ========
Balance at December 31, 1997..........      2      15,828       (8,669)                                7,161
  Class A common stock issued.........                205                                                205
  Stock dividend......................    159                     (159)
  Issuance of equity warrant in
    connection with the ABL
    acquisition.......................                300                                                300
  Net income for the year ended
    December 31, 1998.................                             898                                   898     $    898
  Loss on foreign exchange
    contracts.........................                                                   $ (78)          (78)         (78)
                                                                                                                 --------
  Net comprehensive income............                                                                           $    820
                                         ----     -------     --------                   -----       -------     ========
Balance at December 31, 1998..........    161      16,333       (7,930)                    (78)        8,486
  Purchase of 80,000 shares...........                                      $(80)                        (80)
  Net income for the year ended
    December 31, 1999.................                          16,969                                16,969     $ 16,969
  Loss on foreign exchange
    contracts.........................                                                    (257)         (257)        (257)
                                                                                                                 --------
  Net comprehensive income............                                                                           $ 16,712
                                         ----     -------     --------      ----         -----       -------     ========
Balance at December 31, 1999..........   $161     $16,333     $  9,039      $(80)        $(335)      $25,118
                                         ====     =======     ========      ====         =====       =======

                See notes to consolidated financial statements.

                            NEN LIFE SCIENCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                             PERIOD FROM
                                                             JULY 1, 1997
                                                               THROUGH        YEAR ENDED DECEMBER 31
                                                             DECEMBER 31,     -----------------------
                                                                 1997            1998         1999
                                                           ----------------   ----------   ----------
OPERATING ACTIVITIES
  Net income (loss)......................................      $ (8,669)       $    898     $ 16,969
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
     Loss on foreign currency transactions...............           115             148          229
     Depreciation and amortization.......................         2,450           5,518        6,867
     Gain on termination of pension and retiree
       healthcare plans..................................            --              --      (11,014)
     Unrealized gain on warrant..........................            --              --      (10,079)
     Loss on disposal of fixed assets....................            --              --           30
     Charge for purchased in-process research and
       development.......................................        10,000           1,200           --
     Deferred income taxes...............................        (2,284)           (691)       8,588
     Cash (used in) provided by:
       Accounts receivable...............................           272          (1,123)      (3,286)
       Due to/from DuPont................................           965            (242)         934
       Inventories.......................................         4,056              99       (1,813)
       Prepaid expenses and other current assets.........        (2,179)         (1,863)       1,621
       Accounts payable..................................         7,940           4,265          951
       Accrued expenses..................................           248             371        3,636
       Other.............................................         1,514           2,287        1,509
                                                               --------        --------     --------
          Net cash provided by operating activities......        14,428          10,867       15,142

FINANCING ACTIVITIES
  Long-term debt borrowings..............................        70,000           3,100           --
  Principal payments on long-term debt...................       (10,000)        (10,336)      (8,101)
  Proceeds from issuance of common stock.................        15,830             205           --
  Acquisition of treasury stock..........................            --              --          (80)
                                                               --------        --------     --------
          Net cash provided by (used in) financing
            activities...................................        75,830          (7,031)      (8,181)

INVESTING ACTIVITIES
  Capital expenditures...................................        (1,003)         (9,296)      (3,314)
  Investments and intangibles............................            --            (503)      (2,995)
  Acquisition of NEN assets..............................       (84,289)          6,588           --
  Acquisition of ABL.....................................            --          (4,446)      (1,275)
                                                               --------        --------     --------
          Net cash used in investing activities..........       (85,292)         (7,657)      (7,584)
                                                               --------        --------     --------
          Net change in cash and cash equivalents........         4,966          (3,821)        (623)

Effect of exchange rate changes on cash and cash
  equivalents............................................           162             140           64
Cash and cash equivalents at beginning of period.........            --           5,128        1,447
                                                               --------        --------     --------
Cash and cash equivalents at end of period...............      $  5,128        $  1,447     $    888
                                                               ========        ========     ========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..........................................      $  2,388        $  5,518     $  4,504
  Income taxes paid......................................         2,176           1,205          478

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
  Warrant issued as part of acquisition..................            --             300           --
  Warrant received as part of strategic agreement........            --              --        4,358

                See notes to consolidated financial statements.

                            NEN LIFE SCIENCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1.  SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     NEN Life Sciences, Inc. (NEN or the Company) designs, manufactures and markets in-vitro biochemicals (chemical and biological testing products, radioactive isotopes and radioactively and non-radioactively labeled reagents) for labeling and detection in research and clinical diagnostic applications for academic, government, industrial, pharmaceutical and clinical research laboratories worldwide.

     In April 2000, the Company changed its name from NEN Holding, Inc. to NEN Life Sciences, Inc.

  Principles of Consolidation

     The consolidated financial statements include the accounts of all subsidiaries of the Company. All significant intercompany transactions are eliminated. NEN has determined that the U.S. dollar is the functional currency of its worldwide operations and that the functional currency determination is appropriate to the economic environment in which NEN operates. The financial data of foreign subsidiaries is translated using current exchange rates at the end of the year for balance sheet accounts, except for inventories and property, plant and equipment, which are translated at historical rates, and average exchange rates for operations, except for expenses related to balance sheet amounts that are translated at historical rates. Translation and transaction gains and losses are reflected in the statements of operations.

     The Company was incorporated in March 1997 and was inactive until the acquisition of the NEN Life Science Products business from E.I. du Pont de Nemours and Company (DuPont) on July 1, 1997, as described in Note 12.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     The Company recognizes revenue from product sales when goods are shipped to customers and provides for estimated returns and allowances. Proceeds received in advance of product shipment are recorded as deferred revenue in the balance sheet until the products are shipped.

  Research and Development Expenses

     Research and development costs are charged to expense as incurred.

  Advertising

     Advertising costs are expensed as incurred and are included in selling and marketing expense. Advertising expense for the period July 1, 1997 through December 31, 1997 (the 1997 Period), 1998 and 1999 amounted to $786,000,
$2,113,000 and $1,334,000, respectively.

                            NEN LIFE SCIENCES, INC.

  Income Taxes

     The Company uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted rates for differences between the tax and financial reporting basis of assets and liabilities. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefit, or that future deductibility is uncertain.

  Earnings Per Share

     Basic earnings per share have been computed based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share have been computed based upon the weighted-average number of common shares outstanding during the year, adjusted for the dilutive effect of shares issuable upon the exercise of stock options and warrants determined based upon the average market price for the period.

  Cash Equivalents

     Cash equivalents are stated at cost plus accrued interest, which approximates market. The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

  Concentration of Credit Risk

     The Company invests its excess cash in both deposits with major banks throughout the world and in a U.S. government security-based money market fund. The Company has not incurred any related losses. The carrying amount of cash equivalents approximates fair value. No cash equivalents were held at December 31, 1998. At December 31, 1999, $467,000 in cash equivalents were held.

     The Company sells a broad range of products in many countries of the world. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

  Inventories

     Inventories are stated at the lower of cost or market with cost determined by the first-in, first-out, (FIFO) method. Market costs are based on the lower of replacement cost or estimated net realizable value.

  Property and Equipment

     Property and equipment are stated on the basis of cost. The Company principally uses the straight-line method of depreciation for financial reporting purposes to amortize the cost of the assets over their estimated useful lives. Upon disposal of property, plant and equipment, the cost of the asset and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in earnings. Fully depreciated assets are not removed from the accounts until physical disposition. Expenditures for maintenance and repairs are charged to expense as incurred.

                            NEN LIFE SCIENCES, INC.

  Capitalized Interest

     Interest in the amount of $257,000 was capitalized in 1998 in connection with the Company's development of computer software for internal use. No interest was capitalized in 1999 or the 1997 Period. The amount capitalized was computed by applying the effective interest rate on the Company's borrowings to the amount of cost capitalized on the project until implementation. Costs incurred relating to development of the information technology project were approximately $.6 million and $11.2 million in the 1997 Period and 1998, respectively, of which an aggregate of approximately $7.5 million was capitalized and is being amortized over the useful lives of the related hardware and software.

  Goodwill and Other Intangible Assets

     The excess of aggregate purchase price over the fair value of net assets acquired is amortized by use of the straight-line method for periods of 20 years (in the case of the acquisition of Advanced Bioconcept described in Note 11) and 40 years (in the case of the acquisition of the NEN Life Science Products business described in Note 12).

     The cost of patents acquired as part of the July 1, 1997 purchase of the NEN business from DuPont are being amortized over the average estimated remaining economic life of the patents acquired (seven years). Costs of other intangibles, principally patents, acquired or internally developed subsequent to July 1, 1997, are being amortized over the estimated useful life of the items.

     License agreements and other intangibles are amortized on a straight-line basis over the estimated useful lives of the assets.

  Long-Lived Assets

     NEN continually evaluates the reasonableness of its amortization of intangibles and depreciation of property, plant and equipment. If it becomes probable that expected future undiscounted cash flows associated with the asset are less than the carrying value, the asset is written down to fair value. Based on the Company's review as of December 31, 1999, no impairment was evident.

  Environmental Matters

     Accruals for environmental matters are recorded as an expense when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company accrues its estimate of the costs to dispose of both radioactive and other hazardous wastes resulting from various production processes as the waste is generated.

     Liabilities related to future remediation costs are recorded when environmental assessments and/or clean ups are probable, and the cost can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals is generally based on the Company's commitment to a formal plan of action such as an approved remediation plan.

     The Company utilizes a $5.6 million letter of credit to collaterize its potential obligation for decommissioning its Boston and Billerica, Massachusetts sites, should such decommissioning be required. Management does not expect any material loss to result from the letter of credit because performance is not expected to be required, and, therefore, is of the opinion that the fair value of these instruments is zero.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock

                            NEN LIFE SCIENCES, INC.

options. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation. (See Note 10).

  Recently Issued Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income (Statement 130), which became effective for the Company in 1998. Statement 130 requires that an enterprise classify items of other comprehensive income, as defined therein, by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the balance sheet.

     In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP, which was adopted by the Company in March 1998, requires capitalization of certain costs incurred in connection with developing or obtaining internal use software. In the prior year, the Company capitalized such costs on a basis consistent with SOP 98-1.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities(Statement
133). The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company adopted Statement 133 in September 1998 in connection with its execution of a series of foreign exchange hedging transactions, as described in Note 9. The Company did not have any significant hedging activity prior to that date. The Company received a warrant in 1999 in connection with a strategic business relationship (see Note
9). The warrant is a derivative under Statement 133.

     The adoption of Statement 133 in September 1998 and the foreign exchange hedging transaction described in Note 9 resulted in comprehensive income being recorded in September 1998. The Company has no other elements of comprehensive income.

  Reclassifications

     Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the presentation used for the year ended December 31, 1999.

2.  INVENTORIES

     Inventories consist of the following (in thousands):

                                                               DECEMBER 31
                                                            -----------------
                                                             1998      1999
                                                            ------    -------
Finished products.........................................  $1,834    $ 2,561
Work in process...........................................   5,290      6,332
Raw material..............................................   1,419      1,428
                                                            ------    -------
                                                            $8,543    $10,321
                                                            ======    =======

                            NEN LIFE SCIENCES, INC.

3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (in thousands):

                                         ESTIMATED          DECEMBER 31
                                        USEFUL LIVES    -------------------
                                          (YEARS)        1998        1999
                                        ------------    -------    --------
Land..................................                  $ 2,250    $  2,250
Buildings and improvements............    10 to 40        6,331       6,699
Equipment.............................    3 to 15        34,435      37,339
                                                        -------    --------
                                                         43,016      46,288
Less allowance for depreciation.......                   (6,461)    (12,035)
                                                        -------    --------
                                                        $36,555    $ 34,253
                                                        =======    ========

     Depreciation expense for the 1997 Period, 1998 and 1999 was $1,995,000, $4,513,000 and $5,589,000, respectively.

     In addition, the Company leases production and office space and equipment under various cancelable and non-cancelable operating leases. Rental expense for the 1997 Period, 1998 and 1999 was approximately $133,000, $385,000 and $701,000, respectively.

     At December 31, 1999, aggregate minimum annual rental commitments under operating leases with initial or remaining non-cancelable lease terms of one year or more consisted of the following (in thousands):

2000........................................................  $  926
2001........................................................     875
2002........................................................     563
2003........................................................     284
2004........................................................     197
Thereafter..................................................     192
                                                              ------
                                                              $3,037
                                                              ======

                            NEN LIFE SCIENCES, INC.

4.  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consist of the following (in thousands):

                                                              DECEMBER 31
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
Goodwill -- gross........................................  $ 6,513    $ 7,789
Less accumulated amortization............................     (150)      (412)
                                                           -------    -------
Goodwill -- net..........................................    6,363      7,377

Patents and trademarks -- gross..........................    6,370      6,370
Less accumulated amortization............................   (1,324)    (2,233)
                                                           -------    -------
Patents and trademarks -- net............................    5,046      4,137

License agreements and other intangibles -- gross........      151      3,146
Less accumulated amortization............................      (40)      (148)
                                                           -------    -------
License agreements and other intangibles -- net..........      111      2,998
                                                           -------    -------

Total intangible assets -- gross.........................   13,034     17,305
Less accumulated amortization............................   (1,514)    (2,793)
                                                           -------    -------

Total intangible assets -- net...........................  $11,520    $14,512
                                                           =======    =======

     Amortization expense for the 1997 Period, 1998 and 1999 was $455,000, $939,000 and $1,279,000, respectively.

5.  CURRENT LIABILITIES

     Accrued expenses consist of the following (in thousands):

                                                               DECEMBER 31
                                                            -----------------
                                                             1998      1999
                                                            ------    -------
Accrued salaries and wages................................  $4,297    $ 6,390
Accrued income taxes......................................     388      2,202
Deferred revenue..........................................       -        867
Accrued royalties.........................................     199        730
Accrued professional fees.................................   2,188        594
Accrued interest..........................................     395        531
Accrued waste disposal....................................     375        418
Accrued freight...........................................     224        621
Other.....................................................   1,856      2,116
                                                            ------    -------
                                                            $9,922    $14,469
                                                            ======    =======

6.  LONG-TERM OBLIGATIONS, BANK CREDIT ARRANGEMENTS AND COMMITMENTS

     The Company has available a term loan facility ($50 million outstanding at December 31, 1998 and $45 million outstanding at December 31, 1999) with varying maturities through 2005, and a revolving credit agreement for $20 million expiring in 2002 to support overall working capital needs. There were no borrowings outstanding under the revolving credit agreement at December 31, 1999 ($3.1 million was outstanding at December 31, 1998). The agreement contains various market rate borrowing options for the

                            NEN LIFE SCIENCES, INC.

term loans and revolver (which range from base rate plus 1.75% to 2.25% or LIBOR plus 2.75% to 3.25%) and is secured by all of the Company's assets. At December 31, 1999, the interest rates ranged from 8.94% to 9.75%. Financial covenants limit the Company's borrowing capacity, require minimum EBITDA, interest coverage and fixed coverage ratios, and restrict capital expenditures and dividend payments.

     The Company estimates that the fair value of its long-term debt at December 31, 1998 and 1999 approximates its carrying value because the debt bears interest at or near market rates for similar issues.

     Maturities of long-term debt, including the current portion for the five years following December 31, 1999 are as follows: $3.4 million in 2000, $5.8 million in 2001, $4.9 million in 2002, $3.7 million in 2003, $18.8 million in 2004 and $8.5 million in 2005.

     The Company has entered into various agreements which require the Company to pay a specific percentage of product sales and/or a minimum royalty. These agreements have different terms (expirations through 2022), include a variety of renewal options and were acquired directly by NEN or via assignment as a result of the acquisition of the NEN Life Science Products Business described in Note
12. Expense under these agreements are recognized on an as-earned basis and recorded in the period earned as a component of cost of sales. Expense associated with these agreements was approximately $137,000 in the 1997 Period, $942,000 in 1998 and $2,268,000 in 1999.

7.  INCOME TAXES

     The components of income (loss) before income tax expense (benefit) consisted of the following (in thousands):

                                               JULY 1, 1997       YEAR ENDED
                                                 THROUGH          DECEMBER 31
                                               DECEMBER 31     -----------------
                                                   1997         1998      1999
                                               ------------    ------    -------
United States................................    $(10,378)     $1,777    $27,247
Foreign......................................         585        (799)       550
                                                 --------      ------    -------
                                                 $ (9,793)     $  978    $27,797
                                                 ========      ======    =======

     The provision for (benefit from) income taxes is as follows (in thousands):

                                                JULY 1, 1997       YEAR ENDED
                                                  THROUGH         DECEMBER 31
                                                DECEMBER 31     ----------------
                                                    1997        1998      1999
                                                ------------    -----    -------
Current:
  Federal.....................................    $   709       $ 344    $ 1,678
  State.......................................        181          46         21
  Foreign.....................................        270         326        371
                                                  -------       -----    -------
                                                    1,160         716      2,070
Deferred:
  Federal.....................................     (1,745)       (311)     6,744
  State.......................................       (539)       (325)     1,977
  Foreign.....................................          -           -         37
                                                  -------       -----    -------
                                                   (2,284)       (636)     8,758
                                                  -------       -----    -------
                                                  $(1,124)      $  80    $10,828
                                                  =======       =====    =======

                            NEN LIFE SCIENCES, INC.

     A reconciliation between the provision for (benefit from) income taxes and the amount computed through the application of the U.S. statutory tax rate (34% for the 1997 Period and 1998 and 35% for 1999) to income (loss) before income tax expense (benefit) taxes is as follows (in thousands):

                                                JULY 1, 1997       YEAR ENDED
                                                  THROUGH         DECEMBER 31
                                                DECEMBER 31     ----------------
                                                    1997        1998      1999
                                                ------------    -----    -------
Income tax expense (benefit) at statutory
  rate........................................    $(3,330)      $ 332    $ 9,729
Add (deduct):
  In-process research and development.........      2,064          --         --
  Research and development tax credits........         --        (388)      (465)
  State income taxes, net of federal income
     tax benefit..............................       (237)       (200)     1,299
  Other items.................................        379         336        265
                                                  -------       -----    -------
                                                  $(1,124)      $  80    $10,828
                                                  =======       =====    =======

     Deferred income taxes for 1998 and 1999 reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Deferred tax assets (liabilities) are as follows (in thousands):

                                                              DECEMBER 31
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
Deferred tax assets:
  Net operating loss and tax credit carryforwards........  $ 2,521    $ 2,390
  Intangible assets......................................    2,245      2,106
  Post retirement/employee benefits......................    4,030         84
  Accrued liabilities not deductible until paid..........    1,188      1,357
  Inventory/other reserves...............................    1,528      1,561
                                                           -------    -------
       Total deferred tax assets.........................   11,512      7,498
Deferred tax liabilities:
  Unrealized gain on warrant.............................       --     (4,088)
  Depreciation and other.................................   (2,787)    (3,310)
                                                           -------    -------
       Total deferred tax liabilities....................   (2,787)    (7,398)
                                                           -------    -------
          Net deferred tax assets........................  $ 8,725    $   100
                                                           =======    =======

     At December 31, 1999, net operating loss and tax credit carryforwards consisted of research and development tax credits of $1,164,000, which expire in 2018 and 2019, alternative minimum tax credits of $1,002,000 and state investment tax credits of $224,000, which expire in 2002.

     Undistributed earnings of foreign subsidiaries aggregated approximately $1,300,000 at December 31, 1999, which, under existing law, will not be subject to U.S. tax until distributed as dividends. Because the earnings have been or are intended to be indefinitely reinvested in foreign operations, no provision has been made for U.S. income taxes that may be applicable thereto.

8.  RETIREMENT PLANS

     The Company terminated its noncontributory defined benefit plan and retiree healthcare plan which covered substantially all U.S. employees in August 1999. The gain on termination of the plans consists of a gain on curtailment ($16,250,000), a settlement loss ($5,009,000) and expenses related to the termination. The benefits from the pension plan were based primarily on employees' years of service and pay near retirement. The retiree healthcare plan provided benefits for retired U.S. employees and their eligible

                            NEN LIFE SCIENCES, INC.

dependents on a cost-sharing basis. The Company's U.S. employees became eligible for such benefits when they achieved age 50 with 15 years of service. The Company did not fund the retiree healthcare arrangements. In connection with the pension plan termination, which was announced in August 1999, the Company invested its pension assets in bonds with a similar duration and maturity to its pension liability. The pension assets will be distributed to employees or used to purchase annuities in 2000 in complete satisfaction of the Company's U.S. pension obligation. The excess pension assets will be distributed to participants in the pension plan.

     The retiree healthcare plan was terminated in 1999 for all participants who were not currently retired and had elected retiree healthcare.

     Pension coverage for employees of non-U.S. subsidiaries are through government programs or are provided under separate plans and funded through deposits with trustees under insurance policies. The amounts under these programs are not significant.

     A reconciliation of the changes in the plans' benefit obligation and fair value of assets for the period from July 1, 1997 through December 31, 1997 and for each of the two years in the period ended December 31, 1999, and a statement of funded status as of December 31 of each period follows (in thousands):

                                                  PENSION PLAN             RETIREE HEALTHCARE PLAN
                                           ---------------------------   ---------------------------
                                            1997      1998      1999      1997      1998      1999
                                           -------   -------   -------   -------   -------   -------
RECONCILIATION OF BENEFIT OBLIGATION
Obligation at beginning of period........  $20,300   $21,729   $25,628   $ 4,935   $ 5,272   $ 6,948
Service cost.............................      693     1,549     1,068       161       399       248
Interest cost............................      736     1,448       966       176       392       289
Actuarial (gain) loss....................       --       917      (166)        -       887      (877)
Gain due to curtailment..................       --        --    (9,854)       --        --    (6,396)
Settlement loss..........................       --        --     5,009        --        --        --
Benefits payments........................       --       (15)      (37)       --        (2)       (4)
                                           -------   -------   -------   -------   -------   -------
Obligation at December 31................  $21,729   $25,628   $22,614   $ 5,272   $ 6,948   $   208
                                           =======   =======   =======   =======   =======   =======
RECONCILIATION OF FAIR VALUE OF PLAN
  ASSETS
Fair value of plan assets at beginning of
  period.................................       --   $19,316   $22,897        --        --        --
Actual return on plan assets.............  $   956     3,586      (110)       --        --        --
Transfer of pension assets from DuPont as
  part of NEN acquisition................   18,360        38        --        --        --        --
Employer contributions...................       --        --        --        --   $     2   $     4
Benefit payments.........................       --       (15)      (37)       --        (2)       (4)
Expenses.................................       --       (28)     (136)       --        --        --
                                           -------   -------   -------   -------   -------   -------
Fair value of plan assets at December
  31.....................................  $19,316   $22,897   $22,614   $    --   $    --   $    --
                                           =======   =======   =======   =======   =======   =======
FUNDED STATUS OF PLAN
Funded status at December 31.............  $(2,413)  $(2,731)  $    --   $(5,272)  $(6,948)  $  (208)
Unrecognized actuarial (gain) loss.......     (177)   (1,214)       --        --       887        --
                                           -------   -------   -------   -------   -------   -------
Net pension liability recognized on the
  consolidated balance sheet.............  $(2,590)  $(3,945)  $    --   $(5,272)  $(6,061)  $  (208)
                                           =======   =======   =======   =======   =======   =======

                            NEN LIFE SCIENCES, INC.

     Net periodic benefit cost for the plans are as follows (in thousands):

                                                     PENSION PLAN              RETIREE HEALTHCARE PLAN
                                           --------------------------------   --------------------------
                                           JULY 1, 1997      YEAR ENDED       JULY 1, 1997   YEAR ENDED
                                             THROUGH         DECEMBER 31        THROUGH      DECEMBER 31
                                           DECEMBER 31    -----------------   DECEMBER 31    -----------
                                               1997        1998      1999         1997       1998   1999
                                           ------------   -------   -------   ------------   ----   ----
Service cost--benefits earned during the
  period.................................     $ 693       $ 1,549   $ 1,068       $161       $399   $248
Interest cost on projected benefit
  obligation.............................       736         1,448       966        176        392    289
Recognized loss on termination...........        --            --        --         --         --     14
Expected return on plan assets...........      (779)       (1,642)   (1,134)        --         --     --
                                              -----       -------   -------       ----       ----   ----
                                              $ 650       $ 1,355   $   900       $337       $791   $551
                                              =====       =======   =======       ====       ====   ====

     The weighted average assumptions as of December 31 used in the measure of the Company's benefit obligations are:

                                                PENSION PLAN            RETIREE HEALTHCARE PLAN
                                          ------------------------      ------------------------
                                          1997      1998      1999      1997      1998      1999
                                          ----      ----      ----      ----      ----      ----
Discount rate...........................  7.25%     6.75%     7.25%     7.25%     6.75%     7.25%
Expected return on plan assets..........  8.50%     8.50%     8.50%      N/A       N/A       N/A
Rate of compensation increases..........  4.73%     4.73%     4.73%      N/A       N/A       N/A

     For measurement purposes, prior to July 31, 1999, a 9.0% annual rate of increase in the per capita cost of company-provided healthcare benefits was assumed for 1999. The rate was assumed to decrease gradually by 1/2% annually to 6% in 2006 and remain at that level thereafter.

     After July 31, 1999, the trend rate before age 65 is 37% for 1999, 8% for 2000, decreasing 1/2% annually to 5%, and after age 65 the trend rate is 37% for 1999, 10% for 2000, 9% for 2001, 8% for 2002, then decreasing 1/2% annually to 5%.

     Assumed healthcare cost trend rates have an effect on the amounts reported for the healthcare plan. A 1% change in assumed healthcare cost trends would have the following effects (in thousands):

                                                              1% INCREASE   1% DECREASE
                                                              -----------   -----------
Effect on total of service and interest cost components for
  the year ended December 31, 1999..........................     $127          $(96)

Effect on December 31, 1999 post retirement benefit
  obligation................................................       22           (18)

     The Company also sponsors a defined contribution savings plan for eligible U.S. employees. The Company contributed 50% of the first 4% of an employee's pre-tax contribution in 1998 and 1999. The contribution percentage was increased to 100% of the first 5% effective January 1, 2000. Expenses related to the savings plan were $240,000 in the 1997 Period, $431,000 in 1998 and $466,000 in 1999.

9.  FINANCIAL INSTRUMENTS

     The Company operates internationally and, as a result, is exposed to foreign currency fluctuations. Specifically, the exposure includes firm or forecasted intercompany trade accounts, intercompany loans, and third-party sales or payments. In an attempt to reduce this exposure, foreign currency forward contracts are utilized and accounted for as hedging instruments. The Company does not use derivative financial instruments for speculative purposes.

                            NEN LIFE SCIENCES, INC.

     As of December 31, 1999, the Company has one contract to sell 39 million Japanese Yen for $350,000 with a settlement date of January 20, 2000, related to Japanese Yen receivables outstanding at December 31, 1999. In addition, the Company has 12 contracts to sell 399 million Japanese Yen for $3.8 million, with settlement dates from February 2000 to January 2001, related to forecasted transactions in 2000.

     No gain or loss has been recognized in 1998 or 1999 related to hedge ineffectiveness, as defined in Statement 133.

     In October 1999, the Company entered into a strategic relationship with an e-commerce provider for scientific and laboratory products. As a part of the agreement, the Company received a warrant to purchase 350,083 shares of common stock at a purchase price of $0.01 per share. The warrant is dated November 1, 1999 and expires on the tenth anniversary of the warrant. The shares exercisable under the warrant agreement vest over a five-year period (20% on each anniversary date). The warrant agreement and the Company's right to acquire any unexercised shares is terminated if the strategic relationship is terminated or if the provider is no longer the Company's exclusive e-commerce provider.

     The Company determined that the initial value of the warrant agreement (based on the original offering price of the strategic partner who completed an initial public offering in November 1999, discounted for termination risk) was $4.4 million. The initial value will be reflected in earnings over the five-year contract period on a straight-line basis. At December 31, 1999, $3.5 million of the deferred revenue is included in other long-term liabilities and $867,000 is included in accrued expenses.

     The warrant agreement is a Derivative Instrument under Statement 133. Accordingly, the warrant is carried at fair market value, with the change in fair market value recognized in earnings. The fair market value at December 31, 1999 was determined to be $14.4 million, based on the December 31, 1999 closing price of the underlying stock, discounted for termination risk. The $10.1 million increase in fair market value is reflected in 1999 earnings.

10.  STOCKHOLDERS' EQUITY

  Stock Split

     On July 17, 1998, the Company effected a 100-for-1 stock split in the form of a stock dividend. Shareholders of record on July 17, 1998 received 99 additional shares of common stock for every share they owned on July 17, 1998. Share data for all periods presented herein have been adjusted to give effect to the stock split.

  Stock Purchase Warrant

     In connection with the Company's acquisition of Advanced Bioconcept (1994) Ltd. described in Note 11, the Company issued a Stock Purchase Warrant (Warrant). The Warrant allows the purchase of between 81,183 and 324,734 shares of NEN Class A common stock at $.01 per share. The Company has reserved 324,734 shares related to the Warrant. The actual number of shares that can be acquired is based on the ratio of Advanced Bioconcept sales to consolidated sales at the liquidity event, as defined in the Warrant agreement. As of December 31, 1999, the ratio would result in 81,183 shares being available for purchase under the Warrant. The Warrant expires in August 2008.

     The fair value of the Warrant was $300,000 when it was issued.

  Stock Options

     The Board of Directors adopted and the Shareholders approved the 1997 Equity Incentive Plan (the Plan). The Plan provides for the issuance of up to 2,700,000 shares (increased from 1,666,700 on April 17,

                            NEN LIFE SCIENCES, INC.

1998 and from 1,966,700 on December 28, 1999) of Common Stock (either Class A common stock or Class B common stock) in connection with stock options or other awards under the Plan. The Plan allows a committee of the Board of Directors (the Committee) to grant incentive stock options, non-qualified stock options, stock appreciation rights and stock awards (including the use of restricted stock and phantom shares). The Committee has the authority to determine the employees who will receive the rewards, the amount of the awards, and other terms and conditions of the award. Payments may be in cash and, to the extent permitted by the Committee, by common stock or a combination thereof.

     The Plan provides that shares granted come from the Company's authorized but unissued or reacquired common stock and be granted at fair market value on the date of the grant. The options currently outstanding become exercisable over a five-to eight-year period commencing one year from the date of grant and expire ten years after the date of grant.

     A summary of the status of the Company's stock option plan is as follows:

                                                           DECEMBER 31
                                                  ------------------------------
                                                    1997       1998       1999
                                                  --------   --------   --------
Options exercisable.............................        --    201,680    448,360
Options available for grant.....................   658,300    223,300    884,600
Weighted average exercise price of options
  exercisable...................................  $   1.00   $   1.00   $   1.00

     Changes in the options outstanding since July 1, 1997 are summarized in the following table (adjusted to reflect the 1998 100-for-1 stock split):

                                                                        WEIGHTED
                                                                        AVERAGE
                                              NUMBER OF                 EXERCISE
                                               SHARES     PRICE RANGE    PRICE
                                              ---------   -----------   --------
Balance of July 1, 1997.....................         --
Options granted.............................  1,008,400   $      1.00    $1.00
                                              ---------
Balance at December 31, 1997................  1,008,400   $      1.00    $1.00
Options granted.............................    735,000   $      1.00    $1.00
Options forfeited...........................         --
                                              ---------
Balance at December 31, 1998................  1,743,400   $      1.00    $1.00
Options granted.............................    212,000   $3.50-$4.50    $3.65
Options forfeited...........................   (140,000)  $      1.00    $1.00
                                              ---------
Balance at December 31, 1999................  1,815,400   $1.00-$4.50    $1.31
                                              =========

     The following table summarizes information about stock options outstanding as of December 31, 1999:

                                                           WEIGHTED                  WEIGHTED
                                            WEIGHTED        AVERAGE                   AVERAGE
        RANGE OF            NUMBER         REMAINING       EXERCISE      NUMBER      EXERCISE
     EXERCISE PRICE       OUTSTANDING   CONTRACTUAL LIFE     PRICE     EXERCISABLE     PRICE
------------------------  -----------   ----------------   ---------   -----------   ---------
$1.00...................   1,603,400          7.9            $1.00       448,360       $1.00
$3.50 to $4.50..........     212,000          9.4             3.65            --          --
                           ---------
$1.00 to $4.50..........   1,815,400          8.1             1.31       448,360       $1.00
                           =========

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123). Accordingly, no compensation cost has been recognized for the stock option plans.

                            NEN LIFE SCIENCES, INC.

     The Company's pro forma information is as follows (in thousands, except per share amounts):

                                                  JULY 1, 1997      YEAR ENDED
                                                     THROUGH       DECEMBER 31
                                                   DECEMBER 31    --------------
                                                      1997        1998    1999
                                                  -------------   ----   -------
Net income (loss)...............................     $(8,669)     $898   $16,969
Estimated pro forma compensation expense from
  stock options.................................         (18)      (64)      (81)
                                                     -------      ----   -------
Pro forma net income (loss).....................     $(8,687)     $834   $16,888
                                                     =======      ====   =======

Pro forma net income (loss) per share:
  Basic.........................................     $  (.57)     $.05   $  1.06
  Diluted.......................................     $  (.57)     $.05   $  1.02

     Compensation expense associated with an award is recognized over the vesting period of the related option grant. Therefore, the impact on pro forma net income/loss may not be representative of compensation expense in future years, when the effect of the amortization of multiple awards would be reflected in the pro forma net income/loss.

     The fair value of each option grant is estimated on the date of grant with the following weighted-average assumptions: dividend yield--none; risk-free interest rate--5.4% to 6.5%; and expected life--7-10 years. The weighted-average fair value of options granted in the 1997 Period, 1998 and 1999 was $.36, $.43 and $1.26, respectively. The weighted-average contractual life of options outstanding at December 31, 1997, 1998 and 1999 was 9.6 years, 8.9 years and 8.1 years, respectively.

11.  ACQUISITION OF ADVANCED BIOCONCEPT (1994) LTD.

     On October 31, 1998, the Company acquired all of the outstanding stock of Advanced Bioconcept (1994) Ltd. (ABL), a Canadian corporation, for $4 million in cash and issuance of the Warrant with a value of $300,000 (See Note 10). The Company also incurred transaction costs of $196,000 in connection with the acquisition. ABL designs, manufactures and markets fluorescent-labeled peptides for labeling and detection in research applications. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the total purchase price has been allocated to the assets acquired and the liabilities assumed based upon their fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $3.3 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years. The operating results of ABL are included in the Company's consolidated results of operations since October 31, 1998, and pro forma effects are not material.

     The net initial purchase price, including transaction costs, was allocated as follows (in thousands):

  Current assets............................................  $  799
  Current liabilities.......................................    (767)
  Property and equipment....................................      23
  Other assets..............................................     273
  Purchased in-process research and development.............   1,200
  Goodwill, patents and other intangibles...................   3,543
  Other liabilities.........................................    (325)
                                                              ------
  Purchase price............................................  $4,746
                                                              ======

     A charge to operations of $1.2 million was recorded at the date of acquisition for in-process research and development (R&D). The value of the R&D was determined based on an independent appraisal of the R&D projects considering the cost to complete the R&D projects and future economic benefit resulting from the completed R&D projects.

                            NEN LIFE SCIENCES, INC.

     Financial Accounting Standard Board Interpretation No. 4 requires that in-process R&D be charged to expense upon consummation of the purchase transaction. Accordingly, the $1.2 million allocated to in-process R&D was expensed in 1998.

     The purchase agreement includes additional contingent payments to the selling shareholders of ABL based on certain performance and development standards. The maximum contingent payout under the agreement is $9 million. The contingent liability will be recorded and goodwill increased accordingly as the payments are earned. Contingent payments of $250,000 and $1,275,000 have been earned in 1998 and 1999, respectively.

12.  ACQUISITION OF NEN LIFE SCIENCE PRODUCTS BUSINESS

     Effective as of July 1, 1997, the Company acquired substantially all of the assets of NEN Life Science Products Business from E.I. du Pont de Nemours and Company (DuPont).

     The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $3.2 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

     The net purchase price was allocated as follows (in thousands):

  Working capital..........................................  $32,331
  Property and equipment...................................   32,323
  Other assets.............................................   15,518
  Purchased in-process research and development............   10,000
  Goodwill.................................................    3,240
  Other liabilities........................................   (9,182)
                                                             -------
  Purchase price...........................................  $84,230
                                                             =======

     A charge to operations of $10 million was recorded at the date of acquisition for in-process research and development (R&D). The value of the R&D was determined based on an independent appraisal of the R&D projects considering the cost to complete the R&D projects and the future economic benefit resulting from the completed projects.

     Financial Accounting Standards Board Interpretation No. 4 requires that in-process R&D be charged to expense upon consummation of the purchase transaction. Accordingly, the $10 million allocated to in-process R&D, net of related deferred taxes of $1,583,000, is reflected in retained earnings (deficit) at July 1, 1997 and is included as an expense in the period July 1, 1997 to December 31, 1997.

     The purchase agreement provides for additional contingent payments to DuPont to the extent that the Company's gross profit margin from the business acquired exceeds specified levels over the subsequent five years. The timing of such payments, to the extent earned, are subject to cash availability under the Company's financing arrangements. The maximum payout under the agreement is $42 million. The contingent payment liability will be recorded when earned. No contingent payments have been earned in the 1997 Period, 1998 or 1999.

13.  RELATED PARTY TRANSACTIONS

     In connection with the NEN acquisition (see Note 12), the Company paid $3.0 million in fees and expenses to its primary stockholder. The Company also paid to the primary stockholder management fees of $346,000, $711,000 and $732,000 for the 1997 Period, 1998 and 1999, respectively. In addition, the

                            NEN LIFE SCIENCES, INC.

Company reimbursed the primary stockholder for expenses incurred for the benefit of the Company aggregating $114,000 and $20,000 during 1998 and 1999, respectively.

14.  OPERATIONS BY INDUSTRY SEGMENTS AND GEOGRAPHIC AREA

     NEN is a global provider of products, services and technologies for life science research in the field of functional genomics, high throughput screening and drug discovery. Products share similar distribution and manufacturing resources and are marketed and sold to the research community. Operating results are assessed on an aggregate basis.

     Consequently, as permitted by the provisions of Statement 131, Disclosure About Segments of an Enterprise and Related Information, the Company has one reportable segment for financial statement purposes.

     Net sales, based on the point of sale, not the location of the customer, and long-lived and net assets by geographic area, are as follows (in thousands):

                                             JULY 1, 1997
                                                THROUGH       YEAR ENDED DECEMBER 31
                                              DECEMBER 31     -----------------------
                                                 1997           1998          1999
                                             -------------    ---------    ----------
Sales to unaffiliated customers:
  North America............................     $35,609        $73,049      $ 80,266
  Europe...................................       9,806         21,735        23,588
                                                -------        -------      --------
                                                $45,415        $94,784      $103,854
                                                =======        =======      ========

                                                         DECEMBER 31
                                             ------------------------------------
                                                 1997          1998        1999
                                             -------------    -------    --------
Long-lived assets:
  North America............................     $46,878       $55,774    $ 64,192
  Europe...................................       1,718         1,907       1,695
                                                -------       -------    --------
                                                $48,596       $57,681    $ 65,887
                                                =======       =======    ========
Net assets:
  North America............................     $ 1,833       $ 3,051    $ 20,543
  Europe...................................       5,328         5,435       4,575
                                                -------       -------    --------
                                                $ 7,161       $ 8,486    $ 25,118
                                                =======       =======    ========

     European operations are represented by subsidiaries located in the United Kingdom, France, Switzerland, Belgium, Germany, the Netherlands and Italy.

                            NEN LIFE SCIENCES, INC.

15.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands except per share amounts):

                                                              JULY 1, 1997         YEAR ENDED
                                                                 THROUGH          DECEMBER 31
                                                               DECEMBER 31     ------------------
                                                                  1997          1998       1999
                                                              -------------    -------    -------
Numerator:
  Net income (loss).........................................     ($8,669)      $   898    $16,969
                                                                 =======       =======    =======
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares.......................      15,280        15,979     15,961
  Dilutive employee stock options and stock warrant.........          --            14        625
                                                                 -------       -------    -------
  Denominator for diluted earnings per share -- adjusted
     weighted-average shares and assumed conversions........      15,280        15,993     16,586
                                                                 =======       =======    =======
Net income (loss) per share:
  Basic.....................................................     $  (.57)      $   .06    $  1.06
  Diluted...................................................     $  (.57)      $   .06    $  1.02

16.  SUBSEQUENT EVENT

     On February 29, 2000, the Company acquired all of the outstanding stock of Receptor Biology Inc. (RB), a Delaware corporation, for $8.5 million in cash and a $3.5 million promissory note. The $3.5 million promissory note is payable in two equal installments, on the first and second anniversaries of the acquisition. Interest is calculated in arrears at an average two-year treasury rate, and is payable with the principal installment payments.

     RB specializes in cloning and expressing G-protein coupled receptors (GPCR) and developing assays for GPCR. RB products currently include 47 GPCR products, specific cell lines and cell culture (clone expression services). RB products are sold worldwide and its customers are among the largest pharmaceutical companies in the world.

     RB had net sales of $3.9 million and net income of $.7 million for the year ended December 31, 1999. The acquisition will be accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price will be allocated to the assets acquired ($2.1 million as of December 31, 1999) and the liabilities assumed ($200,000 as of December 31, 1999) based upon their estimated fair values at the date of acquisition. A portion will be allocated to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses and will be expensed at the acquisition date. The balance of the purchase price over the fair values of the net assets acquired will be recorded as goodwill, and amortized on a straight-line basis over 20 years. The Company is currently in the process of preparing the purchase price allocation and determining the useful lives of the assets acquired.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
E. I. du Pont de Nemours and Company

     We have audited the accompanying combined statement of operations of the NEN(R) Life Science Products (the "Business"), a division of E. I. du Pont de Nemours and Company (the "Company") for the six months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     The accompanying combined financial statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission and on the basis of presentation as described in Note 1, to present the combined results of operations of the Business sold to NEN Life Science Products, Inc. (the "Buyer"), an affiliate of Genstar Capital LLC and are not intended to be a complete presentation of the Business' financial position or cash flows.

     In our opinion, the combined financial statements present fairly, in all material respects, the combined results of operations of the Business for the six months ended June 30, 1997, in conformity with generally accepted accounting principles. We have not audited the combined financial statements of the Business for any period subsequent to June 30, 1997.

Philadelphia, Pennsylvania
September 19, 1997

                          NEN(R) LIFE SCIENCE PRODUCTS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

                        COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

Sales (Note 4)..............................................    $46,800
Cost of goods sold and other operating expenses (Notes 3,
  8)........................................................     19,100
Selling, general and administrative expenses (Note 3).......     16,000
Research and development expense............................      3,900
Other expense...............................................        100
                                                                -------
Income before interest expense and taxes....................      7,700
Interest expense (Note 2)...................................        900
                                                                -------
Income before income taxes..................................      6,800
Provision for income taxes (Notes 2, 7).....................      2,500
                                                                -------
  Net income................................................    $ 4,300
                                                                =======

   The accompanying notes are an integral part of these financial statements.

                          NEN(R) LIFE SCIENCE PRODUCTS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1997
                             (Dollars in thousands)

1. BASIS OF PRESENTATION

     On March 26, 1997, and as amended and restated on June 30, 1997, E.I. du Pont de Nemours and Company ("DuPont") entered into an Asset Purchase and Sale Agreement (the "Agreement") with NEN Life Science Products, Inc. ("Buyer"), an affiliate of Genstar Capital LLC, for the sale of DuPont's worldwide NEN(R) Life Science Products Business (the "Business"). The Business designs, manufactures, and markets in vitro biochemicals (chemical and biological testing products, radioactive isotopes and radioactively labeled reagents) for labeling and detection in research and clinical diagnostic applications for academic, government, industrial, pharmaceutical, and clinical research laboratories worldwide.

     Under the terms of the Agreement, on June 30, 1997 the ("Closing Date"), DuPont sold to Buyer essentially all the assets related to DuPont's operation of the Business in the countries listed below:

NORTH AMERICA      EUROPE
-------------  --------------
United States  Belgium
               France
               Germany
               Italy
               Netherlands
               Switzerland
               United Kingdom

     The manufacturing and distribution operations of the Business are generally conducted at Boston and Billerica, Massachusetts, the latter being a location shared under a long-term arrangement with DuPont Merck Pharmaceutical Company, a joint venture of DuPont.

     Under the terms of the Agreement, all liabilities will be retained by DuPont. Under DuPont's centralized cash management system, cash requirements of the Business were generally provided directly to the Business by DuPont, and cash generated by the Business was generally remitted directly to DuPont. Transaction systems (e.g., payroll, employee benefits, freight, and accounts payable) used to record and account for cash disbursements were provided by centralized DuPont organizations. Most of these corporate systems are not designed to track liabilities and payments on a business specific basis. Accordingly, it is not practical to determine liabilities associated with the Business. Given these constraints, certain supplemental cash flow information is presented in lieu of a statement of cash flows (see Note 9).

     Throughout the period covered by the Combined Financial Statements, the Business' U.S. operations were conducted and accounted for as a division of DuPont's Medical Products Strategic Business Unit ("Medical SBU"). Non-U.S. operations of the Business were conducted in each country through DuPont subsidiaries that included other DuPont businesses, or through third party distributors. Historically, financial statements were not prepared for the Business. These Combined Financial Statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission. These statements were derived from DuPont's historical accounting records, and are presented as if the operations of the Business in each country had been conducted exclusively within a wholly-owned subsidiary of the DuPont subsidiary in that country.

     The Combined Statement of Operations includes all revenues and costs attributable to the Business, including: 1) costs for facilities, functions and services used by the Business at sites shared with other

                          NEN(R) LIFE SCIENCE PRODUCTS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (Dollars in thousands)

DuPont operations; 2) costs for certain functions and services performed by centralized DuPont organizations directly charged to the Business; 3) allocations of DuPont's Medical SBU management expense; and, 4) allocations of interest expense (see Notes 2 and 3).

     All of the allocations and estimates in the Combined Financial Statements are based on assumptions that DuPont management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Business had been operated as a separate entity.

     Transactions between the Business and other DuPont operations have been identified in the Combined Financial Statements as transactions among related parties to the extent practicable (see Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Combination

     The Combined Financial Statements include the accounts of the various units comprising the Business. All material transactions and accounts among the units have been eliminated in combination.

  Revenue Recognition

     Sales and related cost of goods sold are included in income when goods are shipped to the customer.

  Inventories

     U.S. inventories are valued at the lower of aggregate cost or market, with cost being determined by the last-in, first-out (LIFO) method. Non-U.S. inventories are valued at the lower of aggregate cost or market, with cost being determined by the average cost method. Inventory adjustments associated with the natural decay of radioactive material are recognized as they occur. Elements of cost in inventory include raw materials, direct labor and manufacturing overhead.

  Property, Plant and Equipment (PP&E)

     PP&E is carried at cost and, for PP&E acquired subsequent to 1994, is depreciated using the straight-line method. PP&E acquired prior to 1995 is generally classified in depreciable groups and depreciated under the sum-of-the-years' digits method. This change in depreciation method did not have a material effect on results subsequent to 1994, and was made to conform with the common industry practice that management considers to be preferable.

     Depreciation rates are based on estimated useful lives of 15 to 25 years for buildings, and 5 to 25 years for equipment. Depreciation expense was $2,100 for the six months ended June 30, 1997.

     Generally, for PP&E acquired prior to 1991 the gross carrying value of PP&E surrendered, retired, sold or otherwise disposed of is charged to accumulated depreciation and any salvage or other recovery therefrom is credited to accumulated depreciation. For disposals of PP&E acquired after 1990, the gross carrying value and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals.

     Maintenance and repairs are charged to operations; replacements and betterments are capitalized.

                          NEN(R) LIFE SCIENCE PRODUCTS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (Dollars in thousands)

  Intangible Assets

     Identifiable intangible assets such as purchased licenses and technology are amortized over their estimated useful lives. DuPont continually evaluates the reasonableness of its amortization of intangibles. In addition, if it becomes probable that expected future undiscounted cash flows associated with intangible assets are less than their carrying value, the assets are written down to their fair value.

  Research and Development Expenses

     Research and development costs are charged to expense as incurred.

  Interest Expense

     Interest expense is determined by DuPont based on consolidated indebtedness and, in these Combined Financial Statements, has been allocated to the Business on the basis of the Business' proportionate share of the identifiable operating assets of DuPont. DuPont management believes this allocation is reasonable, but it is not necessarily indicative of the cost that would have been incurred if the Business had been operated as a separate entity.

  Income Taxes

     The taxable income/loss of the various units comprising the Business was included in the tax return of the DuPont entity of which it was a part. As such, separate income tax returns were not prepared or filed for the Business. Tax expense has been separately determined for the Business by applying the asset and liability approach to the various units of the Business as if it were a separate taxpaying entity.

     Under the basis of presentation for these Combined Financial Statements, no provision has been made for taxes on cash remittances from the various units of the Business to the DuPont entity of which they are a part. Generally, remittances from a wholly-owned subsidiary to its in-country parent are tax free.

  Foreign Currency Translation

     DuPont has determined that the U.S. dollar is the functional currency of its worldwide operations and that this functional currency determination is appropriate to the economic environment in which the Business operated during the periods covered by these Combined Financial Statements. Foreign currency asset and liability amounts are translated into U.S. dollars at end-of-period exchange rates, except for inventories and property, plant and equipment, which are translated at historical rates. Income and expenses are translated at average exchange rates in effect during the year; except for expenses related to balance sheet amounts that are translated at historical exchange rates. Gains and losses from the translation of monetary assets and liabilities are included in income in the period they occurred and are allocated to the Business based on its proportionate share of the beginning-of-period and end-of-period balances of each monetary asset and liability of the DuPont subsidiary of which it is a part.

  Pensions

     DuPont has noncontributory defined benefit plans covering substantially all U.S. employees, including the employees of the Business. The benefits for these plans are based primarily on employees' years of service and pay near retirement. The cost of these plans for active employees was assigned to the Business. Pension coverage for employees of DuPont's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through similar separate plans. Obligations under such non-U.S. plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves. The cost of

                          NEN(R) LIFE SCIENCE PRODUCTS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (Dollars in thousands)

these non-U.S. plans has been assigned to the business using methods that DuPont believes are appropriate.

     Pension cost assigned to the Business is considered to be financed by DuPont in the period the pension cost was incurred. Pension liabilities and assets have been measured at December 31, 1996. Accordingly, resulting gains or losses associated with actuarial changes and with actual investment returns have been excluded from the pension costs assigned to the Business. Such cost is not necessarily indicative of the pension cost that would have been incurred if the Business had been operated as a separate entity. DuPont has retained responsibility for pension payments to Business retirees. For transferred employees, DuPont will transfer assets to the Buyer from the DuPont pension fund equal to the agreed-upon liabilities. (See Note 5).

  Other Postretirement Benefits

     DuPont and certain of its subsidiaries provide medical, dental, and life insurance benefits to pensioners and their survivors. These benefits are accounted for as they are earned by employees. Other postretirement liabilities have been measured at December 31, 1996. Accordingly, resulting gains or losses associated with actuarial changes have been excluded from the postretirement costs assigned to the Business. These benefit costs are not necessarily indicative of the postretirement benefit costs that would have been incurred if the Business had operated as a separate entity. The cost of these benefits is considered to be financed by DuPont in the period incurred. Liabilities associated with other postretirement benefits will be retained by DuPont. (See
Note 6).

  Compensation Plan

     DuPont sponsors a Variable Compensation Plan under which awards may be granted in DuPont stock and/or cash to employees of the Business who have contributed most in a general way to the Business' success, with consideration being given to ability to attain more important managerial responsibility. Expenses for such awards were $500 for the six months ended June 30, 1997.

  Insurance

     During the period covered by the Combined Financial Statements, DuPont did not insure for property damage losses. Liability insurance was purchased with large deductibles. Costs resulting from non-insured losses are included in expense as incurred. Such costs were not material in any of the periods covered by the Combined Statement of Operations.

  Environmental Matters

     Accruals for environmental matters are recorded as an expense when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Where feasible, these costs are assigned to the business unit responsible for the conditions being remediated. During the six months ended June 30, 1997, no material environmental remediation costs were assigned to the Business. The Business accrues its estimate of the costs to dispose of both radioactive and other hazardous wastes resulting from various production processes as waste is generated. Certain types of waste are stored at Billerica pending final decision by applicable governmental authorities regarding the appropriate method of disposal.

                          NEN(R) LIFE SCIENCE PRODUCTS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (Dollars in thousands)

3. RELATED PARTY TRANSACTIONS

     The Combined Financial Statements include significant transactions with other DuPont organizations involving functions and services (e.g., cash management, tax administration, legal and data processing) that were provided to the Business. The costs of these functions and services have been directly charged and/or allocated to the Business using methods that DuPont management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Business had been a separate entity. It is not feasible to segregate all of these charges from costs incurred directly by the Business. However, Selling, General and Administrative Expenses include $4,500 in the six months ended June 30, 1997, representing allocations of general corporate expenses to the Business.

     The Combined Financial Statements also include the cost of functions and services (e.g., Billerica occupancy and site services, distribution operations, waste storage and disposal) provided by the DuPont Merck Pharmaceutical Company, a 50% owned joint venture of DuPont, under various service agreements. These costs, most of which are included in Cost of Goods Sold and Other Operating Expenses, totaled $1,000 in the six months ended June 30, 1997.

     During the six months ended June 30, 1997, sales to DuPont and its affiliates were immaterial.

4. SALES

     Substantially all of the Business' sales are to customers in the life sciences field, including academic, government, industrial, pharmaceutical and clinical research laboratories.

     Sales to a Japanese distributor are 7 percent of combined sales in the six months ended June 30, 1997.

5. PENSION COST

     For U.S. plans, the pension cost was determined using a discount rate of
7.75 percent for 1997. A long-term rate of compensation increase of 5 percent was used. For non-U.S. plans, which were not material, similar economic assumptions were used.

     The projected benefit obligation (PBO) used in determining the pension cost was $24,500 at January 1, 1997. For the U.S. qualified plan, the PBO was assumed to be fully funded by pension plan assets allocated from the DuPont plan, with an assumed long-term rate of return of 9 percent.

     The elements of pension costs assigned to the Business, using the above methods, were:

                                                                SIX MONTHS ENDED
                                                                 JUNE 30, 1997
                                                                ----------------
Service cost................................................        $   900
Interest cost...............................................            900
Expected return on plan assets..............................         (1,000)
                                                                    -------
Net pension cost............................................        $   800
                                                                    =======

                          NEN(R) LIFE SCIENCE PRODUCTS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (Dollars in thousands)

6. OTHER POSTRETIREMENT BENEFITS

     Other postretirement benefits cost includes the following components:

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                                      1997
                                                                ----------------
Service cost................................................          $200
Interest cost...............................................           300
                                                                      ----
Other postretirement benefits cost..........................          $500
                                                                      ====

     The above costs were based on an accumulated postretirement benefit obligation (APBO) of $6,500 at January 1, 1997. The health care trend used in determining the APBO was an escalation rate of 8 percent decreasing to 5 percent over 8 years for January 1, 1997. A 5 percent assumed long-term rate of compensation increase was used for life insurance. The discount rate was 7.75 percent for 1997. A one percentage-point increase in the health care cost escalation rate would increase annual 1997 other postretirement benefits cost by approximately $200.

7. PROVISION FOR INCOME TAXES

     DuPont utilized various tax planning strategies and elections to minimize its total income tax expense. It is not practicable to identify the effects of these strategies and elections on the results of operations of the Business. Management believes that the Business would have adopted other tax strategies and elections if it had operated as a separate entity.

     The Provision for Income Taxes consists of:

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 1997
                                                              ----------------
Current Tax Expense:
  U.S. Federal..............................................       $2,100
  U.S. State and Local......................................          300
  Non-U.S. .................................................          100
                                                                   ------
     Total..................................................        2,500
Deferred Tax Expense:
  U.S. Federal..............................................           --
  U.S. State and Local......................................           --
  Non-U.S. .................................................           --
                                                                   ------
     Total..................................................           --
                                                                   ------
Provision for Income Taxes..................................       $2,500
                                                                   ======

                          NEN(R) LIFE SCIENCE PRODUCTS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (Dollars in thousands)

     Deferred income taxes result from temporary differences between the financial and tax bases of the Business' assets and liabilities. The tax effects of temporary differences included in the deferred income tax provision are as follows:

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 1997
                                                              ----------------
Depreciation................................................       $ 100
Inventory...................................................          --
Accrued expenses............................................        (100)
Net operating loss carry forwards...........................        (200)
Change in valuation allowance...............................         200
                                                                   -----
                                                                   $  --
                                                                   =====

     An analysis of the income tax provision follows:

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 1997
                                                              ----------------
Income before income taxes..................................       $6,800
                                                                   ======
Tax at 35% statutory U.S. Federal Tax Rate..................       $2,400
Change in valuation allowance...............................          200
Other -- net................................................         (100)
                                                                   ------
Provision for income taxes..................................       $2,500
                                                                   ======

8. INVENTORIES

     DuPont's application of LIFO is not focused on individual business units. Accordingly, the results of applying LIFO are allocated to the Business. Management believes such allocations are reasonable, but may not necessarily reflect the cost that would have been incurred if LIFO had been applied on a business specific basis. The impact of the LIFO method was to increase Cost of Goods Sold and Other Operating Expenses by $100 for the six months ended June 30, 1997.

9. SUPPLEMENTAL CASH FLOW INFORMATION

     As described in Note 1, DuPont's cash management system is not designed to trace centralized cash and related financing transactions to the specific cash requirements of the Business. In addition, DuPont's corporate transaction systems are not designed to track liabilities and payments on a business specific basis.

                          NEN(R) LIFE SCIENCE PRODUCTS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (Dollars in thousands)

     Given these constraints, the following data are presented to facilitate analysis of key components of cash flow activity.

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 1997
                                                              ----------------
Net income..................................................       $4,300
Depreciation and amortization...............................        2,300
Change in accounts receivable...............................         (500)
Change in inventory.........................................        1,400
Change in other assets......................................         (100)
                                                                   ------
  Cash flow from operating activities,......................        7,400
                                                                   ------
Capital expenditures........................................         (600)
                                                                   ------
  Investment activities.....................................         (600)
                                                                   ------
Net financing provided to DuPont*...........................       $6,800
                                                                   ======

---------------
* The difference between Cash Flow from Operating Activities and Investment Activities does not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated as a separate entity.

10. COMMITMENTS AND CONTINGENCIES

     The Business has various purchase commitments for materials, supplies, and items of permanent investment incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

     The Business does not have any material lease commitments.

     The Business is subject to various lawsuits and claims with respect to such matters as product liabilities, governmental regulations and other actions arising out of the normal course of business. While the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of DuPont's counsel, the ultimate liabilities resulting from such lawsuits and claims will not materially affect the combined results of operations or the financial position of the Business.

                          NEN(R) LIFE SCIENCE PRODUCTS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (Dollars in thousands)

11. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

     The Business operates within a single industry segment.

                                                              UNITED
1997 (SIX MONTHS)                                             STATES     EUROPE     COMBINED
-----------------                                             -------    -------    --------
Sales to unaffiliated customers.............................  $36,000(1) $10,800    $46,800
Transfers between geographic areas..........................    5,500         --         --
                                                              -------    -------    -------
  Total.....................................................  $41,500    $10,800    $46,800
                                                              =======    =======    =======
Income (loss) before interest expense and taxes.............  $ 8,100    $  (400)   $ 7,700
                                                              =======    =======    =======
Total assets sold...........................................  $50,600    $ 5,900    $56,500
                                                              =======    =======    =======

---------------
(1) Sales outside the United States of products manufactured in, and exported from, the United States totaled $6,000 in the six months ended June 30, 1997.

                               NEN LIFE SCIENCES

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by NEN Life Sciences in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee......................  $21,120
NASD Filing Fee.............................................    7,500
Nasdaq National Market Listing Fee..........................
*Legal Fees and Expenses....................................
*Accounting Fees and Expenses...............................
*Printing Expenses..........................................
*Blue Sky Fees and Expenses.................................
*Registrar and Transfer Agent Fees and Expenses.............
*Miscellaneous..............................................
                                                              -------
          *Total............................................  $
                                                              =======

---------------
* Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     NEN Life Sciences, Inc. is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. NEN's certificate of incorporation and bylaws provide for such indemnification by NEN to the fullest extent permitted by the GCL. In addition, NEN has entered into individual indemnification agreements with each of its directors and officers providing indemnification benefits. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of a proceeding in accordance with the applicable provisions of Delaware law.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had not reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In connection with our formation in July 1997, we sold 13,733,944, 266,056 and 1,000,000 shares of our common stock to Genstar Capital Partners II, L.P., StarGen II LLC, and John L. Zabriskie, respectively, for $1.00 per share, the proceeds of which were used to acquire the NEN Life Science Products business of E.I. du Pont de Nemours and Company. The issuance of these securities did not involve a public offering, and therefore was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     From August to October 1997, in connection with their employment by us, we sold the number of shares of our common stock indicated next to the names of the following individuals for $1.00 per share:

                                                               NUMBER
NAME                                                          OF SHARES
----                                                          ---------
George Uveges...............................................   150,000
Russell K. Garlick..........................................   150,000
Daniel J. Calvo.............................................    75,000
Rae G. Jones................................................   100,000
Michael G. Johnson..........................................    80,000
Jeffrey R. Neumann..........................................    65,000
Robert E. Moynihan..........................................    35,000
Darlene K. Bonci............................................    15,000

     The issuance of these securities did not involve a public offering, and therefore was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     In October 1997, we sold 35,000 shares of our common stock to Richard Hoskins for $1.00 per share. The issuance of these securities did not involve a public offering, and therefore was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In October 1997, we sold 125,000 shares of our common stock to Herbert M. Dwight, Jr., for $1.00 per share. The issuance of these securities did not involve a public offering, and therefore was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In February 1998, in connection with her employment by us, we sold 75,000 shares of our common stock to Margaret C. Turner for $1.00 per share. The issuance of these securities did not involve a public offering, and therefore was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In April 1998, in connection with his employment by us, we sold 50,000 shares of our common stock to Gerald A. Moss for $1.00 per shares. The issuance of these securities did not involve a public offering, and therefore was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In June 1998, in connection with his employment by us, we sold 80,000 shares of our common stock to Jorge Leon for $1.00 per share. The issuance of these securities did not involve a public offering, and therefore was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In October 1998, in connection with our acquisition of Advanced Bioconcept
(1994) Ltd., we issued a warrant, valued at $300,000, to purchase between 81,183 and 324,723 shares of our common stock, at a purchase price of $0.01 per share, to the former stockholders of Advanced Bioconcept. A committee of the former stockholders of Advanced Bioconcept, consisting of six individuals, has the sole power to exercise and take all other actions with respect to the warrant. The issuance of the warrant did not involve a public offering, and therefore was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In January 2000, in connection with his employment by us, we sold 111,111 shares of our common stock to Russell D. Hays for $4.50 per share. The issuance of these securities did not involve a public offering, and therefore was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
-------   ------------------------------------------------------------
    *1.1  Form of Underwriting Agreement.
     3.1  Certificate of Incorporation, as amended to date, of NEN
          Life Sciences, Inc.
    *3.2  Form of Amended and Restated Certificate of Incorporation of
          NEN Life Sciences, Inc.
    *3.3  Form of Amended and Restated Bylaws of NEN Life Sciences,
          Inc.
    *4.1  Form of Specimen Common Stock Certificate of NEN Life
          Sciences, Inc.
    *5.1  Opinion of Latham & Watkins.
   *10.1  Form of Indemnification Agreement to be entered into by us with each of our directors and executive officers.
   *10.2  Employment letter, dated December 28, 1999, from NEN Life
          Sciences, Inc. to Russell D. Hays.
    10.3  Employment letter, dated July 10, 1997, from NEN Life
          Sciences, Inc. to George Uveges.
    10.4  Employment letter, dated December 15, 1997, from NEN Life
          Sciences, Inc. to Margaret C. Turner.
   *10.5  Letter Agreement, dated December 23, 1999, between NEN Life
          Sciences, Inc. and John L. Zabriskie, Ph.D.
    10.6  Management Advisory and Consulting Services Agreement, dated
          July 2, 1997, between NEN Life Sciences, Inc. and Genstar
          Capital LLC.
    10.7  Lease Agreement, dated January 1, 1991, by and between The
          Du Pont Merck Pharmaceutical Company and E.I. du Pont de
          Nemours and Company, and an Assignment, dated June 30, 1997, by and between E.I. du Pont de Nemours and Company and NEN
          Life Science Products, Inc.
    21.1  Subsidiaries of NEN Life Sciences, Inc.
    23.1  Consent of Ernst & Young LLP, Independent Auditors.
   *23.2  Consent of PricewaterhouseCoopers LLP, Independent
          Accountants.
   *23.3  Consent of Latham & Watkins (included in Exhibit 5.1).
    24.1  Power of Attorney (included on signature pages).
    27.1  Financial Data Schedule.

---------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on April 7, 2000.

                                          NEN LIFE SCIENCES, INC.

                                          By:      /s/ RUSSELL D. HAYS
                                            ------------------------------------
                                              Russell D. Hays
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Russell
D. Hays and George Uveges and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----

                /s/ RUSSELL D. HAYS                  President, Chief Executive Officer    April 7, 2000
---------------------------------------------------  and Director
                  Russell D. Hays

                 /s/ GEORGE UVEGES                   Chief Financial Officer               April 7, 2000
---------------------------------------------------
                   George Uveges

               /s/ JOHN L. ZABRISKIE                 Chairman of the Board                 April 7, 2000
---------------------------------------------------
                 John L. Zabriskie

             /s/ JEAN-PIERRE L. CONTE                Director                              April 7, 2000
---------------------------------------------------
               Jean-Pierre L. Conte

                /s/ RICHARD HOSKINS                  Director                              April 7, 2000
---------------------------------------------------
                  Richard Hoskins

             /s/ RICHARD D. PATTERSON                Director                              April 7, 2000
---------------------------------------------------
               Richard D. Patterson

               /s/ ROBERT J. WELTMAN                 Director                              April 7, 2000
---------------------------------------------------
                 Robert J. Weltman

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of NEN Life Sciences, Inc. as of December 31, 1998 and 1999, and for the period July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, and have issued our report thereon, dated March 10, 2000, included elsewhere in this Registration Statement. Our audits also included the financial statement schedule for the period July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, included in this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                 /s/ ERNST & YOUNG LLP
                                          --------------------------------------

Boston, Massachusetts
March 10, 2000

                             NEN LIFE SCIENCE, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
PERIOD FROM JULY 1, 1997 THROUGH DECEMBER 31, 1997 AND THE YEARS ENDED DECEMBER
                               31, 1998 AND 1999
                           (IN THOUSANDS OF DOLLARS)

            COL. A                 COL. B       COL. C       COL. D      COL. E        COL. F         COL. G
            ------              ------------   ---------   -----------   ------     -------------   ----------
                                                          ADDITIONS
                                               --------------------------------
                                                CHARGED      CHARGED
                                 BALANCE AT    TO COSTS     TO OTHER                                BALANCE AT
                                BEGINNING OF      AND      ACCOUNTS --              DEDUCTIONS --     END OF
         DESCRIPTION               PERIOD      EXPENSES     DESCRIBE     OTHER        DESCRIBE        PERIOD
         -----------            ------------   ---------   -----------   ------     -------------   ----------
1997
  Allowances for doubtful
     accounts and cash
     discounts................     $1,083        $  7                     $ (9)(A)      $152(B)       $  929
                                   ======        ====                     ====          ====          ======
1998
  Allowances for doubtful
     accounts and cash
     discounts................     $  929        $171                     $ 28(A)       $ 27(B)       $1,101
                                   ======        ====                     ====          ====          ======
1999
  Allowances for doubtful
     accounts and cash
     discounts................     $1,101        $739                     $(69)(A)      $263(B)       $1,508
                                   ======        ====                     ====          ====          ======

---------------
(A) Foreign exchange rate adjustments.

(B) Uncollectible accounts written off.

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------  ------------------------------------------------------------
    *1.1 Form of Underwriting Agreement.
     3.1 Certificate of Incorporation, as amended to date, of NEN
         Life Sciences, Inc.
    *3.2 Form of Amended and Restated Certificate of Incorporation of
         NEN Life Sciences, Inc.
    *3.3 Form of Amended and Restated Bylaws of NEN Life Sciences,
         Inc.
    *4.1 Form of Specimen Common Stock Certificate of NEN Life
         Sciences, Inc.
    *5.1 Opinion of Latham & Watkins.
   *10.1 Form of Indemnification Agreement to be entered into by us with each of our directors and executive officers.
   *10.2 Employment letter, dated December 28, 1999, from NEN Life
         Sciences, Inc. to Russell D. Hays.
    10.3 Employment letter, dated July 10, 1997, from NEN Life
         Sciences, Inc. to George Uveges.
    10.4 Employment letter, dated December 15, 1997, from NEN Life
         Sciences, Inc. to Margaret C. Turner.
   *10.5 Letter Agreement, dated December 23, 1999, between NEN Life
         Sciences, Inc. and John L. Zabriskie, Ph.D.
    10.6 Management Advisory and Consulting Services Agreement, dated
         July 2, 1997, between NEN Life Sciences, Inc. and Genstar
         Capital LLC.
    10.7 Lease Agreement, dated January 1, 1991, by and between The
         Du Pont Merck Pharmaceutical Company and E.I. du Pont de
         Nemours and Company, and an Assignment, dated June 30, 1997, by and between E.I. du Pont de Nemours and Company and NEN
         Life Science Products, Inc.
    21.1 Subsidiaries of NEN Life Sciences, Inc.
    23.1 Consent of Ernst & Young LLP, Independent Auditors.
   *23.2 Consent of PricewaterhouseCoopers LLP, Independent
         Accountants.
   *23.3 Consent of Latham & Watkins (included in Exhibit 5.1).
    24.1 Power of Attorney (included on signature pages).
    27.1 Financial Data Schedule.

---------------
* To be filed by amendment.